The information in this preliminary prospectus supplement is not complete and may be changed. An effective registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
 Filed Pursuant to Rule 424(b)(5)
 Registration No. 333-232387
Subject to Completion
Preliminary Prospectus Supplement dated September 29, 2020
PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated June 26, 2019)
$
GOLUB CAPITAL BDC, INC.
    % Notes due
We are offering for sale $      in aggregate principal amount of    % notes due      , which we refer to as the Notes. The Notes will mature on                 ,      . We will pay interest on the Notes semi-annually in arrears on                 and                 of each year, beginning on                 , 2021. We may redeem the Notes in whole or in part at any time, or from time to time, at the applicable redemption price discussed under the caption “Description of Notes — Optional Redemption” in this prospectus supplement. In addition, holders of the Notes can require us to repurchase some or all of the Notes at a purchase price equal to 100% of their principal amount, plus accrued and unpaid interest to, but not including, the repurchase date upon the occurrence of a Change of Control Repurchase Event (as defined herein). The Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
The Notes will be our general unsecured obligations that rank senior in right of payment to all of our future indebtedness that is expressly subordinated in right of payment to the Notes, rank pari passu with all future unsecured unsubordinated indebtedness issued by us, rank effectively junior to all of our existing and future secured indebtedness (including unsecured indebtedness that we later secure) to the extent of the value of the assets securing such indebtedness, and rank structurally junior to all existing and future indebtedness (including trade payables) incurred by our subsidiaries, financing vehicles or similar facilities. As of September 25, 2020, we had approximately $2.0 billion of debt outstanding all of which was indebtedness secured by assets of our subsidiaries, and, therefore, will be effectively and/or structurally senior to the Notes. We do not presently expect to issue any subordinated debt.
We are an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended, or the 1940 Act. Our investment objective is to generate current income and capital appreciation by investing primarily in one stop and other senior secured loans of U.S. middle-market companies. We also selectively invest in second lien and subordinated loans of, and warrants and minority equity securities in, U.S. middle-market companies.
GC Advisors LLC serves as our investment adviser. Golub Capital LLC serves as our administrator. GC Advisors LLC and Golub Capital LLC are affiliated with Golub Capital (as defined herein), a leading lender to middle-market companies that has over $30.0 billion of capital under management as of June 30, 2020.
Investing in our securities involves a high degree of risk. Before buying any securities, you should read the discussion of the material risks of investing in our securities, including the risk of leverage, in “Risk Factors” beginning on page S-12 of this prospectus supplement and on page 8 of the accompanying prospectus or otherwise included in or incorporated by reference herein or the accompanying prospectus and in any free writing prospectuses we have authorized for use in connection with this offering, and under similar headings in the other documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus.
This prospectus supplement and the accompanying prospectus contain important information you should know before investing in the Notes. Please read this prospectus supplement and the accompanying prospectus, and the documents incorporated by reference herein and therein, before you invest and keep it for future reference. We file annual, quarterly and current reports, proxy statements and other information about us with the Securities and Exchange Commission, or the SEC. We maintain a website at http://www.golubcapitalbdc.com and make all of our annual, quarterly and current reports, proxy statements and other publicly filed information available on or through our website. Information on our website is not incorporated into or a part of this prospectus supplement or the accompanying prospectus or any free writing prospectus. You can also obtain such information, free of charge, and make inquiries by calling us collect at (212) 750-6060 or by contacting us at 200 Park Avenue, 25th Floor, New York, New York 10166, Attention: Investor Relations or investorrelations@golubcapital.com. The SEC also maintains a website at http://www.sec.gov that contains such information.
We generally invest in securities that have been rated below investment grade by independent rating agencies or that would be rated below investment grade if they were rated. These securities, which are also referred to as “junk,” have predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal. In addition, many of our debt investments have floating interest rates that reset on a periodic basis and typically do not fully pay down principal prior to maturity, which could increase our risk of losing part or all of our investment.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
	Per Note	Total
Public offering price(1)	%	$
Underwriting discounts and commissions (sales load)	%	$
Proceeds to us, before estimated expenses(2)	%	$

(1)
Plus accrued interest, if any, from                 , 2020 if settlement occurs after that date.

(2)
Before deducting estimated offering expenses of $      payable by us in connection with this offering. See “Underwriting” in this prospectus supplement.

THE NOTES ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.
Delivery of the Notes in book-entry form only through The Depository Trust Company will be made on or about      , 2020.
Joint Book-Running Managers
J.P. Morgan	SMBC Nikko
Morgan Stanley	MUFG
The date of this prospectus supplement is      , 2020.

ABOUT THIS PROSPECTUS SUPPLEMENT
You should rely only on the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us that relates to this offering. We have not, and the underwriters have not, authorized any other person to provide you with different information. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us that relates to this offering is accurate as of any date other than their respective dates, or that any information incorporated by reference herein or therein is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement or the sale of the Notes offered hereby. It is possible that our business, financial condition, results of operations, cash flows and prospects have changed since that date. We will update these documents to reflect material changes only as required by law. We are offering to sell, and seeking offers to buy, securities only in jurisdictions where offers are permitted.
This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information and disclosure. To the extent the information contained in this prospectus supplement differs from the information contained in the accompanying prospectus or any document filed prior to the date of this prospectus supplement and incorporated herein by reference, the information in this prospectus supplement will control. You should read this prospectus supplement, the accompanying prospectus and any documents incorporated by reference herein or therein and any free writing prospectus prepared by or on behalf of us that relates to this offering together with the additional information described under the headings “Risk Factors” included in this prospectus supplement, the accompanying prospectus and any documents incorporated by reference herein or therein and “Available Information” included in this prospectus supplement before you make an investment decision.

ii

PROSPECTUS SUPPLEMENT
PROSPECTUS

iii

PROSPECTUS SUPPLEMENT SUMMARY
This summary highlights information included elsewhere in this prospectus supplement and the accompanying prospectus or incorporated by reference. It is not complete and may not contain all of the information that you should consider before making your investment decision. You should carefully read the entire prospectus supplement, the accompanying prospectus, and any related free writing prospectus, including the risks of investing in the Notes discussed in the section titled “Risk Factors” in this prospectus supplement and the accompanying prospectus and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus supplement.
Except as otherwise indicated, the terms:
•
“we,” “us,” “our” and “Golub Capital BDC” refer to Golub Capital BDC, Inc., a Delaware corporation, and its consolidated subsidiaries;

•
“GCIC” refers to Golub Capital Investment Corporation, a Maryland corporation that we acquired on September 16, 2019 pursuant to the Merger; prior to the Merger, GCIC was an externally managed, closed-end, non-diversified management investment company that elected to be regulated as a business development company under the 1940 Act and whose investment adviser was GC Advisors;

•
“2010 Debt Securitization” refers to the $350.0 million term debt securitization (also known as a collateralized loan obligation, or CLO) that we completed on July 16, 2010, amended on October 20, 2016 and redeemed on July 20, 2018, in which Golub Capital BDC 2010-1 LLC, a Delaware limited liability company, or LLC, and our indirect subsidiary, issued an aggregate of $350.0 million of notes;

•
“2014 Debt Securitization” refers to the $402.6 million term debt securitization that we completed on June 5, 2014, amended on March 23, 2018 and redeemed on August 26, 2020, in which Golub Capital BDC CLO 2014 LLC, a Delaware LLC and our direct subsidiary, or the “2014 Issuer,” issued an aggregate of $402.6 million of notes, or the “2014 Notes,” including $191.0 million of Class A-1-R 2014 Notes, which bore interest at a rate of three-month London Interbank Offered Rate, or LIBOR, plus 0.95%, $20.0 million of Class A-2-R 2014 Notes, which bore interest at a rate of three-month LIBOR plus 0.95%, $35.0 million of Class B-R 2014 Notes, which bore interest at a rate of three-month LIBOR plus 1.40%, $37.5 million of Class C-R 2014 Notes, which bore interest at a rate of three-month LIBOR plus 1.55%, and $119.1 million of membership interests that did not bear interest;

•
“2018 Debt Securitization” refers to the $602.4 million term debt securitization that we completed on November 16, 2018, in which Golub Capital BDC CLO III LLC, a Delaware LLC and our indirect subsidiary, or the “2018 Issuer,” issued an aggregate of  $602.4 million of notes, or the “2018 Notes,” including $327.0 million of Class A 2018 Notes, which bear interest at a rate of three-month LIBOR plus 1.48%, $61.2 million of Class B 2018 Notes, which bear interest at a rate of three-month LIBOR plus 2.10%, $20.0 million of Class C-1 2018 Notes, which bear interest at a rate of three-month LIBOR plus 2.80%, $38.8 million of Class C-2 2018 Notes, which bear interest at a rate of three-month LIBOR plus 2.65%, $42.0 million of Class D 2018 Notes, which bear interest at a rate of three-month LIBOR plus 2.95%, and $113.4 million of Subordinated 2018 Notes that do not bear interest;

•
“GCIC 2018 Debt Securitization” refers to the $908.2 million term debt securitization that we acquired as part of the Merger. On December 13, 2018, GCIC CLO II LLC, a Delaware LLC and, currently, our indirect subsidiary, or the “GCIC 2018 Issuer,” issued an aggregate of  $908.2 million of notes, or the “GCIC 2018 Notes,” including $490.0 million of AAA/AAA Class A-1 GCIC 2018 Notes, which bear interest at a rate of three-month LIBOR plus 1.48%, $38.5 million of AAA Class A-2 GCIC 2018 Notes, which bear interest at a fixed rate of 4.67%, $18.0 million of AA Class B-1 GCIC 2018 Notes, which bear interest at a rate of three-month LIBOR plus 2.25%, $27.0 million of the Class B-2 GCIC 2018 Notes, which bear interest at a rate of three-month LIBOR plus 1.75%, $95.0 million of Class C GCIC 2018 Notes, which bear interest at a rate of three-month LIBOR plus 2.30%, $60.0 million of Class D GCIC 2018 Notes, which bear interest at a rate of three-month LIBOR plus 2.75% and $179.7 million of Subordinated GCIC 2018 Notes that do not bear interest;

•
“2020 Debt Securitization” refers to the $330.4 million term debt securitization, of which $297.4 million was funded at closing, that we completed on August 26, 2020, in which Golub Capital BDC CLO 4 LLC, a Delaware LLC, and our indirect subsidiary, or the “2020 Issuer,” issued an aggregate of $330.4 million of notes, or the “2020 Notes,” including $137.5 million of AAA Class A-1 2020 Notes, which bear interest at the three-month LIBOR plus 2.35%, $10.5 million of AAA Class A-2 2020 Notes, which bear interest at the three-month LIBOR plus 2.75%, $21.0 million of AA Class B 2020 Notes, which bear interest at the three-month LIBOR plus 3.20%, up to $33.0 million A Class C 2020 Notes, which remained unfunded upon closing of the transactions, and, if funded, will bear interest at the three-month LIBOR plus a spread set in connection with the funding date but which in no event will be greater than 3.65%, and approximately $108.4 million of Subordinated 2020 Notes, which do not bear interest. As part of the 2020 Debt Securitization, we also entered into a credit agreement, or the Credit Agreement, upon closing pursuant to which various financial institutions and other persons, which are, or may become, parties thereto as lenders committed to make $20.0 million of AAA Class A-1-L loans to us, or the “2020 Loans,” which bear interest at the three-month LIBOR plus 2.35% and were fully drawn upon closing of the transactions;
•
“Debt Securitizations” refers collectively to, the 2018 Debt Securitization, the GCIC 2018 Debt Securitization and the 2020 Debt Securitization and each, a “Debt Securitization;”

•
“Revolving Credit Facilities” refers collectively to the WF Credit Facility, the DB Credit Facility and the MS Credit Facility II, and each a “Revolving Credit Facility;”

•
“Credit Facility” refers to the amended and restated senior secured revolving credit facility that Golub Capital BDC Funding, LLC, a Delaware LLC and our direct subsidiary, originally entered into on July 21, 2011 and terminated on February 4, 2019, with Wells Fargo Securities, LLC, as administrative agent, and Wells Fargo Bank, N.A., as lender and collateral agent;

•
“MS Credit Facility” refers to the amended senior secured credit facility that Golub Capital BDC 2010-1 LLC, a Delaware LLC and our indirect subsidiary, originally entered into on July 20, 2018 and terminated on November 16, 2018, with Morgan Stanley Bank, N.A., as lender, Morgan Stanley Senior Funding, Inc. as administrative agent, and U.S. Bank National Association, as collateral agent for the administrative agent and the lenders;

•
“DB Credit Facility” refers to the senior secured revolving credit facility that GCIC Funding II LLC, a Delaware LLC and, currently, our direct subsidiary, entered into on December 31, 2018, with GCIC, as equityholder and as servicer, Deutsche Bank AG, New York Branch, as facility agent, the other agents parties thereto, each of the entities from time to time party thereto as securitization subsidiaries and Wells Fargo Bank, National Association, as collateral agent and as collateral custodian, that as of June 30, 2020 allowed for borrowing up to $250.0 million and that bears interest at a rate of the applicable base rate plus 1.90% per annum through the reinvestment period, which continues through December 31, 2021. Following expiration of the reinvestment period, the interest rate on outstanding borrowings under the DB Credit Facility will reset to the applicable base rate plus 2.00% for the remaining term of the DB Credit Facility, which is scheduled to mature on December 31, 2024. The base rate under the DB Credit Facility is (i) the three-month Canadian Dollar Offered Rate with respect to any advances denominated in Canadian dollars, (ii) the three-month EURIBOR with respect to any advances denominated in euros, (iii) the three-month Bank Bill Swap Rate with respect to any advances denominated in Australian dollars and (iv) the three-month LIBOR with respect to any other advances;

•
“MS Credit Facility II” refers to our senior secured revolving credit facility that Golub Capital BDC Funding II, LLC, a Delaware LLC and our direct subsidiary, entered into on February 1, 2019, with Morgan Stanley Senior Funding, Inc., as the administrative agent, each of the lenders from time to time party thereto, each of the securitization subsidiaries from time to time party thereto, and Wells Fargo Bank, N.A., as collateral agent, account bank and collateral custodian, as most recently amended on June 18, 2020, that allowed for borrowing up to $400.0 million as of June 30, 2020 and bears interest at the applicable base rate plus 2.45% per annum through the revolving period, which ends February 1, 2021, and bears interest at the applicable base rate plus 2.95% following the revolving period through the stated maturity date of February 1, 2024;

•
“WF Credit Facility” refers to the senior secured revolving credit facility that GCIC Funding LLC, a Delaware LLC and, currently, our direct subsidiary, originally entered into on October 10, 2014 with Wells Fargo Securities, LLC as administrative agent, and Wells Fargo Bank, N.A., as lender, as most recently amended on May 29, 2019, that allowed for borrowing up to $300.0 million as of June 30, 2020 and that bears interest at a rate of one-month LIBOR plus 2.00% per annum through the maturity date, March 21, 2024;
•
“Adviser Revolver” refers to the line of credit with GC Advisors, which, as of June 30, 2020, allowed for borrowing up to $100.0 million;

•
“GCIC Adviser Revolver” refers to the line of credit originally entered into by GCIC with GC Advisors, which allowed for borrowing up to $40.0 million and was terminated on October 28, 2019;

•
“Merger Sub” refers to Fifth Ave Subsidiary Inc., our wholly owned subsidiary;

•
“Initial Merger” refers to the merger, on September 16, 2019, of Merger Sub with and into GCIC, with GCIC as the surviving company;

•
“Subsequent Merger” refers to the merger that occurred immediately after the Initial Merger on September 16, 2019 of GCIC, as the surviving company of the Initial Merger, with and into Golub Capital BDC, Inc., with Golub Capital BDC, Inc., as the surviving company;

•
“Merger” refers to the Initial Merger, together with, unless the context otherwise requires, the Subsequent Merger;

•
“Merger Agreement” refers to the Agreement and Plan of Merger, dated November 27, 2018, by and among us, Merger Sub, GCIC, GC Advisors, and, for certain limited purposes, the Administrator, as amended by the First Amendment to the Agreement and Plan of Merger, dated December 21, 2018, by and among us, Merger Sub, GCIC, GC Advisors, and the Administrator and the Second Amendment to the Agreement and Plan of Merger, dated July 11, 2019, by and among us, Merger Sub, GCIC, GC Advisors, and the Administrator;

•
“GC Advisors” refers to GC Advisors LLC, a Delaware LLC, our investment adviser;

•
“Administrator” refers to Golub Capital LLC, a Delaware LLC, an affiliate of GC Advisors and our administrator;

•
“Investment Advisory Agreement” refers to the Third Amended and Restated Investment Advisory Agreement by and between us and GC Advisors, dated as of September 16, 2019;

•
“Prior Investment Advisory Agreement” refers to the Second Amended and Restated Investment Advisory Agreement by and between us and GC Advisors, dated as of August 4, 2014; and

•
“Golub Capital” refers, collectively, to the activities and operations of Golub Capital LLC (formerly Golub Capital Management LLC), which entity employs all of Golub Capital’s investment professionals, GC Advisors and associated investment funds and their respective affiliates.

Golub Capital BDC
We are an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the 1940 Act. In addition, for U.S. federal income tax purposes, we have elected to be treated as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code of 1986, as amended, or the Code. We were formed in November 2009 to continue and expand the business of our predecessor, Golub Capital Master Funding LLC, which commenced operations in July 2007. We make investments primarily in one stop (a loan that combines characteristics of traditional first lien senior secured loans and second lien or subordinated loans and that are often referred to by other middle-market lenders as unitranche loans) and other senior secured loans of middle-market companies that are, in most cases, sponsored by private equity firms. GC Advisors structures our one stop loans as senior secured loans, and we obtain security interests in the assets of the portfolio company that serve as collateral in support of the repayment of these loans. This collateral could take the form of first-priority liens on the assets of the portfolio company. In many cases, we together with our affiliates are the sole lenders of one stop loans, which can afford us additional influence over the borrower in terms of monitoring and, if necessary, remediation in the event of underperformance. In our experience, loss rates on our one stop loans have been lower than those on our traditional first lien loans.

Our investment objective is to generate current income and capital appreciation by investing primarily in one stop and other senior secured loans of U.S. middle-market companies. We also selectively invest in second lien and subordinated loans of, and warrants and minority equity securities in, U.S. middle-market companies. We intend to achieve our investment objective by (1) accessing the established loan origination channels developed by Golub Capital, a leading lender to middle-market companies with over $30.0 billion in capital under management as of June 30, 2020, (2) selecting investments within our core middle-market company focus, (3) partnering with experienced private equity firms, or sponsors, in many cases with whom Golub Capital has invested alongside in the past, (4) implementing the disciplined underwriting standards of Golub Capital and (5) drawing upon the aggregate experience and resources of Golub Capital.
In this prospectus supplement, the term “middle-market” generally refers to companies having earnings before interest, taxes, depreciation and amortization, or EBITDA, of less than $100.0 million annually.
We seek to create a portfolio that includes primarily one stop and other senior secured loans by primarily investing approximately $10.0 million to $75.0 million of capital, on average, in the securities of U.S. middle-market companies. We also selectively invest more than $75.0 million in some of our portfolio companies and generally expect that the size of our individual investments will vary proportionately with the size of our capital base.
We generally invest in securities that have been rated below investment grade by independent rating agencies or that would be rated below investment grade if they were rated. These securities, which are also referred to as “junk,” have predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal. In addition, many of our debt investments have floating interest rates that reset on a periodic basis and typically do not fully pay down principal prior to maturity, which could increase our risk of losing part or all of our investment.
Our Adviser
Our investment activities are managed by our investment adviser, GC Advisors. GC Advisors is responsible for sourcing potential investments, conducting research and due diligence on prospective investments and equity sponsors, analyzing investment opportunities, structuring our investments and monitoring our investments and portfolio companies on an ongoing basis. GC Advisors was organized in September 2008 and is a registered investment adviser under the Investment Advisers Act of 1940, as amended. Under our amended and restated investment advisory agreement, or the Investment Advisory Agreement, with GC Advisors, we pay GC Advisors a base management fee and an incentive fee for its services. See “Item 1. Business — Management Agreements — Investment Advisory Agreement — Management Fee” included in our most recent Annual Report on Form 10-K for a discussion of the base management fee and incentive fee, including the cumulative income incentive fee and the income and capital gains incentive fee, payable by us to GC Advisors. Unlike most closed-end funds whose fees are based on assets net of leverage, our base management fee is based on our average-adjusted gross assets (including assets purchased with borrowed funds and securitization-related assets, leverage, unrealized depreciation or appreciation on derivative instruments and cash collateral on deposit with custodian but adjusted to exclude cash and cash equivalents so that investors do not pay the base management fee on such assets) and, therefore, GC Advisors benefits when we incur debt or use leverage. For purposes of the Investment Advisory Agreement, cash equivalents means U.S. government securities and commercial paper instruments maturing within 270 days of purchase.
Additionally, under the incentive fee structure, GC Advisors benefits when capital gains are recognized and, because it determines when a holding is sold, GC Advisors controls the timing of the recognition of any capital gains. Our board of directors is charged with protecting our interests by monitoring how GC Advisors addresses these and other conflicts of interest associated with its management services and compensation. While not expected to review or approve each borrowing, our independent directors, who are not “interested persons” as defined in Section 2(a)(19) of the 1940 Act, periodically review GC Advisors’ services and fees as well as its portfolio management decisions and portfolio performance. In connection with these reviews, our independent directors consider whether our fees and expenses (including those related to leverage) remain appropriate. See “Item 1. Business — Management Agreements — Board Approval of the Investment Advisory Agreement” included in our most recent Annual Report on Form 10-K, as well as any amendments reflected in subsequent filings with the SEC.

GC Advisors is an affiliate of Golub Capital and pursuant to a staffing agreement, or the Staffing Agreement, Golub Capital LLC makes experienced investment professionals available to GC Advisors and provides access to the senior investment personnel of Golub Capital LLC and its affiliates. The Staffing Agreement provides GC Advisors with access to investment opportunities, which we refer to in the aggregate as deal flow, generated by Golub Capital LLC and its affiliates in the ordinary course of their businesses and commits the members of GC Advisors’ investment committee to serve in that capacity. As our investment adviser, GC Advisors is obligated to allocate investment opportunities among us and its other clients fairly and equitably over time in accordance with its allocation policy. See “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Related Party Transactions” in our most recent Annual Report on Form 10-K and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Related Party Transactions” in our most recent Quarterly Report on Form 10-Q. However, there can be no assurance that such opportunities will be allocated to us fairly or equitably in the short-term or over time. GC Advisors seeks to capitalize on the significant deal origination, credit underwriting, due diligence, investment structuring, execution, portfolio management and monitoring experience of Golub Capital LLC’s investment professionals.
An affiliate of GC Advisors, the Administrator, provides the administrative services necessary for us to operate. See “Item 1. Business — Management Agreements — Administration Agreement” included in our most recent Annual Report on Form 10-K, as well as any amendments reflected in subsequent filings with the SEC, for a discussion of the fees and expenses (subject to the review and approval of our independent directors) we are required to reimburse to the Administrator.
GCIC Acquisition
On September 16, 2019, we completed our acquisition of GCIC. Pursuant to the Merger Agreement, Merger Sub was first merged with and into GCIC, with GCIC as the surviving company, and, immediately following the Initial Merger, GCIC was then merged with and into us, with us as the surviving company. As a result of, and as of the effective time of, the Merger, GCIC’s separate existence ceased.
In accordance with the terms of the Merger Agreement, at the effective time of the Merger, each outstanding share of GCIC’s common stock was converted into the right to receive 0.865 shares of our common stock (with GCIC’s stockholders receiving cash in lieu of fractional shares of our common stock). As a result of the Merger, we issued an aggregate of 71,779,964 shares of our common stock to former stockholders of GCIC.
Upon the consummation of the Merger, we entered into the Investment Advisory Agreement with GC Advisors which replaced the Prior Investment Advisory Agreement.
Recent Developments
Quarterly Distribution
On August 4, 2020, the Company’s board of directors declared a quarterly distribution of $0.29 per share, which is payable on September 29, 2020 to holders of record as of September 8, 2020.
2020 Debt Securitization
On August 7, 2020, the 2020 Issuer entered into a note purchase agreement, or the Note Purchase Agreement, with Wells Fargo Securities, LLC, as the initial purchaser, or the Initial Purchaser, pursuant to which the 2020 Issuer agreed to sell certain of the 2020 Notes to the Initial Purchaser as part of the 2020 Debt Securitization.
On August 26, 2020, or the Closing Date, we completed the 2020 Debt Securitization. The Class A-1 2020 Notes, the Class A-2 2020 Notes and the Class B 2020 Notes were issued through a private placement. We indirectly retained all of the Class C and Subordinated 2020 Notes. We are permitted, subject to certain conditions, to request a one-time funding of the Class C 2020 Notes, which will not be deemed an additional issuance of notes, but would cause the Class C 2020 Notes to be additional debt of us.

As part of the 2020 Debt Securitization, we also entered into the Credit Agreement on the Closing Date pursuant to which various financial institutions and other persons committed to make the 2020 Loans to us, which were fully drawn upon closing of the transactions. Any lender may elect to convert all or a portion of the 2020 Loans held by such lender into Class A-1 2020 Notes upon written notice to us in accordance with the Credit Agreement.
We used the proceeds from the 2020 Debt Securitization to, among other things, pay down existing debt, including redeeming notes that were issued by the 2014 Issuer in the 2014 Debt Securitization and, following such redemption, the agreements governing the 2014 Debt Securitization were terminated. The 2014 Notes would have otherwise matured on April 25, 2026.
See “Risks Relating to Our Business and Structure” in our most recent Annual Report on Form 10-K for risks relating to our Debt Securitizations, including the 2020 Debt Securitization.
Corporate Information
Our principal executive offices are located at 200 Park Avenue, 25th Floor, New York, NY 10166, and our telephone number is (212) 750-6060. Our corporate website is located at www.golubcapitalbdc.com. Information on our website is not incorporated into or a part of this prospectus supplement or the accompanying prospectus.

SPECIFIC TERMS OF THE NOTES AND THE OFFERING
This prospectus supplement sets forth certain terms of the Notes that we are offering pursuant to this prospectus supplement and supplements the accompanying prospectus that is attached to the back of this prospectus supplement. This section outlines the specific legal and financial terms of the Notes. You should read this section together with the more general description of the Notes under the heading “Description of Notes” in this prospectus supplement and in the accompanying prospectus under the heading “Description of Our Debt Securities” before investing in the Notes. Capitalized terms used in this prospectus supplement and not otherwise defined shall have the meanings ascribed to them in the accompanying prospectus or in the indenture governing the Notes (as amended from time to time, the “indenture”).
Issuer
Golub Capital BDC, Inc.
Title of the Securities
    % Notes due
Initial Aggregate Principal Amount Being Offered
$
Initial Public Offering Price
    % of the aggregate principal amount of Notes
Interest Rate
    % per year
Yield to Maturity
    %
Trade Date
          , 2020
Maturity Date
          ,
Interest Payment Dates
Each               and               , commencing               , 2021. If an interest payment date falls on a non-business day, the applicable interest payment will be made on the next business day and no additional interest will accrue as a result of such delayed payment.
Ranking of Notes
The Notes will be our general unsecured obligations that rank senior in right of payment to all of our future indebtedness that is expressly subordinated in right of payment to the Notes. The Notes will rank equally in right of payment with all of our existing and future senior liabilities that are not so subordinated, effectively junior to all of our existing and future secured indebtedness (including unsecured indebtedness that we later secure) to the extent of the value of the assets securing such indebtedness, and structurally junior to all existing and future indebtedness (including trade payables) incurred by our subsidiaries, financing vehicles or similar facilities.
As of September 25, 2020, our total consolidated indebtedness was approximately $2.0 billion, all of which was secured, unsubordinated indebtedness of our subsidiaries. Over the next 18 to 24 months, we intend to target for 35% or more of our total consolidated indebtedness to consist of unsecured debt.There are no assurances that we will reach our intended target of unsecured debt in our capital structure.
See also “Special Note Regarding Forward-Looking Statements” in this prospectus supplement.
Denominations
We will issue the Notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof.
Optional Redemption
We may redeem some or all of the Notes at any time, or from time to time, at a redemption price equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest (exclusive of accrued and unpaid interest to the date of redemption) on the Notes to be redeemed through          ,                 (the date falling one month prior to the maturity date of the Notes) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using the applicable Treasury Rate plus     basis points, plus, in each case, accrued and unpaid interest, if any, to, but excluding, the redemption date.
Commencing          ,          (the date falling one month prior to the maturity date of the Notes), we may redeem some or all of the Notes at any time, or from time to time, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus, in each case, accrued and unpaid interest, if any, to, but excluding, the redemption date.
Sinking Fund
The Notes will not be subject to any sinking fund (i.e., no amounts will be set aside by us to ensure repayment of the Notes at maturity). As a result, our ability to repay the Notes at maturity will depend on our financial condition on the date that we are required to repay the Notes.
Offer to Purchase upon a Change of Control Repurchase Event
If a Change of Control Repurchase Event occurs prior to maturity, holders of the Notes will have the right, at their option, to require us to repurchase for cash some or all of the Notes at a repurchase price equal to 100% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest to, but not including, the repurchase date.
Defeasance
The Notes are subject to legal and covenant defeasance by us.
Form of Notes
The Notes will be represented by global securities that will be deposited and registered in the name of The Depository Trust Company, or DTC, or its nominee. This means that, except in limited circumstances, you will not receive certificates for the Notes. Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the Notes through either DTC, if they are a participant, or indirectly through organizations that are participants in DTC.
Trustee, Paying Agent, Registrar and Transfer Agent
U.S. Bank National Association
Events of Default
If an event of default (as described in this prospectus supplement under the caption “Description of Notes”) on the Notes occurs, the principal amount of the Notes, plus accrued and unpaid interest, may be declared immediately due and payable, subject to conditions set forth in the indenture. These amounts automatically become due and payable in the case of certain types of bankruptcy or insolvency events involving us.
Other Covenants
In addition to the covenants described in the accompanying prospectus, the following covenants will apply to the Notes:
•
We agree that for the period of time during which the Notes

are outstanding, we will not violate, whether or not we are subject to, Section 18(a)(1)(A) of the 1940 Act as modified by Section 61(a)(1) and (2) of the 1940 Act or any successor provisions, as such obligations may be amended or superseded, giving effect to any exemptive relief granted to us by the SEC.
•
If at any time, we are not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, to file any periodic reports with the SEC, we agree to furnish to holders of the Notes and the trustee, for the period of time during which the Notes are outstanding, our audited annual consolidated financial statements, within 90 days of our fiscal year end, and unaudited interim consolidated financial statements, within 45 days of our fiscal quarter end (other than our fourth fiscal quarter). All such financial statements will be prepared, in all material respects, in accordance with United States generally accepted accounting principles, or GAAP, as applicable.

No Established Trading
Market
The Notes are a new issue of securities with no established trading market. The Notes will not be listed on any securities exchange or quoted on any automated dealer quotation system. Although certain of the underwriters have informed us that they intend to make a market in the Notes, they are not obligated to do so, and may discontinue any such market making at any time without notice. Accordingly, we cannot assure you that an active and liquid market for the Notes will develop or be maintained.
Use of Proceeds
We estimate that net proceeds we will receive from the sale of the Notes in this offering will be approximately $      million, after deducting underwriting discounts and commissions of approximately $      payable by us and estimated offering expenses of approximately $750,000 payable by us. We intend to use the net proceeds from this offering primarily to initially repay outstanding indebtedness. The indebtedness we may repay with the net proceeds of this offering includes amounts outstanding under our Revolving Credit Facilities. We may reborrow under the Revolving Credit Facilities for general corporate purposes, which include investing in portfolio companies in accordance with our investment strategy.
See “Use of Proceeds” in this prospectus supplement for more information.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
Some of the statements in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference into this prospectus supplement and the accompanying prospectus and any free writing prospectus prepared by or on behalf of us that relates to this offering of our Notes constitute forward-looking statements, which relate to future events or our future performance or financial condition. The forward-looking statements contained in this prospectus supplement, the accompanying prospectus, including the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, and any related free writing prospectus, involve risks and uncertainties, including statements as to:
•
our future operating results;

•
our business prospects and the prospects of our portfolio companies, including our and their ability to achieve our respective objectives as a result of the coronavirus (“COVID-19”) pandemic;

•
the effect of investments that we expect to make and the competition for those investments;

•
our contractual arrangements and relationships with third parties;

•
actual and potential conflicts of interest with GC Advisors and other affiliates of Golub Capital;

•
the dependence of our future success on the general economy and its effect on the industries in which we invest;

•
the ability of our portfolio companies to achieve their objectives;

•
the use of borrowed money to finance a portion of our investments and the effect of the COVID-19 pandemic on the availability of equity and debt capital and our use of borrowed funds to finance a portion of our investments;

•
our ability to meet certain intended targets regarding the amount of unsecured debt in our capital structure;

•
the adequacy of our financing sources and working capital;

•
the timing of cash flows, if any, from the operations of our portfolio companies;

•
general economic and political trends and other external factors, including the current COVID-19 pandemic;

•
changes in political, economic or industry conditions, the interest rate environment or conditions affecting the financial and capital markets that could result in changes to the value of our assets, including changes from the impact of the COVID-19 pandemic;

•
the ability of GC Advisors to locate suitable investments for us and to monitor and administer our investments;

•
the ability of GC Advisors or its affiliates to attract and retain highly talented professionals;

•
the ability of GC Advisors to continue to effectively manage our business due to the disruptions caused by the COVID-19 pandemic;

•
our ability to qualify and maintain our qualification as a RIC and as a business development company;

•
general price and volume fluctuations in the stock markets;

•
the impact on our business of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations issued thereunder and any actions toward repeal thereof; and

•
the effect of changes to tax legislation and our tax position.

Such forward-looking statements may include statements preceded by, followed by or that otherwise include the words “may,” “might,” “will,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “estimate,” “anticipate,” “predict,” “potential,” “plan” or similar words. The forward-looking statements contained in this prospectus supplement and the accompanying prospectus involve risks and uncertainties. Our actual results could differ materially from those implied or expressed in the forward-looking statements for any reason, including the factors set forth as “Risk Factors” in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q and elsewhere contained, or incorporated by reference, in this prospectus supplement and the accompanying prospectus.
We have based the forward-looking statements included in this prospectus supplement or the accompanying prospectus, including any documents incorporated by reference, on information available to us on the date of this prospectus supplement. Actual results could differ materially from those anticipated in our forward-looking statements and future results could differ materially from historical performance. You are advised to consult any additional disclosures that we make directly to you or through reports that we have filed or in the future file with the SEC, including annual reports on Form 10-K, registration statements on Form N-2, quarterly reports on Form 10-Q and current reports on Form 8-K. This prospectus supplement and the accompanying prospectus, including any documents incorporated by reference, contain statistics and other data that have been obtained from or compiled from information made available by third-party service providers. We have not independently verified such statistics or data.

RISK FACTORS
Investing in our securities involves a number of significant risks. In addition to the other information in this prospectus supplement, the accompanying prospectus, and any free writing prospectus, you should consider carefully the following information and the risk factors incorporated by reference in our most recent Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020 and all other information contained or incorporated by reference into this prospectus supplement, the accompanying prospectus, and any free writing prospectus, as updated by our subsequent filings under the Exchange Act, before making an investment in our securities. Additional risks and uncertainties not presently known to us or not presently deemed material by us may also impair our operations and performance. Each of the risk factors could materially and adversely affect our business, financial condition and results of operations. In such case, our net asset value and the value of our debt securities may decline, and investors may lose all or part of their investment.
Risks Related to the Notes
The Notes will be unsecured and therefore will be effectively subordinated to any secured indebtedness we have incurred or may incur in the future.
The Notes will not be secured by any of our assets or any of the assets of our subsidiaries. As a result, the Notes will be effectively subordinated, or junior, to any secured indebtedness or other obligations we or our subsidiaries have outstanding as of the date of this prospectus supplement or that we or our subsidiaries may incur in the future (or any indebtedness that is initially unsecured in respect of which we subsequently grant security) to the extent of the value of the assets securing such indebtedness. Substantially all of our assets are currently pledged as collateral under the Debt Securitizations and Revolving Credit Facilities. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of any of our existing or future secured indebtedness and the secured indebtedness of our subsidiaries may assert rights against the assets pledged to secure that indebtedness in order to receive full payment of their indebtedness before the assets may be used to pay other creditors, including the holders of the Notes. As of September 25, 2020, we had an aggregate of approximately $2.0 billion of outstanding borrowings under the Debt Securitizations, the Revolving Credit Facilities and the Company’s debentures, or the SBA Debentures, that are guaranteed by the Small Business Administration, or the SBA, all of which are secured and thus effectively senior to the Notes.
The Notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries.
The Notes will be obligations exclusively of Golub Capital BDC and not of any of our subsidiaries. None of our subsidiaries is a guarantor of the Notes and the Notes are not required to be guaranteed by any subsidiaries we may acquire or create in the future. The assets of such subsidiaries are not directly available to satisfy the claims of our creditors, including holders of the Notes.
Except to the extent we are a creditor with recognized claims against our subsidiaries, all claims of creditors (including trade creditors) and holders of preferred stock, if any, of our subsidiaries will have priority over our equity interests in such subsidiaries (and therefore the claims of our creditors, including holders of the Notes) with respect to the assets of such subsidiaries. Even if we are recognized as a creditor of one or more of our subsidiaries, our claims would still be effectively subordinated to any security interests in the assets of any such subsidiary and to any indebtedness or other liabilities of any such subsidiary senior to our claims. Consequently, the Notes will be structurally subordinated, or junior, to the Debt Securitizations, the Revolving Credit Facilities and the SBA Debentures and other liabilities (including trade payables) incurred by any of our existing or future subsidiaries, financing vehicles or similar facilities. All of the existing indebtedness of our subsidiaries is structurally senior to the Notes.
In addition, our subsidiaries and any additional subsidiaries that we may form may incur substantial additional indebtedness in the future, all of which would be structurally senior to the Notes.
The indenture governing the Notes will contain limited protection for holders of the Notes.
The indenture governing the Notes will offer limited protection to holders of the Notes. The terms of the indenture and the Notes will not restrict our or any of our subsidiaries’ ability to engage in, or otherwise be a party to, a variety of corporate transactions, circumstances or events that could have a material adverse impact on an investment in the Notes. In particular, the terms of the indenture and the Notes will not place any restrictions on our or our subsidiaries’ ability to:
•
issue securities or otherwise incur additional indebtedness or other obligations, including (1) any indebtedness or other obligations that would be pari passu, or equal, in right of payment to the Notes, (2) any indebtedness or other obligations that would be secured and therefore rank effectively senior in right of payment to the Notes to the extent of the value of the assets securing such indebtedness, (3) indebtedness or other obligations of ours that are guaranteed by one or more of our subsidiaries and which therefore are structurally senior to the Notes and (4) securities, indebtedness or other obligations issued or incurred by our subsidiaries that would be senior to our equity interests in our subsidiaries and therefore rank structurally senior to the Notes with respect to the assets of our subsidiaries, in each case other than an incurrence of indebtedness or other obligations that would cause a violation of Section 18(a)(1)(A) of the 1940 Act as modified by Section 61(a)(1) and (2) of the 1940 Act or any successor provisions, as such obligations may be amended or superseded, giving effect to any exemptive relief granted to us by the SEC. Currently, these provisions generally prohibit us from incurring additional borrowings, including through the issuance of additional debt securities, unless our asset coverage, as defined in the 1940 Act, equals at least 150% after such borrowings;

•
pay dividends on, or purchase or redeem or make any payments in respect of, capital stock or other securities ranking junior in right of payment to the Notes;

•
sell assets (other than certain limited restrictions on our ability to consolidate, merge or sell all or substantially all of our assets);

•
enter into transactions with affiliates;

•
create liens (including liens on the shares of our subsidiaries) or enter into sale and leaseback transactions;

•
make investments; or

•
create restrictions on the payment of dividends or other amounts to us from our subsidiaries.

Furthermore, the terms of the indenture and the Notes do not protect holders of the Notes in the event that we experience changes (including significant adverse changes) in our financial condition, results of operations or credit ratings, as they do not require that we or our subsidiaries adhere to any financial tests or ratios or specified levels of net worth, revenues, income, cash flow or liquidity other than as described under “Description of Notes — Events of Default”.
Our ability to recapitalize, incur additional debt and take a number of other actions are not limited by the terms of the Notes and may have important consequences for holders of the Notes, including making it more difficult for us to satisfy our obligations with respect to the Notes or negatively affecting the trading value of the Notes.
Certain of our current debt instruments include more protections for their holders than the indenture and the Notes. In addition, other debt we issue or incur in the future could contain more protections for its holders than the indenture and the Notes, including additional covenants and events of default. The issuance or incurrence of any such debt with incremental protections could affect the market for and trading levels and prices of the Notes.
Our amount of debt outstanding may increase as a result of this offering. Our current indebtedness could adversely affect our business, financial condition and results of operations and our ability to meet our payment obligations under the Notes and our other debt.
The use of debt could have significant consequences on our future operations, including:
•
making it more difficult for us to meet our payment and other obligations under the Notes and our other outstanding indebtedness;

•
resulting in an event of default if we fail to comply with the financial and other restrictive covenants contained in our financing arrangements, which event of default could result in substantially all of our debt becoming immediately due and payable;

•
reducing the availability of our cash flow to fund investments, acquisitions and other general corporate purposes, and limiting our ability to obtain additional financing for these purposes;

•
subjecting us to the risk of increased sensitivity to interest rate increases on our indebtedness with variable interest rates, including borrowings under our financing arrangements; and

•
limiting our flexibility in planning for, or reacting to, and increasing our vulnerability to, changes in our business, the industry in which we operate and the general economy.

Any of the above-listed factors could have an adverse effect on our business, financial condition and results of operations and our ability to meet our payment obligations under the Notes and our other debt.
Our ability to meet our payment and other obligations under our financing arrangements depends on our ability to generate significant cash flow in the future. This, to some extent, is subject to general economic, financial, competitive, legislative and regulatory factors as well as other factors that are beyond our control. We cannot assure you that our business will generate cash flow from operations, or that future borrowings will be available to us under our financing arrangements or otherwise, in an amount sufficient to enable us to meet our payment obligations under the Notes and our other debt and to fund other liquidity needs. If we are not able to generate sufficient cash flow to service our debt obligations, we may need to refinance or restructure our debt, including the Notes, sell assets, reduce or delay capital investments, or seek to raise additional capital. If we are unable to implement one or more of these alternatives, we may not be able to meet our payment obligations under the Notes and our other debt.
If an active trading market for the Notes does not develop, you may not be able to resell them.
The Notes are a new issue of debt securities and there currently is no trading market for the Notes. We do not intend to apply for listing of the Notes on any securities exchange or for quotation of the Notes on any automated dealer quotation system. If no active trading market develops, you may not be able to resell the Notes at their fair market value or at all. If the Notes are traded after their initial issuance, they may trade at a discount from their initial offering price depending on prevailing interest rates, the market for similar securities, our credit ratings, general economic conditions, our financial condition, performance and prospects and other factors. The underwriters have advised us that they currently intend to make a market in the Notes after the offering, but they are not obligated to do so. Such underwriters may discontinue any market-making in the Notes at any time at their sole discretion. In addition, any market-making activity will be subject to limits imposed by law. Accordingly, we cannot assure you that a liquid trading market will develop for the Notes, that you will be able to sell the Notes at a particular time or that the price you receive when you sell will be favorable. To the extent an active trading market does not develop, the liquidity and trading price for the Notes may be harmed. Accordingly, you may be required to bear the financial risk of an investment in the Notes for an indefinite period of time.
If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the Notes.
Any default under the agreements governing our indebtedness, including the Debt Securitizations, the Revolving Credit Facilities, the SBA Debentures, or other indebtedness to which we may be a party that is not waived by the required lenders or holders, and the remedies sought by the holders of such indebtedness could make us unable to pay principal, premium, if any, and interest on the Notes and substantially decrease the market value of the Notes.
If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness, we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under the Revolving Credit Facilities or other debt we may incur in the future could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation.
If our operating performance declines, we may in the future need to seek to obtain waivers from the required lenders under the Revolving Credit Facilities or the required holders of the Debt Securitizations, the SBA Debentures or other debt that we may incur in the future, to avoid being in default. If we breach our covenants under the Debt Securitizations, the Revolving Credit Facilities, the SBA Debentures or other debt and seek a waiver, we may not be able to obtain a waiver from the required lenders or holders. If this occurs, we would be in default and our lenders or debt holders could exercise their rights as described above, and we could be forced into bankruptcy or liquidation.
If we are unable to repay debt, lenders or holders having secured obligations, including the lenders and holders under the Debt Securitizations, the Revolving Credit Facilities and the SBA Debentures, could proceed against the collateral securing the debt. Because the Revolving Credit Facilities have, and any future credit facilities will likely have, customary cross-default provisions, if the indebtedness thereunder or under any future credit facility is accelerated, we may be unable to repay or finance the amounts due. In the event holders of any debt securities we have outstanding exercise their rights to accelerate following a cross-default, those holders would be entitled to receive the principal amount of their investment, subject to any subordination arrangements that may be in place. We cannot assure you that we will have sufficient liquidity to be able to repay such amounts, in which case we would be in default under the accelerated debt and holders would have the ability to sue us to recover amounts then owing.
A downgrade, suspension or withdrawal of the credit rating assigned by a rating agency to us or the Notes, if any, or change in the debt markets, could cause the liquidity or market value of the Notes to decline significantly.
Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the Notes. These credit ratings may not reflect the potential impact of risks relating to the structure or marketing of the Notes. Credit ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization in its sole discretion. Neither we nor any underwriter undertakes any obligation to maintain our credit ratings or to advise holders of Notes of any changes in our credit ratings.
An increase in market interest rates could result in a decrease in the market value of the Notes.
The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market prices of the Notes. In general, as market interest rates rise, debt securities bearing interest at fixed rates of interest decline in value. Consequently, if you purchase Notes bearing interest at fixed rates and market interest rates increase, the market values of those Notes may decline. We cannot predict the future level of market interest rates.
The optional redemption provision may materially adversely affect your return on the Notes.
The Notes are redeemable in whole or in part upon certain conditions at any time or from time to time at our option. We may choose to redeem the Notes at times when prevailing interest rates are lower than the interest rate paid on the Notes. In this circumstance, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the Notes being redeemed.
We may not be able to repurchase the Notes upon a Change of Control Repurchase Event.
We may not be able to repurchase the Notes upon a Change of Control Repurchase Event because we may not have sufficient funds. Upon a Change of Control Repurchase Event, holders of the Notes may require us to repurchase for cash some or all of the Notes at a repurchase price equal to 100% of the aggregate principal amount of the Notes being repurchased, plus accrued and unpaid interest to, but not including, the repurchase date. Our failure to purchase such tendered Notes upon the occurrence of such Change of Control Repurchase Event would cause an event of default under the indenture governing the Notes and a cross-default under the agreements governing certain of our other indebtedness, which may result in the acceleration of such indebtedness requiring us to repay that indebtedness immediately.

FINANCIAL HIGHLIGHTS
The financial highlights of Golub Capital BDC for the years ended 2019, 2018, 2017, 2016 and 2015 are as follows:
	Years ended September 30,
Per share data:(1)	2019	2018	2017	2016	2015
Net asset value at beginning of period	$16.10	$16.08	$15.96	$15.80	$15.55
Net increase in net assets as a result of issuance of DRIP shares(2)	0.01	0.01	0.01	0.06	—
Net increase in net assets as a result of issuance of shares(3)	3.17	—	—	—	—
Net increase in net assets as a result of public offering	—	—	0.19	0.05	0.09
Distributions declared:
From net investment income	(1.27)	(1.31)	(1.51)	(1.04)	(1.18)
From capital gains	(0.13)	(0.05)	(0.02)	(0.24)	(0.10)
From return of capital	—	—	—	—	—
Net investment income	1.36	1.27	1.23	1.25	1.20
Net realized gain (loss) on investments and foreign currency transactions	(0.07)	0.29	0.16	0.12	0.19
Net change in unrealized appreciation (depreciation) on investments and foreign currency translation	(2.41)	(0.19)	0.06	(0.04)	0.05
Net asset value at end of period	$16.76	$16.10	$16.08	$15.96	$15.80
Per share market value at end of period	$18.84	$18.75	$18.82	$18.57	$15.98
Total return based on market value(4)	8.80%	7.65%	10.23%	25.36%	(8.21)%
Number of common shares outstanding	132,658,200	60,165,454	59,577,293	55,059,067	51,300,193

(1)
Based on actual number of shares outstanding at the end of the corresponding period or the weighted average shares outstanding for the period, unless otherwise noted, as appropriate.

(2)
Net increase in net assets as a result of issuance of shares related to the dividend reinvestment plan, or the DRIP.

(3)
Net increase in net assets as a result of issuance of shares pursuant to the Merger.

(4)
Total return based on market value assumes distributions are reinvested in accordance with the DRIP. Total return does not include sales load.

The financial highlights of Golub Capital BDC for the years ended 2014, 2013, 2012, 2011 and 2010 are as follows:
	Years ended September 30,
Per share data(1):	2014	2013	2012	2011	2010
Net asset value at beginning of period	$15.21	$14.60	$14.56	$14.71	N/A(5)
Net increase in net assets as a result of public offering	0.18	0.57	0.04	0.06	N/A(5)
Costs related to public offering	—	(0.03)	(0.03)	(0.04)	N/A(5)
Dividends and distributions declared:
From net investment income	(1.22)	(1.15)	(1.24)	(1.18)	N/A(5)
From capital gains	(0.06)	—	—	(0.08)	N/A(5)
From return of capital	—	(0.13)	(0.04)	—	N/A(5)
Net investment income	1.26	1.29	1.15	1.16	N/A(5)
Net realized gain (loss) on investments	0.11	(0.04)	(0.23)	0.11	N/A(5)
Net realized gain on derivative instruments	—	—	0.09	—	N/A(5)
Net change in unrealized appreciation (depreciation) on investments	0.07	0.10	0.22	(0.08)	N/A(5)
Net change in unrealized appreciation (depreciation) on derivative instruments	—	—	0.08	(0.09)	N/A(5)
Net change in unrealized appreciation (depreciation) on secured borrowings	—	—	—	—	N/A(5)
Net asset value at ending of period	$15.55	$15.21	$14.60	$14.56	$14.71
Per share market value at end of period	$15.95	$17.32	$15.90	$14.85	$15.30
Total return based on market value(2)	(0.52)%	16.98%	15.69%	5.36%	N/A(5)
Total return based on average net asset value/members’ equity	9.39%	9.03%	8.86%	7.30%	14.33%
Shares outstanding at end of period	47,119,498	43,282,932	25,688,101	21,733,903	17,712,444

(1)
Based on actual number of shares outstanding at the end of the corresponding period or the weighted average shares outstanding for the period, unless otherwise noted, as appropriate.

(2)
Total return based on market value assumes dividends are reinvested.

USE OF PROCEEDS
We estimate that net proceeds we will receive from the sale of the Notes in this offering will be approximately $      million, after deducting the underwriting discounts and commissions of approximately $      payable by us and estimated offering expenses of approximately $750,000 payable by us.
We intend to use the net proceeds from this offering primarily to initially repay outstanding indebtedness.
The indebtedness we may repay with the net proceeds of this offering includes amounts outstanding under our Revolving Credit Facilities. For the three months ended June 30, 2020, the WF Credit Facility had an annualized average stated interest rate of 2.4% (i.e., one-month LIBOR plus 2.00%) on the outstanding balance of  $214.4 million; the DB Credit Facility had an annualized average stated interest rate of 2.6% (i.e., applicable base rate plus 1.90%) on the outstanding balance of $150.3 million; and the MS Credit Facility II had an annualized average stated interest rate of 2.5% (applicable base rate plus 2.45%) on the outstanding balance of $325.8 million.
We may reborrow under the Revolving Credit Facilities for general corporate purposes, which include investing in portfolio companies in accordance with our investment strategy.

CAPITALIZATION
The following table sets forth our cash and capitalization as of June 30, 2020:
•
on an actual basis;

•
on an adjusted basis to give effect to the issuance of the 2020 Debt Securitization and repayment of the 2014 Debt Securitization and a paydown of the MS Credit Facility II; and

•
on a further adjusted basis to give effect to the offering of the Notes and the application of net proceeds from this offering as described in this prospectus supplement under the caption “Use of Proceeds.”

You should read this table together with “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes thereto included in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.
Dollar amounts are presented in thousands, except share data.
	As of June 30, 2020
	Actual	As Adjusted	As Further Adjusted
Assets:
Cash and cash equivalents, restricted cash and cash equivalents	$116,850	$116,196
Investments, at fair value	4,250,370	4,250,370
Other assets	24,500	24,500
Total assets	4,391,720	4,391,066
Liabilities:
Debt	$2,008,572	$2,008,572
Less unamortized debt issuance costs	4,597	5,251
Debt less unamortized debt issuance cost	2,003,975	2,003,321
Other liabilities	37,692	37,692
Total liabilities	2,041,667	2,041,013
Net assets:
Common stock, par value $0.001 per share; 200,000,000 shares authorized, 167,259,511 shares issued and outstanding as of June 30, 2020, as adjusted and further adjusted	167	167
Paid in capital in excess of par	2,631,233	2,631,233
Distributable earnings	(281,347)	(281,347)
Total net assets	2,350,053	2,350,053
Net asset value per common share	$14.05	$14.05
Total Capitalization	$4,391,720	$4,391,066

SENIOR SECURITIES
Information about our senior securities is shown as of the dates indicated in the below table which is derived from our consolidated financial statements and related notes. This information about our senior securities should be read in conjunction with our audited and unaudited consolidated financial statements and related notes thereto and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.
Class and Year	Total Amount Outstanding Exclusive of Treasury Securities(1)	Asset Coverage per Unit(2)	Involuntary Liquidating Preference per Unit(3)	Average Market Value per Unit(4)
	(In thousands)
TRS
September 30, 2011	$77,986	$2,240	—	N/A
2010 Debt Securitization
September 30, 2010	$174,000	$2,487	—	N/A
September 30, 2011	$174,000	$2,240	—	N/A
September 30, 2012	$174,000	$2,632	—	N/A
September 30, 2013	$203,000	$3,717	—	N/A
September 30, 2014	$215,000	$2,491	—	N/A
September 30, 2015	$215,000	$2,373	—	N/A
September 30, 2016	$215,000	$2,488	—	N/A
September 30, 2017	$205,000	$2,852	—	N/A
2014 Debt Securitization
September 30, 2014	$246,000	$2,491	—	N/A
September 30, 2015	$246,000	$2,373	—	N/A
September 30, 2016	$246,000	$2,488	—	N/A
September 30, 2017	$246,000	$2,852	—	N/A
September 30, 2018	$197,483	$2,695	—	N/A
September 30, 2019	$126,334	$2,203	—	N/A
June 30, 2020 (unaudited)	$80,527	$2,358	—	N/A
2018 Debt Securitization
September 30, 2019	$408,200	$2,203	—	N/A
June 30, 2020 (unaudited)	$408,200	$2,358	—	N/A
GCIC 2018 Debt Securitization(5)
September 30, 2019	$541,023	$2,203	—	N/A
June 30, 2020 (unaudited)	$541,926	$2,358	—	N/A
Credit Facility
September 30, 2011	$2,383	$2,240	—	N/A
September 30, 2012	$54,800	$2,632	—	N/A
September 30, 2013	$29,600	$3,717	—	N/A
September 30, 2014	$27,400	$2,491	—	N/A
September 30, 2015	$127,350	$2,373	—	N/A
September 30, 2016	$126,700	$2,488	—	N/A
September 30, 2017	$63,100	$2,852	—	N/A
September 30, 2018	$136,000	$2,695	—	N/A

Class and Year	Total Amount Outstanding Exclusive of Treasury Securities(1)	Asset Coverage per Unit(2)	Involuntary Liquidating Preference per Unit(3)	Average Market Value per Unit(4)
	(In thousands)
MS Credit Facility
September 30, 2018	$234,700	$2,695	—	N/A
MS Credit Facility II
September 30, 2019	$259,946	$2,203	—	N/A
June 30, 2020 (unaudited)	$325,831	$2,358	—	N/A
WF Credit Facility
September 30, 2019	$253,847	$2,203	—	N/A
June 30, 2020 (unaudited)	$214,358	$2,358	—	N/A
DB Credit Facility
September 30, 2019	$248,042	$2,203	—	N/A
June 30, 2020 (unaudited)	$150,280	$2,358	—	N/A
Revolver
September 30, 2014	$0	N/A	—	N/A
September 30, 2015	$0	N/A	—	N/A
Adviser Revolver
September 30, 2013	$0	N/A	—	N/A
September 30, 2014	$0	N/A	—	N/A
September 30, 2015	$0	N/A	—	N/A
September 30, 2019	$0	N/A	—	N/A
June 30, 2020 (unaudited)	$0	$2,358	—	N/A
SBA Debentures
September 30, 2011	$61,300	$2,240	—	N/A
September 30, 2012	$123,500	$2,632	—	N/A
September 30, 2013	$179,500	$3,717	—	N/A
September 30, 2014	$208,750	$2,491	—	N/A
September 30, 2015	$225,000	$2,373	—	N/A
September 30, 2016	$277,000	$2,488	—	N/A
September 30, 2017	$267,000	$2,852	—	N/A
September 30, 2018	$277,500	$2,695	—	N/A
September 30, 2019	$287,000	$2,203	—	N/A
June 30, 2020 (unaudited)	$287,450	$2,358	—	N/A

Class and Year	Total Amount Outstanding Exclusive of Treasury Securities(1)	Asset Coverage per Unit(2)	Involuntary Liquidating Preference per Unit(3)	Average Market Value per Unit(4)
	(In thousands)
Total Debt(6)
September 30, 2010	$174,000	$2,487	—	N/A
September 30, 2011	$254,369	$2,240	—	N/A
September 30, 2012	$228,800	$2,632	—	N/A
September 30, 2013	$232,600	$3,717	—	N/A
September 30, 2014	$488,400	$2,491	—	N/A
September 30, 2015	$588,250	$2,373	—	N/A
September 30, 2016	$587,700	$2,488	—	N/A
September 30, 2017	$514,100	$2,852	—	N/A
September 30, 2018	$568,183	$2,695	—	N/A
September 30, 2019	$1,837,392	$2,203	—	N/A
June 30, 2020 (unaudited)(7)(8)	$1,721,122	$2,358	—	N/A

(1)
Total amount of each class of senior securities outstanding at the end of the period presented.

(2)
Asset coverage per unit is the ratio of the carrying value of our total consolidated assets, less all liabilities and indebtedness not represented by senior securities, to the aggregate amount of senior securities representing indebtedness. Asset coverage per unit is expressed in terms of dollar amounts per $1,000 of indebtedness.

(3)
The amount to which such class of senior security would be entitled upon the voluntary liquidation of the issuer in preference to any security junior to it. The “—” in this column indicates that the SEC expressly does not require this information to be disclosed for certain types of senior securities.

(4)
Not applicable because such senior securities are not registered for public trading.

(5)
Includes $5,477 and $4,574 as of September 30, 2019 and June 30, 2020, respectively, of unamortized discount recognized on the assumption of the 2018 GCIC Debt Securitization in the Merger.

(6)
These amounts exclude the SBA debentures pursuant to exemptive relief we received from the SEC on September 13, 2011.

(7)
This amount excludes the amount issued under the 2020 Debt Securitization transaction.

(8)
Our regulatory leverage ratio, which excludes the SBA Debentures, and GAAP leverage ratio were 0.74x and 0.86x, respectively, as of June 30, 2020. Our “effective leverage” ratio as of June 30, 2020 was 0.91x. “Effective leverage” is calculated by dividing total debt, including debt ahead of securities, by total equity; debt ahead of securities assumes the following incremental amount of debt by security type, calculated as turns of EBITDA: senior debt of 0.0x, subordinated debt of 0.8x, equity of 1.5x, and structured products of 9.0x. “Effective leverage” ratio is a measure reported in the “Wells Fargo Q3 2020 BDC Scorecard,” which has been calculated by a third-party service provider based on our publicly available financial data as of June 30, 2020, but we have not independently verified this measure.

DESCRIPTION OF NOTES
The following description of the particular terms of the    % Notes due           supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus.
We will issue the Notes under a base indenture, or the base indenture, between us and U.S. Bank National Association, as trustee (the “trustee”), as supplemented by a first supplemental indenture between us and the trustee, or the first supplemental indenture, each to be dated as of           , 2020. As used in this section, all references to the indenture mean the base indenture as supplemented by the supplemental indenture. The terms of the Notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.
The following description is a summary of the material provisions of the Notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the Notes and the indenture, including the definitions of certain terms used in the indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the Notes.
For purposes of this description, references to “we,” “our” and “us” refer only to Golub Capital BDC and not to any of its current or future subsidiaries and references to “subsidiaries” refer only to consolidated subsidiaries of and exclude any investments held by Golub Capital BDC in the ordinary course of business which are not, under GAAP, consolidated on the financial statements of Golub Capital BDC and its subsidiaries.
General
The Notes:
•
will be our direct, general unsecured, unsubordinated obligations;

•
will initially be issued in an aggregate principal amount of $      ;

•
will mature on           ,      , unless earlier redeemed or repurchased, as discussed below;

•
will bear cash interest from           , 2020, at an annual rate of    % payable semi-annually in arrears on           and           of each year, beginning on           , 2021;

•
will be subject to redemption at our option as described in this prospectus supplement under “— Optional Redemption;”

•
will be subject to repurchase by us at the option of the holders following a Change of Control Repurchase Event (as defined in this prospectus supplement under “— Offer to Repurchase Upon a Change of Control Repurchase Event”), at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the date of repurchase;

•
will be issued in denominations of $2,000 and integral multiples of $1,000 thereof; and

•
will be represented by one or more registered Notes in global form, but in certain limited circumstances may be represented by Notes in definitive form. See “— Book-Entry, Settlement and Clearance” in this prospectus supplement.

Subject to compliance with covenants regarding the asset coverage requirement of the 1940 Act, the indenture does not limit the amount of debt that may be issued by us or our subsidiaries under the indenture or otherwise. The indenture does not contain any financial covenants and does not restrict us from paying dividends or distributions or issuing or repurchasing our other securities. Other than restrictions described under “— Offer to Repurchase Upon a Change of Control Repurchase Event” and “— Covenants — Merger, Consolidation or Sale of Assets” below, the indenture does not contain any covenants or other provisions designed to afford holders of the Notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

We may, without the consent of the holders, issue additional Notes under the indenture with the same terms (except for the issue date, public offering price, and, if applicable, the initial interest payment date) as the Notes offered hereby in an unlimited aggregate principal amount; provided that, if such additional Notes are not fungible with the Notes offered hereby (or any other tranche of additional Notes) for U.S. federal income tax purposes, then such additional Notes will have different CUSIP numbers from the Notes offered hereby (and any such other tranche of additional Notes).
We do not intend to list the Notes on any securities exchange or any automated dealer quotation system.
Payments on the Notes; Paying Agent and Registrar; Transfer and Exchange
We will pay the principal of, and interest on, the Notes in global form registered in the name of or held by DTC or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such Global Note (as defined below).
Payment of principal of (and premium, if any) and any such interest on the Notes will be made at the corporate trust office of the trustee as paying agent, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at our option payment of interest may be made by (1) check mailed to the address of the person entitled thereto as such address shall appear in the security register or (2) transfer to an account maintained by person entitled thereto located in the United States.
A holder of Notes may transfer or exchange Notes at the office of the security registrar in accordance with the indenture. The security registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the security registrar for any registration of transfer or exchange of Notes, but we or the trustee may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture.
The registered holder of a Note will be treated as its owner for all purposes.
Interest
The Notes will bear cash interest at a rate of    % per year until maturity. Interest on the Notes will accrue from           , 2020 or from the most recent date on which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on           and           of each year, beginning on           , 2021.
Interest will be paid to the person in whose name a Note is registered at 5:00 p.m. New York City time, or the close of business, on           or           , as the case may be, immediately preceding the relevant interest payment date. Interest on the Notes will be computed on the basis of a 360-day year composed of twelve 30-day months.
If any interest payment date, redemption date, the maturity date or any earlier required repurchase date upon a Change of Control Repurchase Event (defined below) of a Note falls on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay. The term “business day” means, with respect to any Note, each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York or the city in which the corporate trust office of the trustee is located are authorized or obligated by law or executive order to close.
Ranking
The Notes will be our direct, general unsecured obligations that rank senior in right of payment to all of our future indebtedness or other obligations that are expressly subordinated, or junior, in right of payment to the Notes. The Notes will rank equally in right of payment with all of our existing and future indebtedness or other obligations that are not so subordinated or junior. The Notes will rank effectively junior to any of our secured indebtedness or other obligations (including unsecured indebtedness that we later secure) to the extent of the value of the assets securing such indebtedness. The Notes will rank structurally junior to all existing and future indebtedness and other obligations (including trade payables) incurred by our subsidiaries, financing vehicles or similar facilities. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure secured debt will be available to pay obligations on the Notes only after all indebtedness under such secured debt has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the Notes then outstanding.
As of September 25, 2020, our total consolidated indebtedness was $2.0 billion, all of which was secured, unsubordinated indebtedness of our subsidiaries. After giving effect to the issuance of the Notes and the application of proceeds therefrom as described under “Use of Proceeds”, our total indebtedness would have been $      billion as of September 25, 2020. See “Capitalization” in this prospectus supplement.
Optional Redemption
We may redeem some or all of the Notes at any time, or from time to time. If we choose to redeem any Notes prior to maturity, we will pay a redemption price equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest to, but excluding, the redemption date:
•
100% of the principal amount of the Notes to be redeemed, or

•
the sum of the present values of the remaining scheduled payments of principal and interest (exclusive of accrued and unpaid interest to the date of redemption) on the Notes to be redeemed through the Par Call Date, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using the applicable Treasury Rate plus    basis points.

Notwithstanding the foregoing, at any time on or after           ,           (the date falling one month prior to the maturity date of the Notes), we may redeem some or all of the Notes at any time, or from time to time, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus, in each case, accrued and unpaid interest, if any, to, but excluding, the redemption date.
If we choose to redeem any Notes, we will deliver a notice of redemption to holders of the Notes not less than 30 nor more than 60 days before the redemption date. Any exercise of our option to redeem the Notes will be done in compliance with the 1940 Act, to the extent applicable. If we are redeeming less than all of the Notes, the particular Notes to be redeemed will be selected in accordance with the applicable procedures of DTC, so long as the Notes are registered to DTC or its nominee, and, if the Notes to be redeemed are not then held by the Depositary, the trustee shall select the Notes to be redeemed (i) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed, (ii) on a pro rata basis to the extent practicable or (iii) to the extent that selection on a pro rata basis is not practicable, by lot or such other similar method the trustee deems to be fair and appropriate; provided, however, that no such partial redemption shall reduce the portion of the principal amount of a Note not redeemed to less than $2,000. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions of the Notes called for redemption.
For purposes of calculating the redemption price in connection with the redemption of the Notes, on any redemption date, the following terms have the meanings set forth below:
“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield-to-maturity of the Comparable Treasury Issue (computed as of the third business day immediately preceding the redemption), assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The redemption price and the Treasury Rate will be determined by us.
“Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the Notes to be redeemed (assuming the Notes matured on the applicable Par Call Date) that would be utilized, at the time of selection and in accordance with customary financing practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes being redeemed.

“Comparable Treasury Price” means (1) the average of the remaining Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Quotation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.
“Par Call Date” means           ,           , which is the date that is one month prior to the maturity date of the Notes.
“Quotation Agent” means a Reference Treasury Dealer selected by us.
“Reference Treasury Dealer” means each of (1) J.P. Morgan Securities LLC or its affiliates which are primary U.S. government securities dealers and (2) a primary U.S. government securities dealer selected by SMBC Nikko Securities America, Inc., and their respective successors; provided, however, that if any of the foregoing or its affiliates shall cease to be a primary U.S. government securities dealer in the United States, or a Primary Treasury Dealer, we shall select another Primary Treasury Dealer.
“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 3:30 p.m. New York City time on the third business day preceding such redemption date.
All determinations made by any Reference Treasury Dealer, including the Quotation Agent, with respect to determining the redemption price will be final and binding absent manifest error.
Offer to Repurchase Upon a Change of Control Repurchase Event
If a Change of Control Repurchase Event occurs, unless we have exercised our right to redeem the Notes in full, we will make an offer to each holder of Notes to repurchase all or any part (in minimum denominations of $2,000 and integral multiples of $1,000 principal amount in excess thereof) of that holder’s Notes at a repurchase price in cash equal to 100% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to, but not including, the date of purchase. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control, but after the public announcement of the Change of Control, we will mail a notice to each holder describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. We will comply with the requirements of Rule 14e-1 promulgated under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the Notes by virtue of such conflict.
On the Change of Control Repurchase Event payment date, subject to extension if necessary to comply with the provisions of the 1940 Act and the rules and regulations promulgated thereunder, we will, to the extent lawful:
(1)
accept for payment all Notes or portions of Notes properly tendered pursuant to our offer;

(2)
deposit with the paying agent an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered; and

(3)
deliver or cause to be delivered to the trustee the Notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of Notes being purchased by us.

The paying agent will promptly remit to each holder of Notes properly tendered the purchase price for the Notes, and upon written instruction from the Company, the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each new Note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.
We will not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all Notes properly tendered and not withdrawn under its offer.
The source of funds that will be required to repurchase Notes in the event of a Change of Control Repurchase Event will be our available cash or cash generated from our operations or other potential sources, including funds provided by a purchaser in the Change of Control transaction, borrowings, sales of assets or sales of equity. We cannot assure you that sufficient funds from such sources will be available at the time of any Change of Control Repurchase Event to make required repurchases of Notes tendered. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Financial Condition, Liquidity and Capital Resources” in our most recent Quarterly Report on Form 10-Q and incorporated by reference herein, as well as any amendments reflected in subsequent filings with the SEC. The terms of certain of our subsidiaries’ financing arrangements provide that certain change of control events will constitute an event of default thereunder entitling the lenders to accelerate any indebtedness outstanding under our subsidiaries’ financing arrangements at that time and to terminate the financing arrangements. Our or our subsidiaries’ future financing arrangements may contain similar restrictions and provisions. If the holders of the Notes exercise their right to require us to repurchase Notes upon a Change of Control Repurchase Event, the financial effect of this repurchase could cause a default under our future financing arrangements, even if the Change of Control Repurchase Event itself would not cause a default. It is possible that we will not have sufficient funds at the time of the Change of Control Repurchase Event to make the required repurchase of the Notes and/or our other debt. See “Risk Factors — Risks Related to the Notes — We may not be able to repurchase the Notes upon a Change of Control Repurchase Event” in this prospectus supplement for more information.
The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise, established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase the Notes as a result of a sale, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries taken as a whole to another person or group may be uncertain.
For purposes of the Notes:
“Below Investment Grade Rating Event” means the Notes are downgraded below Investment Grade by both Rating Agencies on any date from the date of the public notice of an arrangement that results in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).
“Change of Control” means the occurrence of any of the following:
(1)   the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation) in one or a series of related transactions, of all or substantially all of the assets of Golub Capital BDC and its Controlled Subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act), other than to any Permitted Holders; provided that, for the avoidance of doubt, a pledge of assets pursuant to any secured debt instrument of Golub Capital BDC or its Controlled Subsidiaries shall not be deemed to be any such sale, lease, transfer, conveyance or disposition;
(2)   the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) (other than any Permitted Holders) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 promulgated under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of Golub Capital BDC, measured by voting power rather than number of shares; or
(3)   the approval by Golub Capital BDC’s stockholders of any plan or proposal relating to the liquidation or dissolution of Golub Capital BDC.
“Change of Control Repurchase Event” means the occurrence of a Change of Control and a Below Investment Grade Rating Event.
“Controlled Subsidiary” means any subsidiary of Golub Capital BDC, 50% or more of the outstanding equity interests of which are owned by Golub Capital BDC and its direct or indirect subsidiaries and of which Golub Capital BDC possesses, directly or indirectly, the power to direct or cause the direction of the management or policies, whether through the ownership of voting equity interests, by agreement or otherwise.
“Fitch” means Fitch Ratings, Inc., also known as Fitch Ratings, or any successor thereto.
“Investment Grade” means a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch) and BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) (or, in each case, if such Rating Agency ceases to rate the Notes for reasons outside of our control, the equivalent investment grade credit rating from any Rating Agency selected by us as a replacement Rating Agency).
“Permitted Holders” means (i) us, (ii) one or more of our Controlled Subsidiaries and (iii) GC Advisors or any affiliate of GC Advisors that is organized under the laws of a jurisdiction located in the United States of America and is in the business of managing or advising clients.
“Rating Agency” means:
(1)   each of Fitch and S&P; and
(2)   if either Fitch or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” as defined in Section 3(a)(62) of the Exchange Act selected by us as a replacement agency for Fitch or S&P, or both, as the case may be.
“S&P” means S&P Global Ratings, or any successor thereto.
“Voting Stock” as applied to stock of any person, means shares, interests, participations or other equivalents in the equity interest (however designated) in such person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such person, other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency.
Covenants
In addition to the covenants described in the base indenture, the following covenants shall apply to the Notes. To the extent of any conflict or inconsistency between the base indenture and the following covenants, the following covenants shall govern:
Merger, Consolidation or Sale of Assets
The indenture will provide that we will not merge or consolidate with or into any other person (other than a merger of a wholly owned subsidiary into us), or sell, transfer, lease, convey or otherwise dispose of all or substantially all our property (provided that, for the avoidance of doubt, a pledge of assets pursuant to any secured debt instrument of Golub Capital BDC or its Controlled Subsidiaries shall not be deemed to be any such sale, transfer, lease, conveyance or disposition) in any one transaction or series of related transactions unless:
•
we are the surviving person, or the Surviving Person, or the Surviving Person (if other than us) formed by such merger or consolidation or to which such sale, transfer, lease, conveyance or disposition is made shall be a corporation or limited liability company organized and existing under the laws of the United States of America or any state or territory thereof;

•
the Surviving Person (if other than us) expressly assumes, by supplemental indenture in form reasonably satisfactory to the trustee, executed and delivered to the trustee by such Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest on, all the Notes outstanding, and the performance of all the covenants and conditions of the indenture to be performed or observed by us;

•
immediately after giving effect to such transaction or series of related transactions, no default or event of default shall have occurred and be continuing; and

•
we shall deliver, or cause to be delivered, to the trustee, an officers’ certificate and an opinion of counsel, each stating that such transaction and the supplemental indenture, if any, in respect thereto, comply with this covenant and that all conditions precedent in the indenture relating to such transaction have been complied with.

For the purposes of this covenant, the sale, transfer, lease, conveyance or other disposition of all the property of one or more of our subsidiaries, which property, if held by us instead of such subsidiaries, would constitute all or substantially all of our property on a consolidated basis, shall be deemed to be the transfer of all or substantially all of our property.
Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the properties or assets of a person. As a result, it may be unclear as to whether the merger, consolidation or sale of assets covenant would apply to a particular transaction as described above absent a decision by a court of competent jurisdiction. Although these types of transactions may be permitted under the indenture, certain of the foregoing transactions could constitute a Change of Control that results in a Change of Control Repurchase Event permitting each holder to require us to repurchase the Notes of such holder as described above.
An assumption by any person of obligations under the Notes and the indenture might be deemed for U.S. federal income tax purposes to be an exchange of the Notes for new Notes by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.
Other Covenants
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We agree that for the period of time during which the Notes are outstanding, we will not violate, whether or not we are subject to, Section 18(a)(1)(A) of the 1940 Act as modified by Section 61(a)(1) and (2) of the 1940 Act or any successor provisions, as such obligations may be amended or superseded, giving effect to any exemptive relief granted to us by the SEC.

•
If, at any time, we are not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act to file any periodic reports with the SEC, we agree to furnish to holders of the Notes and the trustee, for the period of time during which the Notes are outstanding, our audited annual consolidated financial statements, within 90 days of our fiscal year end, and unaudited interim consolidated financial statements, within 45 days of our fiscal quarter end (other than our fourth fiscal quarter). All such financial statements will be prepared, in all material respects, in accordance with GAAP, as applicable.

Events of Default
Each of the following is an event of default:
(1)   default in the payment of any interest upon any Note when due and payable and the default continues for a period of 30 days;
(2)   default in the payment of the principal of (or premium, if any, on) any Note when it becomes due and payable at its maturity including upon any redemption date or required repurchase date;
(3)   default by us in the performance, or breach, of any covenant or agreement in the indenture or the Notes (other than a covenant or agreement a default in whose performance or whose breach is elsewhere in the indenture specifically dealt with or which has expressly been included in the indenture solely for the benefit of a series of securities other than the Notes), and continuance of such default or breach for a period of 60 consecutive days after there has been given, by registered or certified mail, to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the Notes, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under the indenture;
(4)   default by us or any of our significant subsidiaries, as defined in Article 1, Rule 1-02 of Regulation S-X promulgated under the Exchange Act (but excluding any subsidiary which is (a) a non-recourse or limited recourse subsidiary, (b) a bankruptcy remote special purpose vehicle or (c) is not consolidated with Golub Capital BDC for purposes of GAAP), with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $100 million in the aggregate of us and/or any such subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal or interest of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, unless, in either case, such indebtedness is discharged, or such acceleration is rescinded, stayed or annulled, within a period of 30 calendar days after written notice of such failure is given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding;
(5)   pursuant to Section 18(a)(1)(C)(ii) and Section 61 of the 1940 Act, on the last business day of each of 24 consecutive calendar months, any class of our securities shall have an asset coverage (as such term is used in the 1940 Act and the rules and regulations promulgated thereunder) of less than 100% giving effect to any amendments to such provisions of the 1940 Act and any exemptive relief granted to the Company by the SEC; or
(6)   certain events of bankruptcy, insolvency, or reorganization involving us occur and remain undischarged or unstayed for a period of 90 days.
If an event of default occurs and is continuing, then and in every such case (other than an event of default specified in item (6) above) the trustee or the holders of at least 25% in principal amount of the outstanding Notes may (and the trustee shall at the request of such holders) declare the entire principal amount of Notes to be due and immediately payable, by a notice in writing to us (and to the trustee if given by the holders), and upon any such declaration such principal or specified portion thereof shall become immediately due and payable. Notwithstanding the foregoing, in the case of the events of bankruptcy, insolvency or reorganization described in item (6) above, 100% of the principal of and accrued and unpaid interest on the Notes will automatically become due and payable.
At any time after a declaration of acceleration with respect to the Notes has been made and before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding Notes, by written notice to us and the trustee, may rescind and annul such declaration and its consequences if (i) we have paid or deposited with the trustee a sum sufficient to pay all overdue installments of interest, if any, on all outstanding Notes, the principal of (and premium, if any, on) all outstanding Notes that have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates borne by or provided for in such Notes, to the extent that payment of such interest is lawful, interest upon overdue installments of interest at the rate or rates borne by or provided for in such Notes, and all sums paid or advanced by the trustee and the reasonable compensation, expenses, disbursements and advances of the trustee, the paying agent, the security registrar and their respective agents and counsel, and (ii) all events of default with respect to the Notes, other than the nonpayment of the principal of (or premium, if any, on) or interest on such Notes that have become due solely by such declaration of acceleration, have been cured or waived. No such rescission will affect any subsequent default or impair any right consequent thereon.
No holder of Notes will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture, or for the appointment of a receiver or trustee, or for any other remedy under the indenture, unless:
(i)
such holder has previously given written notice to the trustee of a continuing event of default with respect to the Notes;

(ii)
the holders of not less than 25% in principal amount of the outstanding Notes shall have made written request to the trustee to institute proceedings in respect of such event of default in its own name as trustee;

(iii)
such holder or holders have offered to the trustee indemnity, security or both, satisfactory to the Trustee against the costs, expenses and liabilities to be incurred in compliance with such request;

(iv)
the trustee for 60 days after its receipt of such notice, request and offer of indemnity, security or both has failed to institute any such proceeding; and

(v)
no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in principal amount of the outstanding Notes.

Notwithstanding any other provision in the indenture, the holder of any Note shall have the right, which is absolute and unconditional, to receive payment of the principal of (and premium, if any, on) and interest, if any, on such Note on the stated maturity or maturity expressed in such Note (or, in the case of redemption, on the redemption date or, in the case of repayment at the option of the holders, on the repayment date) and to institute suit for the enforcement of any such payment, and such rights shall not be impaired without the consent of such holder.
The trustee shall be under no obligation to exercise any of the rights or powers vested in it by the indenture at the request or direction of any of the holders of the Notes unless such holders shall have offered to the trustee security and/or indemnity satisfactory to the Trustee against the costs, expenses and liabilities (including the reasonable fees and expenses of its agents and counsel) which might be incurred by it in compliance with such request or direction. Subject to the foregoing, the holders of a majority in principal amount of the outstanding Notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the Notes, provided that (i) such direction shall not be in conflict with any rule of law or with the indenture, (ii) the trustee may take any other action deemed proper by the trustee that is not inconsistent with such direction and (iii) the trustee need not take any action that might involve it in personal liability or be unjustly prejudicial to the holders of Notes not consenting (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not any such directions are unduly prejudicial to such holders).
The holders of not less than a majority in principal amount of the outstanding Notes may on behalf of the holders of all of the Notes waive any past default under the indenture with respect to the Notes and its consequences, except a default (i) in the payment of (or premium, if any, on) or interest, if any, on any Note or (ii) in respect of a covenant or provision of the indenture which cannot be modified or amended without the consent of the holder of each outstanding Note affected. Upon any such waiver, such default shall cease to exist, and any event of default arising therefrom shall be deemed to have been cured, for every purpose, but no such waiver shall extend to any subsequent or other default or event of default or impair any right consequent thereto.
We are required to deliver to the trustee, within 120 days after the end of each fiscal year (which fiscal year ends September 30), an officers’ certificate stating that to the knowledge of the signers whether we are in default in the performance of any of the terms, provisions or conditions of the indenture.

Within 90 days after the occurrence of any default under the indenture with respect to the Notes, the trustee shall transmit notice of such default known to a responsible officer of the trustee, unless such default shall have been cured or waived; provided, however, that, except in the case of a default in the payment of the principal of (or premium, if any, on) or interest, if any, on any Note, the trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee or a trust committee of directors or a responsible officer (as defined in the indenture) of the trustee in good faith determines that withholding of such notice is in the interest of the holders of the Notes.
Satisfaction and Discharge
We may satisfy and discharge our obligations under the indenture by delivering to the security registrar for cancellation all outstanding Notes or by depositing with the trustee or delivering to the holders, as applicable, after the Notes have become due and payable, or otherwise, moneys sufficient to pay all of the outstanding Notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.
Defeasance
In addition, the Notes are subject to defeasance and covenant defeasance, in each case, in accordance with the terms of the indenture. See “Description of Our Debt Securities — Defeasance” in the accompanying prospectus for more information.
No Personal Liability of Directors, Officers, Employees and Stockholders
No past, present or future director, officer, employee, incorporator or stockholder of ours, as such, will have any liability for any obligations of ours under the indenture or the Notes or for any claim based on, in respect of, or by reason of, such obligations or their creation. By accepting any Note, each holder of the Notes will be deemed to waive and release all such liability, and such waiver and release are part of the consideration for the issuance of the Notes.
Trustee
U.S. Bank National Association will be the trustee, security registrar and paying agent. U.S. Bank National Association, in each of its capacities, including without limitation as trustee, security registrar and paying agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this prospectus supplement and accompanying prospectus or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information, or for any information provided to it by us, including but not limited to settlement amounts and any other information.
We may maintain banking relationships in the ordinary course of business with the trustee and its affiliates.
Governing Law
The indenture will provide that it and the Notes shall be governed by and construed in accordance with the laws of the State of New York.
Book-Entry, Settlement and Clearance
Global Notes
The Notes will be initially issued in the form of one or more registered Notes in global form, without interest coupons, or the Global Notes. Upon issuance, each of the Global Notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.
Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with DTC, or the DTC participants, or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•
upon deposit of a Global Note with DTC’s custodian, DTC will credit portions of the principal amount of the Global Note to the accounts of the DTC participants designated by the underwriters; and

•
ownership of beneficial interests in a Global Note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the Global Note).

Beneficial interests in Global Notes may not be exchanged for Notes in physical, certificated form except in the limited circumstances described below.
Book-Entry Procedures for Global Notes
All interests in the Global Notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the underwriters are responsible for those operations or procedures.
DTC has advised us that it is:
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a limited purpose trust company organized under the laws of the State of New York;

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a “banking organization” within the meaning of the New York State Banking Law;

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a member of the Federal Reserve System;

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a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•
a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriters; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.
So long as DTC’s nominee is the registered owner of a Global Note, that nominee will be considered the sole owner or holder of the Notes represented by that Global Note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a Global Note:
•
will not be entitled to have Notes represented by the Global Note registered in their names;

•
will not receive or be entitled to receive physical, certificated Notes; and

•
will not be considered the owners or holders of the Notes under the indenture for any purpose, including with respect to receiving notices or the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a Global Note must rely on the procedures of DTC to exercise any rights of a holder of Notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).
Payments of principal and interest with respect to the Notes represented by a Global Note will be made by the trustee to DTC’s nominee as the registered holder of the Global Note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a Global Note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a Global Note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.
Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.
Cross-market transfers of beneficial interests in Global Notes between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a Global Note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant Global Notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.
Because the settlement of cross-market transfers takes place during New York business hours, DTC participants may employ their usual procedures for sending securities to the applicable DTC participants acting as depositaries for Euroclear and Clearstream. The sale proceeds will be available to the DTC participant seller on the settlement date. Thus, to a DTC participant, a cross-market transaction will settle no differently from a trade between two DTC participants. Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a Global Note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a Global Note to a DTC participant will be reflected in the account of the Euroclear of Clearstream participant the following business day, and receipt of the cash proceeds in the Euroclear or Clearstream participant’s account will be back-valued to the date on which settlement occurs in New York. DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the Global Notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the trustee will have any responsibility or liability for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in Global Notes.
Certificated Notes
Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related Notes only if:
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DTC notifies us at any time that it is unwilling or unable to continue as depositary for the Global Notes and a successor depositary is not appointed within 90 days;

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DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or

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an event of default with respect to the Notes has occurred and is continuing and such beneficial owner requests that its Notes be issued in physical, certificated form.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following discussion is a general summary of certain U.S. federal income tax considerations (and, in the case of a non-U.S. holder (as defined below), certain U.S. federal estate tax considerations) applicable to purchasing, owning, and disposing of the Notes. This summary addresses only those holders who purchase Notes in this offering at the public offering price. Moreover, this summary does not purport to be a complete description of the income tax considerations applicable to such an investment and does not address any state, local or non-U.S. income or other tax considerations. The discussion is based upon the Code, the regulations promulgated thereunder by the U.S. Department of the Treasury, or the Treasury Regulations, and administrative and judicial interpretations, each as of the date of this prospectus supplement and all of which are subject to change, potentially with retroactive effect. Investors should consult their own tax advisors with respect to tax considerations that pertain to their investment in the Notes.
This discussion deals only with Notes held as capital assets within the meaning of Section 1221 of the Code and does not cover possible income tax considerations to beneficial owners (referred to in this discussion as “holders”) with special circumstances, including the U.S. federal income tax consequences applicable to holders such as financial institutions, insurance companies, controlled foreign corporations, passive foreign investment companies and regulated investment companies (and shareholders of such corporations), dealers in securities or currencies, traders in securities, U.S. expatriates and certain former citizens or long-term residents of the United States, persons holding the Notes as a hedge against currency risks or as a position in a “straddle,” “hedge,” “constructive sale transaction” or “conversion transaction” (as those terms are defined under the Code), entities that are tax-exempt for U.S. federal income tax purposes, retirement plans, individual retirement accounts, tax-deferred accounts, persons subject to the alternative minimum tax, pass-through entities (including partnerships and other entities and arrangements classified as partnerships for U.S. federal income tax purposes) and beneficial owners of such pass-through entities, or persons whose functional currency (as defined in Section 985 of the Code) is not the U.S. dollar. This discussion also does not address the U.S. federal income tax consequences to beneficial owners of the Notes subject to the special tax accounting rules under Section 451(b) of the Code. This discussion also does not deal with holders of the Notes other than original purchasers of the Notes who acquire the Notes in this offering for a price equal to their original issue price (i.e., the first price at which a substantial amount of the Notes is sold other than to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This discussion does not address the effects of other U.S. federal tax laws (such as estate and gift tax laws) and any applicable state, local or foreign tax laws (except where otherwise indicated). Investors considering purchasing the Notes should consult their own tax advisors concerning the application of the U.S. federal, state and local tax laws to their individual circumstances, as well as any consequences to such investors relating to purchasing, owning and disposing of the Notes under the laws of any non-U.S. taxing jurisdiction.
For purposes of this discussion, the term “U.S. holder” means a holder of a Note that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the “substantial presence” test under Section 7701(b) of the Code, (ii) a corporation or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia (iii) a trust (a) subject to the control of one or more United States persons (as defined under Section 7701(a)(30) the Code) and the primary supervision of a court in the United States, or (b) that has in force a valid election (under applicable Treasury Regulations) to be treated as a United States person, or (iv) an estate the income of which is subject to U.S. federal income taxation regardless of its source. The term “non-U.S. holder” means a holder of a Note that is neither a U.S. holder nor a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes).
If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds any Notes, the U.S. federal income tax treatment of a partner, member or owner of such entity generally will depend upon the status of such partner, member or owner, the activities of such entity and certain determinations made at the partner, member or owner level. Such entities holding Notes, and persons holding interests in such entities, should each consult their own tax advisors as to the consequences of investing in the Notes in their individual circumstances.

Taxation of U.S. Holders
Payments or accruals of interest on a Note generally will be taxable to a U.S. holder as ordinary interest income at the time they are received (actually or constructively) or accrued, in accordance with the U.S. holder’s regular method of tax accounting.
If a U.S. holder purchases a Note in this offering at a price that exceeds the stated principal amount of the Note, such U.S. holder will be considered to have purchased the Note with amortizable bond premium equal to the amount of that excess. A U.S. holder generally may elect to amortize the premium using a constant yield method over the remaining term of the Note as an offset to interest when included in income in accordance with such U.S. holder’s regular method of tax accounting. Any amortized amount of the premium for a taxable year generally will be treated first as a reduction of interest on the Note includible in the U.S. holder’s gross income in such taxable year to the extent thereof, then as a deduction allowed in that taxable year to the extent of the U.S. holder’s prior interest inclusions on the Note, and finally as a carryforward allowable against the U.S. holder’s future interest inclusions on the Note. This election to amortize premium on a constant yield method will apply to all debt obligations (other than debt obligations the interest on which is excludable from gross income) held by such U.S. holder as of the beginning of, or acquired during or after, the first taxable year for which the election applies and may not be revoked without the consent of the Internal Revenue Service, or the IRS. If a U.S. holder makes the election to amortize bond premium with respect to a Note, such holder will be required to reduce its adjusted tax basis in such Note by the amount of the premium amortized. If a U.S. holder does not elect to amortize bond premium, that premium will decrease the gain or increase the loss such holder would otherwise recognize on the sale, exchange, redemption, retirement or other taxable disposition of the Note. Prospective investors should consult their own tax advisors regarding this election.
If a U.S. holder purchases a Note in this offering at a price that is less than the stated principal amount of the Note, such U.S. holder will be considered to have purchased the Note with original issue discount, or OID, equal to the amount of the difference, unless such difference is considered to be de minimis (generally, 0.25% of the stated redemption price at maturity times the number of complete years to maturity after the acquisition of the Note), in which case OID will be considered to be zero. A U.S. holder of an OID debt security is generally required to include in income the sum of the daily accruals of the OID for the debt security for each day during the taxable year (or portion of the taxable year) in which the U.S. holder held the OID debt security, regardless of such holder’s regular method of accounting. Thus, a U.S. holder will be required to include OID in income in advance of the receipt of some or all of the related cash payments. The daily portion is determined by allocating the OID for each day of the accrual period. An accrual period may be of any length and the accrual periods may even vary in length over the term of the OID debt security, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first day of an accrual period or on the final day of an accrual period. The amount of OID allocable to an accrual period is equal to the excess of: (1) the product of the “adjusted issue price” of the OID debt security at the beginning of the accrual period and its yield to maturity (computed generally on a constant yield method and compounded at the end of each accrual period, taking into account the length of the particular accrual period) over (2) the amount of any qualified stated interest allocable to the accrual period. OID allocable to a final accrual period is the difference between the amount payable at maturity, other than a payment of qualified stated interest, and the adjusted issue price at the beginning of the final accrual period. Special rules will apply for calculating OID for an initial short accrual period. The “adjusted issue price” of an OID debt security at the beginning of any accrual period is the sum of the issue price of the OID debt security plus the amount of OID allocable to all prior accrual periods reduced by any payments received on the OID debt security that were not qualified stated interest. Under these rules, a U.S. holder generally will have to include in income increasingly greater amounts of OID in successive accrual periods.
Upon the sale, exchange, redemption, retirement or other taxable disposition of a Note, a U.S. holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange, redemption, retirement or other taxable disposition (excluding amounts representing accrued and unpaid interest, which are treated as ordinary income to the extent not previously included in income) and the U.S. holder’s adjusted tax basis in the Note. A U.S. holder’s adjusted tax basis in a Note generally will equal the U.S. holder’s initial investment in the Note, reduced by the amount of any bond premium previously amortized by the U.S. holder with respect to the Note as well as any cash payments on the Note other than qualified stated interest or increased by any OID previously included in the U.S. holder’s income with respect to a Note. Capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period in the Note was more than one year. Long-term capital gains generally are taxed at reduced rates for individuals and certain other non-corporate U.S. holders, and the deductibility of capital losses is subject to limitations under the Code.
Taxation of Non-U.S. Holders
A non-U.S. holder generally will not be subject to U.S. federal income or withholding taxes on payments of principal or interest on a Note (including accruals of any OID), provided that (i) income on the Note is not effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States, (ii) in the case of interest income (including accruals of any OID), the non-U.S. holder is not a bank receiving interest described in Section 881(c)(3)(A) of the Code, does not own (actually or constructively) 10 percent or more of the total combined voting power of all classes of our stock and is not a controlled foreign corporation for U.S. federal income tax purposes that is related, directly or indirectly, to us through sufficient stock ownership and (iii) the non-U.S. holder provides, prior to payment, a statement on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form) signed under penalties of perjury that includes the non-U.S. holder’s name and address and certifies that it is not a United States person in compliance with applicable requirements, or satisfies documentary evidence requirements for establishing that it is a non-U.S. holder. The amount of interest paid to a non-U.S. holder on the Notes (including accruals of any OID) will be reported to the non-U.S. holder and the IRS annually on IRS Form 1042-S even if the non-U.S. holder is exempt from the U.S. federal income or withholding taxes described above. Copies of the information returns reporting those payments and the amounts withheld also may be made available to the tax authorities in the country where the non-U.S. holder is resident under the provisions of an applicable income tax treaty or agreement.
A non-U.S. holder that is not exempt from tax under these rules generally will be subject to U.S. federal income tax withholding on payments of interest on the Notes (including accruals of any OID) at a rate of 30 percent unless (i) the income is effectively connected with the conduct of a U.S. trade or business, in which case the interest will be subject to U.S. federal income tax on a net income basis in the same manner as U.S. holders generally, or (ii) an applicable income tax treaty provides for a lower rate of, or exemption from, such withholding tax. To claim the benefit of an applicable income tax treaty, the non-U.S. holder must timely provide, prior to payment, a properly executed IRS Form W-8BEN or IRS Form W-BEN-E (or other applicable form) and, to claim exemption from withholding tax because the interest income is effectively connected with a U.S. trade or business, the non-U.S. holder must timely provide, prior to payment, a properly executed IRS Form W-8ECI (or other applicable form).
In the case of a non-U.S. holder that is a corporation and receives income that is effectively connected with the conduct of a U.S. trade or business, such income may also be subject to a branch profits tax (which is generally imposed on a non-U.S. corporation on the actual or deemed repatriation from the United States of earnings and profits attributable to a U.S. trade or business) at a 30 percent rate. The branch profits tax may not apply (or may apply at a reduced rate) if the non-U.S. holder is eligible for benefits under an applicable income tax treaty.
Generally, a non-U.S. holder will not be subject to U.S. federal income or withholding taxes on any amount that constitutes capital gain upon the sale, exchange, redemption, retirement or other taxable disposition of a Note, unless the gain is effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder (and, if an income tax treaty applies, is attributable to a United States “permanent establishment” maintained by the non-U.S. holder). However, if an individual non-U.S. holder is present in the United States for 183 or more days during the taxable year in which the sale, exchange, redemption, retirement or other taxable disposition of a Note occurs, and certain other conditions exist, such U.S. holder will be subject to a flat 30 percent U.S. federal income tax on any resulting gain (except to the extent otherwise provided by an applicable income tax treaty), which may be offset by certain U.S. losses. Non-U.S. holders should consult their own tax advisors with regard to whether taxes will be imposed on capital gain in their individual circumstances.
A Note that is held by an individual who, at the time of such individual’s death, is not a citizen or resident of the United States, for U.S. federal estate tax purposes, generally will not be subject to the U.S.

federal estate tax, unless, at the time of death, (i) such individual owns (actually or constructively) 10 percent or more of the total combined voting power of all classes of our stock or (ii) such individual’s interest in the Notes is effectively connected with the individual’s conduct of a U.S. trade or business.
Information Reporting and Backup Withholding
A U.S. holder may be subject to backup withholding on, and information reporting requirements with respect to, payments of principal or interest (including accruals of any OID) on, and proceeds from the sale, exchange, redemption, retirement or other taxable disposition of, the Notes. In general, if a non-corporate U.S. holder subject to information reporting fails to furnish a correct taxpayer identification number or otherwise fails to comply with applicable backup withholding requirements, backup withholding at the applicable statutory rate may apply. Non-U.S. holders generally are exempt from information reporting and backup withholding, provided, if necessary, that they demonstrate their qualification for exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a holder generally would be allowed as a refund or a credit against such holder’s U.S. federal income tax provided the required information is timely furnished to the IRS.
Tax Shelter Reporting Regulations
Under applicable U.S. Treasury Regulations, if a U.S. holder recognizes a loss with respect to the Notes of $2 million or more for a non-corporate U.S. holder or $10 million or more for a corporate U.S. holder in any single taxable year (or a greater loss over a combination of taxable years), the U.S. holder may be required to file with the IRS a disclosure statement on IRS Form 8886. Direct U.S. holders of portfolio securities are in many cases excepted from this reporting requirement, but, under current guidance, U.S. holders of securities issued by a RIC are not exempt from such reporting. Future guidance may extend the current exception from this reporting requirement to U.S. holders of securities issued by most or all RICs. The fact that a loss is reportable under these U.S. Treasury Regulations does not affect the legal determination of whether a taxpayer’s treatment of the loss is proper. Significant monetary penalties apply to a failure to comply with this reporting requirement. States may also have a similar reporting requirement. U.S. holders of the Notes should consult their own tax advisors to determine the applicability of these U.S. Treasury Regulations in light of their individual circumstances.
Medicare Tax on Net Investment Income
A 3.8 percent tax is imposed under Section 1411 of the Code on the “net investment income” of certain U.S. citizens and residents and on the undistributed net investment income of certain estates and trusts. Among other items, net investment income generally includes payments of interest (including accruals of any OID) on, and net gains recognized from the sale, exchange, redemption, retirement or other taxable disposition of, the Notes, less certain deductions. Prospective investors in the Notes should consult their own tax advisors regarding the effect, if any, of this tax on their ownership and disposition of the Notes.
Foreign Account Tax Compliance Act
Legislation commonly referred to as the “Foreign Account Tax Compliance Act,” or “FATCA,” generally imposes a 30% withholding tax on payments of certain types of income to foreign financial institutions, or FFIs, unless such FFIs either (i) enter into an agreement with the U.S. Treasury to report certain required information with respect to accounts held by U.S. persons (or held by foreign entities that have U.S. persons as substantial owners) or (ii) reside in a jurisdiction that has entered into an intergovernmental agreement, or IGA, with the United States to collect and share such information and are in compliance with the terms of such IGA and any enabling legislation or regulations. The types of income subject to the tax include U.S. source interest and dividends. While existing U.S. Treasury regulations would also require withholding on payments of the gross proceeds from the sale of any property that could produce U.S. source interest or dividends, the U.S. Treasury Department has indicated its intent to eliminate this requirement in subsequent proposed regulations, which state that taxpayers may rely on the proposed regulations until final regulations are issued. The information required to be reported includes the identity and taxpayer identification number of each account holder that is a U.S. person and transaction activity within the holder’s account. In addition, subject to certain exceptions, this legislation also imposes a

30% withholding on payments to foreign entities that are not FFIs unless the foreign entity certifies that it does not have a greater than 10% U.S. owner or provides the withholding agent with identifying information on each greater than 10% U.S. owner. Depending on the status of a beneficial owner and the status of the intermediaries through which they hold their Notes, beneficial owners could be subject to this 30% withholding tax with respect to interest paid on the Notes and potentially proceeds from the sale of the Notes to the extent treated as interest for U.S. federal income tax purposes. Under certain circumstances, a beneficial owner might be eligible for refunds or credits of such taxes.
THE PRECEDING DISCUSSION IS NOT INTENDED TO BE A COMPLETE DISCUSSION OF ALL THE APPLICABLE TAX CONSEQUENCES TO A HOLDER OF PURCHASING, OWNING OR DISPOSING OF THE NOTES, NOR IS IT INTENDED TO CONSTITUTE TAX ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES IN THEIR INDIVIDUAL CIRCUMSTANCES.

UNDERWRITING
J.P. Morgan Securities LLC and SMBC Nikko Securities America, Inc. are acting as the representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us, GC Advisors, the Administrator and the representatives, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the aggregate principal amount of Notes set forth opposite its name below.
Underwriter	Principal Amount
J.P. Morgan Securities LLC	$
SMBC Nikko Securities America, Inc.
Morgan Stanley & Co. LLC
MUFG Securities Americas Inc.
Total	$
Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Notes sold under the underwriting agreement if any of these Notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.
We, GC Advisors and the Administrator have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.
The underwriters are offering the Notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. Certain affiliates of Golub Capital LLC may submit a bid to purchase Notes in this offering at the public offering price.
Commissions and Discounts
The following table shows the total underwriting discounts that we are to pay to the underwriters in connection with this offering.
	Per Note	Total
Public Offering Price	%	$
Underwriting discount (sales load)	%	$
Proceeds, before expenses, to us	%	$
The underwriters propose to offer some of the Notes to the public at the public offering price set forth on the cover page of this prospectus supplement and may offer the Notes to certain other Financial Industry Regulatory Authority, or FINRA, members at the public offering price less a concession not in excess of    % of the aggregate principal amount of the Notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of    % of the aggregate principal amount of the Notes. After the initial offering of the Notes to the public, the public offering price and such concessions may be changed. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement.
The expenses of the offering, not including the underwriting discount, are estimated at approximately $750,000 and are payable by us. We will pay the fees and expenses (including reasonable legal fees and disbursements) incident to any required review by FINRA of the terms of the sale of the Notes in this offering in an amount not to exceed $10,000.

No Sales of Similar Securities
Until the settlement date of this offering, we, GC Advisors and the Administrator have agreed with the underwriters, subject to certain exceptions, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any debt securities issued or guaranteed by us or any securities convertible into or exercisable or exchangeable for debt securities issued or guaranteed by us, whether now owned or hereafter acquired.
In addition, until the settlement date of this offering, we have agreed with the underwriters not to file or cause the filing of any registration statement under the Securities Act with respect to any debt securities issued or guaranteed by us or any securities convertible into or exercisable or exchangeable for debt securities issued or guaranteed by us.
Listing
The Notes are a new issue of securities with no established trading market. The Notes will not be listed on any securities exchange or quoted on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the Notes after completion of this offering as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the Notes and any such market-making may be discontinued at any time in the sole discretion of such underwriters without any notice. Accordingly, no assurance can be given that an active and liquid public trading market for the Notes will develop or be maintained. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected.
Price Stabilization and Short Positions
In connection with the offering, the underwriters may purchase and sell the Notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of Notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing Notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering.
Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the Notes or preventing or retarding a decline in the market price of the Notes. As a result, the price of the Notes may be higher than the price that might otherwise exist in the open market.
The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased Notes sold by or for the account of such underwriter in stabilizing or short covering transactions.
Any of these activities may cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be affected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time without any notice relating thereto.
Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor the underwriters make any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Alternative Settlement Cycle
We expect that delivery of the Notes offered hereby will be made against payment therefor on or about           , 2020, which will be the third business day following the date of the pricing of the Notes offered hereby (such settlement being herein referred to as “T+3”). Under Rule 15c6-1 promulgated under the

Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes offered hereby prior to the second business day before the date of delivery hereunder will be required, by virtue of the fact that the Notes offered hereby initially will settle in T+3 business days, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement.
Electronic Offer, Sale and Distribution of Notes
The underwriters may make prospectuses available in electronic (PDF) format. A prospectus in electronic (PDF) format may be made available on a web site maintained by the underwriters, and the underwriters may distribute such prospectuses electronically.
Additional Relationships
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us and our affiliates, for which they received or will receive customary fees and expenses, including acting as underwriters for our and our affiliates’ securities offerings.
In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of ours and our affiliates (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us and our affiliates. If the underwriters or their respective affiliates have a lending relationship with us, the underwriters or their respective affiliates routinely hedge, or may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, the underwriters and their respective affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.
Affiliates of certain of the underwriters serve as agents and/or lenders under the MS Credit Facility II. Certain of the underwriters and their affiliates were underwriters in connection with our initial public offering and our subsequent common stock offerings, for which they received customary fees.
Certain proceeds of this offering may be used to repay or repurchase outstanding indebtedness under the WF Credit Facility, the DB Credit Facility and the MS Credit Facility II. Accordingly, affiliates of certain of the underwriters may receive more than 5% of the proceeds of this offering to the extent such proceeds are used to repay or repurchase outstanding indebtedness under the MS Credit Facility II.
After the date of this prospectus supplement, the underwriters and their respective affiliates may from time to time obtain information regarding specific portfolio companies or us that may not be available to the general public. Any such information is obtained by the underwriters and their respective affiliates in the ordinary course of their business and not in connection with the offering of the Notes. In addition, after the offering period for the sale of the Notes, the underwriters or their respective affiliates may develop analyses or opinions related to Golub Capital LLC or our portfolio companies and buy or sell interests in one or more of our portfolio companies on behalf of their proprietary or client accounts and may engage in competitive activities. There is no obligation on behalf of these parties to disclose their respective analyses, opinions or purchase and sale activities regarding any portfolio company or regarding Golub Capital LLC to our investors.

The principal business address of J.P. Morgan Securities LLC is 383 Madison Avenue, New York, New York 10179. The principal business address of SMBC Nikko Securities America, Inc.is 277 Park Avenue, New York, New York 10172.
Notice to Prospective Investors in Canada
The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Notice to Prospective Investors in the European Economic Area and United Kingdom
The Notes may not be offered, sold or otherwise made available to any retail investor in the European Economic Area, or EEA, or the United Kingdom. For these purposes:
(a)
a retail investor means a person who is one (or more) of the following:

(i)
a retail client as defined in point (11) of Article 4(1) of Article 4(1) of Directive 2014/65/EU (as amended or superseded, or MiFID II); or

(ii)
a customer within the meaning of Directive (EU) 2016/97 (as amended or superseded, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)
not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended or superseded, the “Prospectus Regulation”), and

(b)
the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes.

Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, or the PRIIPs Regulation) for offering or selling the Notes or otherwise making them available to retail investors in the EEA or the United Kingdom has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA or the United Kingdom may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of Notes in any member state of the EEA or the United Kingdom will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of the Notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Regulation.
Notice to Prospective Investors in the United Kingdom
Each underwriter has advised us that: (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or the FSMA) received by it in connection with the issue or sale of the Notes which are the subject of the offering contemplated in this prospectus supplement and the accompanying prospectus in circumstances in which Section 21(1) of FSMA does not apply to us; and (b) it has complied and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.
Notice to Prospective Investors in Japan
The Notes offered by this prospectus supplement have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended, or the FIEA). The Notes offered by this prospectus supplement may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan.
Notice to Prospective Investors in Hong Kong
The Notes may not be offered or sold in Hong Kong by means of any document (except for Notes which are “structured product” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong, or the Securities and Futures Ordinance) other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong, or the Companies (Winding Up and Miscellaneous Provisions) Ordinance), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance and any rules made thereunder.
Notice to Prospective Investors in Singapore
Each of the underwriters has acknowledged that this prospectus supplement has not been and will not be registered as a prospectus with the Monetary Authority of Singapore, or the MAS. Accordingly, each of the underwriters has represented, warranted and undertaken that it has not offered or sold any Notes or caused the Notes to be made the subject of an invitation for subscription or purchase and will not offer or sell the Notes or cause the Notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
(a)
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)
a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 of the SFA except:
(i)
to an institutional investor or to a relevant person (as defined in Section 275(2) of the SFA) or to any person arising from an offer referred to in Section 275(1A), or Section 276(4)(i)(B) of the SFA;

(ii)
where no consideration is or will be given for the transfer;

(iii)
where the transfer is by operation of law;

(iv)
as specified in Section 276(7) of the SFA; or

(v)
as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Singapore Securities and Futures Act Product Classification
Solely for the purposes of the underwriters’ obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the Securities and Futures Act (Chapter 289 of Singapore), or the SFA, they have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the Notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products) and MAS Notice FAA-N16: Notice on Recommendations on Investment Products.
Notice to Residents of the People’s Republic of China
The underwriters have been advised that the offer of the Notes is not an offer of securities within the meaning of the People’s Republic of China, or PRC,securities laws or other pertinent laws and regulations of the PRC, and the Notes are not being offered or sold and may not be offered or sold, directly or indirectly, in the PRC (for such purposes, not including the Hong Kong and Macau Special Administrative Regions or Taiwan), except as permitted by the securities laws of the PRC.
Notice to Prospective Investors in South Korea
The Notes may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in South Korea or to any resident of South Korea except pursuant to the applicable laws and regulations of South Korea, including the Financial Investment Services and Capital Markets Act, or the FSCMA, and the Foreign Exchange Transaction Law and the decrees and regulations thereunder, or the FETL. Furthermore, the purchasers of the Notes comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with their purchase.
Each underwriter has advised us that it has not offered, sold or delivered the Notes, directly or indirectly, or offered or sold the Notes to any person for re-offering or resale, directly or indirectly, in South Korea or to any resident of South Korea and will not offer, sell or deliver the Notes, directly or indirectly, or offer or sell the Notes to any person for re-offering or resale, directly or indirectly, in South Korea or to any resident of South Korea, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FSCMA, the FETL and other relevant laws and regulations of South Korea.
Notice to Prospective Investors in Taiwan
The Notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan, the Republic of China, or Taiwan, pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in any manner which would constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or would otherwise require registration with or the approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the Notes in Taiwan.
Notice to Prospective Investors in Switzerland
Neither this prospectus supplement nor any other offering or marketing material relating to the Notes constitutes a prospectus as such term is understood pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland, and neither this prospectus supplement nor any other offering or marketing material relating to the Notes may be publicly distributed or otherwise made publicly available in Switzerland.
Notice to Prospective Investors in Israel
This prospectus does not constitute a prospectus under the Israeli Securities Law, 5728-1968, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus is being distributed only to, and is directed only at, qualified investors listed in the first addendum, or the Addendum, to the Israeli Securities Law. Qualified investors will be required to submit written confirmation that they fall within the scope of the Addendum.

LEGAL MATTERS
Certain legal matters regarding the Notes offered by this prospectus supplement will be passed upon for us by Eversheds Sutherland (US) LLP, Washington, D.C. Certain legal matters in connection with the Notes offered hereby will be passed upon for the underwriters by Proskauer Rose LLP, Washington, D.C.

INCORPORATION BY REFERENCE
This prospectus supplement is part of a registration statement that we have filed with the SEC. We are allowed to “incorporate by reference” the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede this information.
We incorporate by reference the documents listed below and any future filings (including those made after the date of the filing of this prospectus supplement) we will make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, subsequent to the date of this prospectus supplement until all of the securities offered by this prospectus supplement and the accompanying prospectus have been sold or we otherwise terminate the offering of these securities; provided, however, that information “furnished” under Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC, which is not deemed filed, is not incorporated by reference (unless specifically set forth in such filing):
This prospectus supplement incorporates by reference the documents set forth below that have been previously filed with the SEC:
•
our Annual Report on Form 10-K for the fiscal year ended September 30, 2019, filed with the SEC on November 25, 2019;

•
our Quarterly Reports on Form 10-Q for the quarter ended December 31, 2019, March 31, 2020, June 30, 2020 filed with the SEC on February 10, 2020, May 11, 2020 and August 10, 2020, respectively;

•
our Definitive Proxy Statement on Schedule 14A, filed with the SEC on December 16, 2019; and

•
our Current Reports on Form 8-K (other than information furnished rather than filed in accordance with SEC rules) filed with the SEC on October 16, 2019, October 31, 2019, January 6, 2020, February 6, 2020, March 26, 2020, June 19, 2020, August 10, 2020 and September 1, 2020.

See “Available Information” in the accompanying prospectus for information on how to obtain a copy of these filings.

AVAILABLE INFORMATION
We have filed with the SEC a registration statement on Form N-2, together with all amendments and related exhibits, under the Securities Act, with respect to the Notes offered by this prospectus supplement and the accompanying prospectus. The registration statement contains additional information about us and our Notes being offered by this prospectus supplement and the accompanying prospectus.
We file with or submit to the SEC annual, quarterly and current reports, proxy statements and other information meeting the informational requirements of the Exchange Act. The SEC maintains a website that provides access, free of charge, to reports, proxy and information statements and other information we file with the SEC at www.sec.gov. Copies of these reports, proxy and information statements and other information, as well as the registration statement and related exhibits and schedules, can be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549-0102. We maintain a website at www.golubcapitalbdc.com and make all of our annual, quarterly and current reports, proxy statements and other publicly filed information available, free of charge, on or through our website. Information contained on our website is not incorporated into this prospectus supplement, and you should not consider information on our website to be part of this prospectus supplement. You can also obtain such information by calling us collect at (212) 750-6060 or by contacting us at 200 Park Avenue, 25th Floor, New York, New York 10166, Attention: Investor Relations or investorrelations@golubcapital.com.

Prospectus
$800,000,000
GOLUB CAPITAL BDC, INC.
Common Stock
Preferred Stock
Warrants
Subscription Rights
Debt Securities
We are an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. Our investment objective is to generate current income and capital appreciation by investing primarily in one stop and other senior secured loans of U.S. middle-market companies. We may also selectively invest in second lien and subordinated loans of, and warrants and minority equity securities in U.S. middle-market companies.
GC Advisors LLC serves as our investment adviser. Golub Capital LLC serves as our administrator. GC Advisors LLC and Golub Capital LLC are affiliated with Golub Capital (as defined herein), a leading lender to middle-market companies that has over $30.0 billion of capital under management as of March 31, 2019.
We may offer, from time to time, in one or more offerings or series, together or separately, up to $800,000,000 of our common stock, preferred stock, warrants representing rights to purchase shares of our common stock, preferred stock or debt securities, subscription rights or debt securities, which we refer to, collectively, as the “securities.” We may sell our common stock through underwriters or dealers, “at-the-market” to or through a market maker into an existing trading market or otherwise directly to one or more purchasers or through agents or through a combination of methods of sale. The identities of such underwriters, dealers, market makers or agents, as the case may be, will be described in one or more supplements to this prospectus. The securities may be offered at prices and on terms to be described in one or more supplements to this prospectus, or any free writing prospectuses that we have authorized to use in connection with a specific offering. In the event we offer common stock, the offering price per share of our common stock exclusive of any underwriting commissions or discounts will not be less than the net asset value per share of our common stock at the time we make the offering except (1) in connection with a rights offering to our existing stockholders, (2) with the consent of the majority of our common stockholders and approval of our board of directors or (3) under such circumstances as the Securities and Exchange Commission, or the SEC, may permit. See “Risk Factors” included in, or incorporated by reference into, this prospectus, the applicable prospectus supplement and in the related free writing prospectuses that we have authorized for use in connection with a specific offering, and under similar headings in the other documents that are incorporated by reference into this prospectus for more information.
Our common stock is traded on The Nasdaq Global Select Market under the symbol “GBDC”. The last reported closing price for our common stock on June 25, 2019 was $17.63 per share. The net asset value of our common stock on March 31, 2019 (the last date prior to the date of this prospectus on which we determined net asset value) was $15.95 per share.
Shares of closed-end investment companies, including business development companies, frequently trade at a discount to their net asset value. If our shares trade at a discount to our net asset value, it will likely increase the risk of loss for purchasers in this offering. Investing in our securities involves a high degree of risk. Before buying any securities, you should read the discussion of the material risks of investing in our securities, including the risk of leverage, included in “Risk Factors” beginning on page 8 of this prospectus or otherwise incorporated by reference herein, and included or incorporated by reference into the applicable prospectus supplement and in any related free writing prospectuses that we have authorized for use in connection with a specific offering, and under similar headings in the other documents that are incorporated by reference into this prospectus.
This prospectus describes some of the general terms that may apply to an offering of our securities. We will provide the specific terms of these offerings and securities in one or more supplements to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may also add, update, or change information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement, and any related free writing prospectus, and the documents incorporated by reference before you invest in our securities. We file annual, quarterly and current reports, proxy statements and other information about us with the SEC. We maintain a website at http://www.golubcapitalbdc.com and make all of our annual, quarterly and current reports, proxy statements and other publicly filed information available on or through our website. Information on our website is not incorporated into or a part of this prospectus or any related prospectus supplement or free writing prospectus. You may also obtain such information, free of charge, and make shareholder inquiries by contacting us at 666 Fifth Avenue, 18th Floor, New York, New York 10103, Attention: Investor Relations, or by calling us collect at (212) 750-6060. The SEC also maintains a website at http://www.sec.gov that contains such information.
We generally invest in securities that have been rated below investment grade by independent rating agencies or that would be rated below investment grade if they were rated. These securities, which may be referred to as “junk,” have predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal. In addition, many of our debt investments have floating interest rates that reset on a periodic basis and typically do not fully pay down principal prior to maturity, which may increase our risk of losing part or all of our investment.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.
The date of this prospectus is June 26, 2019.

You should rely only on the information included or incorporated by reference in this prospectus, any prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred to you. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information included or incorporated by reference in this prospectus or any prospectus supplement or in any such free writing prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations, cash flows and prospects may have changed since that date.

i

ABOUT THIS PROSPECTUS
This prospectus is part of an automatic registration statement that we have filed with the SEC using the “shelf” registration process as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). Under the shelf registration process, we may offer from time to time in one or more offerings, up to $800,000,000 of our common stock, preferred stock, warrants representing rights to purchase shares of our common stock, preferred stock or debt securities, subscription rights or debt securities on the terms to be determined at the time of the offering. We may sell our securities through underwriters or dealers, “at-the-market” to or through a market maker, into an existing trading market or otherwise directly to one or more purchasers or through agents or through a combination of methods of sale. The identities of such underwriters, dealers, market makers or agents, as the case may be, will be described in one or more supplements to this prospectus, or the free writing prospectuses that we have authorized for use in connection with a specific offering.
This prospectus provides you with a general description of the securities that we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to that offering. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus or in the documents we have incorporated by reference into this prospectus. This prospectus, together with the applicable prospectus supplement, any related free writing prospectus, and the documents incorporated by reference into this prospectus and the applicable prospectus supplement will serve as the prospectus relating to the applicable offering. Before buying any of the securities being offered, please carefully read this prospectus, the applicable prospectus supplement, and any related free writing prospectus, together with the additional information described in the sections titled “Risk Factors” and “Available Information.”
This prospectus includes summaries of certain provisions contained in some of the documents described in this prospectus, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed, or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described in the section titled “Available Information.”

ii

PROSPECTUS SUMMARY
This summary highlights information included elsewhere in this prospectus or incorporated by reference. It is not complete and may not contain all of the information that you should consider before making your investment decision. You should carefully read the entire prospectus, the applicable prospectus supplement, and any related free writing prospectus, including the risks of investing in our securities discussed in the section titled “Risk Factors” in this prospectus and the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus.
Except as otherwise indicated, the terms:
•
“we,” “us,” “our” and “Golub Capital BDC” refer to Golub Capital BDC, Inc., a Delaware corporation, and its consolidated subsidiaries;

•
“2014 Issuer” refers to Golub Capital BDC CLO 2014 LLC, a Delaware limited liability company, or LLC, our direct subsidiary;

•
“2018 Issuer” refers to Golub Capital BDC CLO III LLC, a Delaware LLC, our indirect subsidiary;

•
“2014 Debt Securitization” refers to the $402.6 million term debt securitization (also known as a collateralized loan obligation, or CLO) that we completed on June 5, 2014, as amended on March 23, 2018, in which the 2014 Issuer issued an aggregate of $402.6 million of notes, or the 2014 Notes, including $191.0 million of Class A-1-R 2014 Notes, which bear interest at a rate of three-month London Interbank Offered Rate, or LIBOR, plus 0.95%, $20.0 million of Class A-2-R 2014 Notes, which bear interest at a rate of three-month LIBOR plus 0.95%, $35.0 million of Class B-R 2014 Notes, which bear interest at a rate of three-month LIBOR plus 1.40%, $37.5 million of Class C-R 2014 Notes, which bear interest at a rate of three-month LIBOR plus 1.55%, and $119.1 million of LLC equity interests that do not bear interest. The 2014 Debt Securitization is a form of secured financing incurred by us, consolidated in our consolidated financial statements and subject to our overall asset coverage requirements;

•
“2018 Debt Securitization” refers to the $602.4 million term debt securitization that we completed on November 16, 2018, in which the 2018 Issuer issued an aggregate of $602.4 million of notes (the “2018 Notes”), including $327.0 million of Class A 2018 Notes, which bear interest at a rate of three-month LIBOR, plus 1.48%, $61.2 million of Class B 2018 Notes, which bear interest at a rate of three-month LIBOR plus 2.10%, $20.0 million of Class C-1 2018 Notes, which bear interest at a rate of three-month LIBOR plus 2.80%, $38.8 million of Class C-2 2018 Notes, which bear interest at a rate of three-month LIBOR plus 2.65%, $42.0 million of Class D 2018 Notes, which bear interest at a rate of three-month LIBOR plus 2.95%, and $113.4 million of Subordinated 2018 Notes that do not bear interest. The 2018 Debt Securitization is a form of secured financing incurred by us, consolidated in our consolidated financial statements and subject to our overall asset coverage requirements;

•
“Credit Facility” refers to the amended and restated senior secured revolving credit facility that Golub Capital BDC Funding LLC, a Delaware LLC and our direct subsidiary, originally entered into on July 21, 2011 and terminated on February 4, 2019, with Wells Fargo Securities, LLC, as administrative agent, and Wells Fargo Bank, N.A., as lender and collateral agent, that allowed for borrowing up to $170 million and that bore interest at a rate of one-month LIBOR plus 2.15% per annum through the reinvestment period, which would have ended on September 20, 2019, and would have matured on September 21, 2023;

•
“MS Credit Facility” refers to the amended senior secured credit facility that Golub Capital BDC 2010-I LLC, a Delaware LLC and our indirect subsidiary, originally entered into on July 20, 2018 and terminated on November 16, 2018, with Morgan Stanley Bank, N.A., as lender, Morgan Stanley Senior Secured Funding, Inc. as administrative agent, and U.S. Bank National Association, as collateral agent for the administrative agent and the lenders, that allowed for borrowing up to $450 million and that bore interest at a rate of one-month LIBOR plus 1.90% per annum through the reinvestment period, which would have ended on January 18, 2019, and would have matured on March 20, 2019;

•
“MS Credit Facility II” refers to the senior secured revolving credit facility that Golub Capital BDC Funding II LLC, a Delaware LLC and our direct, wholly-owned, consolidated subsidiary, entered into on February 1, 2019, with Morgan Stanley Senior Funding, Inc., as the administrative agent, each of the lenders from time to time party thereto, each of the securitization subsidiaries from time to time party thereto, and Wells Fargo Bank, N.A., as collateral agent, account bank, and collateral custodian, that currently allows borrowing up to $200 million. The revolving period under the MS Credit Facility II will continue through February 1, 2021 unless there is an earlier termination or event of default, and the MS Credit Facility II has a scheduled maturity date of February 1, 2024. During the revolving period, borrowings under the MS Credit Facility II and, after any ramp-up period (as defined in the MS Credit Facility II), any undrawn amount under the MS Credit Facility II in excess of 35% of the maximum principal amount of the MS Credit Facility II (up to 65% of the maximum principal amount), will bear interest at the applicable base rate plus 2.05%. Following expiration of the revolving period, the interest rate on outstanding borrowings under the MS Credit Facility II will reset to the applicable base rate plus 2.55% for the remaining term of the MS Credit Facility II. The base rate under the MS Credit Facility II is (i) the one-month LIBOR with respect to any advances denominated in U.S. dollars or U.K. pound sterling, (ii) the one-month Euro Interbank Offered Rate (“EURIBOR”) with respect to any advances denominated in euros, and (iii) the one-month Canadian Dollar Offered Rate with respect to any advances denominated in Canadian dollars;
•
“Revolving Credit Facilities” refers collectively to, prior to its termination on February 4, 2019, the Credit Facility, prior to its termination on November 16, 2018, the MS Credit Facility and the MS Credit Facility II, and each a “Revolving Credit Facility”;

•
“SLF” refers to Senior Loan Fund LLC, an unconsolidated Delaware LLC, in which we co-invest with RGA Reinsurance Company, or RGA, primarily in senior secured loans. SLF is capitalized as transactions are completed and all portfolio and investment decisions in respect of SLF must be approved by representatives of each of the members (with unanimous approval required from either (i) one representative of each of us and RGA or (ii) both representatives of each of us and RGA). As of March 31, 2019, we owned 87.5% of the outstanding LLC equity interests of SLF. As of March 31, 2019, SLF had LLC equity interest subscriptions from its members totaling $200.0 million. We have committed to fund $175.0 million of LLC equity interest subscriptions to SLF;

•
“GC Advisors” refers to GC Advisors LLC, a Delaware LLC, our investment adviser;

•
“Administrator” refers to Golub Capital LLC, a Delaware LLC, an affiliate of GC Advisors and our administrator; and

•
“Golub Capital” refers, collectively, to the activities and operations of Golub Capital LLC (formerly Golub Capital Management LLC), which entity employs all of Golub Capital’s investment professionals, GC Advisors and associated investment funds and their respective affiliates.

Golub Capital BDC
We are an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended, or the 1940 Act. In addition, for U.S. federal income tax purposes, we have elected to be treated as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code of 1986, as amended, or the Code.
Our investment objective is to generate current income and capital appreciation by investing primarily in one stop and other senior secured loans of U.S. middle-market companies. We may also selectively invest in second lien and subordinated loans of, and warrants and minority equity securities in U.S. middle-market companies. We intend to achieve our investment objective by (1) accessing the established loan origination channels developed by Golub Capital, a leading lender to middle-market companies with over $30.0 billion in capital under management as of March 31, 2019, (2) selecting investments within our core middle-market company focus, (3) partnering with experienced private equity firms, or sponsors, in many cases with whom Golub Capital has invested alongside in the past, (4) implementing the disciplined underwriting standards of Golub Capital and (5) drawing upon the aggregate experience and resources of Golub Capital.
In this prospectus, the term “middle-market” generally refers to companies having earnings before interest, taxes, depreciation and amortization, or EBITDA, of less than $100.0 million annually.

We seek to create a portfolio that includes primarily one stop and other senior secured loans by primarily investing approximately $5.0 million to $30.0 million of capital, on average, in the securities of U.S. middle-market companies. We may also selectively invest more than $30.0 million in some of our portfolio companies and generally expect that the size of our individual investments will vary proportionately with the size of our capital base.
We generally invest in securities that have been rated below investment grade by independent rating agencies or that would be rated below investment grade if they were rated. These securities, which may be referred to as “junk,” have predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal. In addition, many of our debt investments have floating interest rates that reset on a periodic basis and typically do not fully pay down principal prior to maturity, which may increase our risk of losing part or all of our investment.
Our Adviser
Our investment activities are managed by our investment adviser, GC Advisors. GC Advisors is responsible for sourcing potential investments, conducting research and due diligence on prospective investments and equity sponsors, analyzing investment opportunities, structuring our investments and monitoring our investments and portfolio companies on an ongoing basis. GC Advisors is a registered investment adviser under the Investment Advisers Act of 1940, as amended, or the Advisers Act. Under our amended and restated investment advisory agreement, or the Investment Advisory Agreement, with GC Advisors, we pay GC Advisors a base management fee and an incentive fee for its services. See “Business — Management Agreements — Investment Advisory Agreement — Management Fee” included in our most recent Annual Report on Form 10-K, as well as any amendments reflected in subsequent filings with the SEC, for a discussion of the base management fee and incentive fee, including the cumulative income incentive fee and the income and capital gains incentive fee, payable by us to GC Advisors. Unlike most closed-end funds whose fees are based on assets net of leverage, our base management fee is based on our average-adjusted gross assets (including leverage but adjusted to exclude cash and cash equivalents so that investors do not pay the base management fee on such assets) and, therefore, GC Advisors benefits when we incur debt or use leverage. For purposes of the Investment Advisory Agreement, cash equivalents means U.S. government securities and commercial paper instruments maturing within 270 days of purchase.
Additionally, under the incentive fee structure, GC Advisors benefits when capital gains are recognized and, because it determines when a holding is sold, GC Advisors controls the timing of the recognition of capital gains. Our board of directors is charged with protecting our interests by monitoring how GC Advisors addresses these and other conflicts of interest associated with its management services and compensation. While not expected to review or approve each borrowing, our independent directors periodically review GC Advisors’ services and fees as well as its portfolio management decisions and portfolio performance. In connection with these reviews, our independent directors consider whether our fees and expenses (including those related to leverage) remain appropriate. See “Business — Management Agreements — Board Approval of the Investment Advisory Agreement” included in our most recent Annual Report on Form 10-K, as well as any amendments reflected in subsequent filings with the SEC.
GC Advisors is an affiliate of Golub Capital and pursuant to a staffing agreement, or the Staffing Agreement, Golub Capital LLC makes experienced investment professionals available to GC Advisors and provides access to the senior investment personnel of Golub Capital LLC and its affiliates. The Staffing Agreement provides GC Advisors with access to investment opportunities, which we refer to in the aggregate as deal flow, generated by Golub Capital LLC and its affiliates in the ordinary course of their businesses and commits the members of GC Advisors’ investment committee to serve in that capacity. As our investment adviser, GC Advisors is obligated to allocate investment opportunities among us and its other clients fairly and equitably over time in accordance with its allocation policy. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Related Party Transactions” in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, as well as any amendments reflected in subsequent filings with the SEC. However, there can be no assurance that such opportunities will be allocated to us fairly or equitably in the short-term or over time. GC Advisors seeks to capitalize on the significant deal origination, credit underwriting, due diligence, investment structuring, execution, portfolio management and monitoring experience of Golub Capital LLC’s investment professionals.

An affiliate of GC Advisors, the Administrator, provides the administrative services necessary for us to operate. See “Business — Management Agreements — Administration Agreement” included in our most recent Annual Report on Form 10-K, as well as any amendments reflected in subsequent filings with the SEC, for a discussion of the fees and expenses (subject to the review and approval of our independent directors) we are required to reimburse to the Administrator.
About Golub Capital
Golub Capital, founded in 1994, is a leading lender to middle-market companies, with a long track record of investing in senior secured, one stop, second lien and subordinated loans. As of March 31, 2019, Golub Capital had over $30.0 billion of capital under management. Since its inception, Golub Capital has closed deals with over 260 middle-market sponsors and repeat transactions with over 180 sponsors.
Golub Capital’s middle-market lending group is managed by a four-member senior management team consisting of Lawrence E. Golub, David B. Golub, Andrew H. Steuerman and Gregory W. Cashman. As of March 31, 2019, Golub Capital’s more than 100 investment professionals had an average of over 12 years of investment experience and were supported by more than 250 administrative and back office personnel that focus on operations, finance, legal and compliance, accounting and reporting, marketing, information technology and office management.
Risks Associated with Our Business
Our business is subject to numerous risks, as described in the section titled “Risk Factors” in this prospectus, the applicable prospectus supplement and in the related free writing prospectuses we have authorized for use in connection with a specific offering, and under similar headings in the documents that are incorporated by reference into this prospectus, including the section titled “Risk Factors” included in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, as well as any amendments reflected in subsequent filings with the SEC.
Corporate Information
Our principal executive offices are located at 666 Fifth Avenue, 18th Floor, New York, NY 10103, and our telephone number is (212) 750-6060. Our corporate website is located at www.golubcapitalbdc.com. Information on our website is not incorporated into or a part of this prospectus or any related prospectus supplement.

FEES AND EXPENSES
The following table is intended to assist you in understanding the costs and expenses that an investor in shares of our common stock will bear directly or indirectly. However, we caution you that some of the percentages indicated in the table below are estimates and may vary. Actual costs and expenses incurred by investors in shares of our common stock may be greater than the percentage estimates in the table below. The following table excludes one-time fees payable to third parties not affiliated with GC Advisors that were incurred in connection with each of the 2014 Debt Securitization and the 2018 Debt Securitization, or, collectively, the Debt Securitizations, but includes all of the applicable ongoing fees and expenses of the Debt Securitizations. Whenever this prospectus contains a reference to fees or expenses paid by “us” or “Golub Capital BDC,” or that “we” will pay fees or expenses, our common stockholders will indirectly bear such fees or expenses.
Stockholder transaction expenses:
Sales load (as a percentage of offering price)	—%(1)
Offering expenses (as a percentage of offering price)	—%(2)
Dividend reinvestment plan expenses	None(3)
Total stockholder transaction expenses (as a percentage of offering price)	—%
Annual expenses (as a percentage of net assets attributable to common stock):
Management fees	2.73%(4)
Incentive fees payable under the Investment Advisory Agreement	1.55%(5)
Interest payments on borrowed funds	4.40%(6)
Other expenses	0.60%(7)
Acquired fund fees and expenses	0.03%(8)
Total annual expenses	9.31%(9)

(1)
In the event that the securities to which this prospectus relates are sold to or through underwriters or agents, a corresponding prospectus supplement will disclose the applicable sales load.

(2)
The related prospectus supplement will disclose the estimated amount of total offering expenses (which may include offering expenses borne by third parties on our behalf), the offering price and the offering expenses borne by us as a percentage of the offering price.

(3)
The expenses associated with the dividend reinvestment plan are included in “Other expenses.” See “Dividend Reinvestment Plan.”

(4)
Our management fee is calculated at an annual rate equal to 1.375% and is based on the average adjusted gross assets (including assets purchased with borrowed funds and securitization-related assets, leverage, unrealized depreciation or appreciation on derivative instruments and cash collateral on deposit with custodian but adjusted to exclude cash and cash equivalents so that investors do not pay the base management fee on such assets) at the end of the two most recently completed calendar quarters and is payable quarterly in arrears. See “Business — Management Agreements — Investment Advisory Agreement — Management Fee” included in our most recent Annual Report on Form 10-K, as well as any amendments reflected in subsequent filings with the SEC. The management fee referenced in the table above is annualized and based on actual amounts incurred by us during the three months ended March 31, 2019. The estimate of our annualized base management fees based on actual expenses for the quarter ended March 31, 2019 assumes net assets of $966.2 million and leverage of $1,051.2 million, which reflects our net assets and leverage as of March 31, 2019.

GC Advisors, as collateral manager for the 2018 Issuer, under a collateral management agreement, or the 2018 Collateral Management Agreement, is entitled to receive an annual fee in an amount equal to 0.25% of the principal balance of the portfolio loans held by the 2018 Issuer at the beginning of the collection period relating to each payment date, which is payable in arrears on each payment date. This fee, which is less than the management fee payable under the Investment Advisory Agreement, is paid directly by the 2018 Issuer to GC Advisors and offset against such management fee. Accordingly, the 1.375% base management fee paid by us to GC Advisors under the Investment Advisory Agreement on all of our assets, including those indirectly held through the 2018 Issuer, is reduced, on a dollar-for-dollar basis, by an amount equal to such 0.25% fee paid to GC Advisors by the 2018 Issuer. Under the 2018 Collateral Management Agreement, the term “collection period” refers to the quarterly period running from the end of the prior collection period to the tenth business day prior to the payment date. This fee may be waived by the collateral manager. The 2018 Collateral Management Agreement does not include any incentive fee payable to GC Advisors.
GC Advisors, as collateral manager for the 2014 Issuer, under a collateral management agreement, or the 2014 Collateral Management Agreement, is entitled to receive an annual fee in an amount equal to 0.25% of the principal balance of the portfolio loans held by the 2014 Issuer at the beginning of the collection period relating to each payment date, which is payable in arrears on each payment date. This fee, which is less than the management fee payable under the Investment Advisory Agreement, is paid directly by the 2014 Issuer to GC Advisors and offset against such management fee. Accordingly, the 1.375% base management fee paid by us to GC Advisors under the Investment Advisory Agreement on all of our assets, including those indirectly held through the 2014 Issuer, is reduced, on a dollar-for-dollar basis, by an amount equal to such 0.25% fee paid to GC Advisors by the 2014 Issuer. Under the 2014 Collateral Management Agreement, the term “collection period” refers to a quarterly period running from the day after the end of the prior collection period to the tenth business day prior to the payment date. This fee may be waived by the collateral manager. The 2014 Collateral Management Agreement does not include any incentive fee payable to GC Advisors.
For purposes of this table, the SEC requires that the “Management fees” percentage be calculated as a percentage of net assets attributable to common stock, rather than total assets, including assets that have been funded with borrowed monies, because common stockholders bear all of this cost. If the base management fee portion of the “Management fees” percentage were calculated instead as a percentage of our total assets, our base management fee portion of the “Management fees” percentage would be approximately 1.29% of total assets.
(5)
The incentive fee referenced in the table above is based on actual amounts of the income component of the incentive fee incurred during the three months ended March 31, 2019, annualized for a full year, and the capital gains component payable under the Investment Advisory Agreement as of March 31, 2019. We have structured the calculation of the incentive fee to include a fee limitation such that no incentive fee will be paid to GC Advisors for any quarter if, after such payment, the cumulative incentive fees paid to GC Advisors since the effective date of our election to become a business development company would be greater than 20.0% of our cumulative pre-incentive fee net income. For a more detailed discussion of the calculation of the incentive fee, see “Business — Management Agreements — Income and Capital Gains Incentive Fee Calculation” included in our most recent Annual Report on Form 10-K, as well as any amendments reflected in subsequent filings with the SEC.

(6)
Interest payments on borrowed funds is based on our cost of funds on our outstanding indebtedness for the three months ended March 31, 2019, which consisted of $176.5 million of indebtedness outstanding under Revolving Credit Facilities, $287.0 million of debentures issued through our SBIC subsidiaries, and $587.6 million in notes issued through the Debt Securitizations. For the three months ended March 31, 2019, the annualized cost of funds for our total debt outstanding, which includes all interest and amortization of debt issuance costs on the Debt Securitizations, was 4.2%. Debt issuance costs represent fees and other direct incremental costs incurred in connection with our Debt Securitizations. These fees include a structuring and placement fee paid to Wells Fargo Securities, LLC for its services in connection with the initial structuring of the 2014 Debt Securitization of $1.81 million, certain fees in an aggregate amount of $0.35 million paid to J.P. Morgan Securities Inc. in connection with subsequent amendments and legal fees, accounting fees, rating agency fees and all other costs associated with the 2014 Debt Securitization. These fees also include a structuring and placement fee paid to Morgan Stanley & Co. LLC for its services in connection with the initial structuring of the 2018 Debt Securitization and legal fees, accounting fees, rating agency fees and all other costs associated with the 2018 Debt Securitization.

(7)
Includes our overhead expenses, including payments under the Administration Agreement based on our allocable portion of overhead and other expenses incurred by the Administrator, and any acquired fund fees and expenses that are not required to be disclosed separately. See “Business — Management Agreements — Administration Agreement” included in our most Annual Report on Form 10-K, as well as any amendments reflected in subsequent filings with the SEC. “Other expenses” are estimated based on the annualized amounts incurred for the three months ended March 31, 2019.

(8)
Our stockholders indirectly bear the expenses of our investment in SLF. No management fee is charged by the Administrator in connection with the administrative services it provides to SLF. However, SLF does reimburse the Administrator for its costs related to providing accounting, bookkeeping, treasury, loan operations, reporting and administrative services for SLF. Future expenses for SLF may be substantially higher or lower because certain expenses may fluctuate over time.

(9)
“Total annual expenses” as a percentage of consolidated net assets attributable to common stock are higher than the total annual expenses percentage would be for a company that is not leveraged. We borrow money to leverage our net assets and increase our total assets. The SEC requires that the “Total annual expenses” percentage be calculated as a percentage of net assets (defined as total assets less indebtedness and before taking into account any incentive fees payable during the period), rather than the total assets, including assets that have been funded with borrowed monies. The reason for presenting expenses as a percentage of net assets attributable to common stockholders is that our common stockholders bear all of our fees and expenses.

Example
The following example demonstrates the projected dollar amount of total cumulative expenses that would be incurred over various periods with respect to a hypothetical investment in our common stock. This example and the expenses in the table above should not be considered a representation of our future expenses, and actual expenses (including the cost of debt, if any, and other expenses) may be greater or less than those shown.
You would pay the following expenses on a $1,000 investment	1 year	3 years	5 years	10 years
Assuming a 5% annual return (assumes no return from net realized capital gains or net unrealized capital appreciation)	$78	$226	$367	$686
Assuming a 5% annual return (assumes return entirely from realized capital gains and thus subject to the capital gain incentive fee)	$88	$253	$406	$742
The foregoing table is to assist you in understanding the various costs and expenses that an investor in our common stock will bear directly or indirectly. While the example assumes, as required by the SEC, a 5% annual return, our performance will vary and may result in a return greater or less than 5%. The incentive fee under the Investment Advisory Agreement, which, assuming a 5% annual return, would either not be payable or have an immaterial impact on the expense amounts shown above, is not included in the example. Under our Investment Advisory Agreement, no incentive fee would be payable if we have a 5% annual return. If we achieve sufficient returns on our investments, including through the realization of capital gains, to trigger an incentive fee of a material amount, our expenses, and returns to our investors, would be higher. The example assumes that all dividends and other distributions are reinvested at net asset value. Under certain circumstances, reinvestment of dividends and other distributions under our dividend reinvestment plan may occur at a price per share that differs from net asset value. See “Dividend Reinvestment Plan” for more information.

RISK FACTORS
Investing in our securities involves a number of significant risks. Before you invest in our securities, you should carefully consider various risks described in the section titled “Risk Factors” below, in the applicable prospectus supplement and any related free writing prospectus, and discussed in the section titled “Risk Factors” in our most recent Annual Report on Form 10-K, as well as any amendments reflected in subsequent filings with the SEC, which are incorporated by reference into this prospectus in their entirety, together with other information in this prospectus, the documents incorporated by reference, and any free writing prospectus that we may authorize for use in connection with this offering. The risks set out in these documents are not the only risks we face. Additional risks and uncertainties not presently known to us or not presently deemed material by us may also impair our operations and performance. If any of these risks occur, our business, financial condition, results of operations and cash flows could be materially and adversely affected. In such case, our net asset value and the trading price of our common stock could decline, and you may lose all or part of your investment. The risk factors described in these documents are the principal risk factors associated with an investment in us as well as those factors generally associated with an investment company with investment objectives, investment policies, capital structure or trading markets similar to ours.
Risks Relating to Our Investments
The market price of our securities may fluctuate significantly.
The market price and liquidity of the market for our securities may be significantly affected by numerous factors, some of which are beyond our control and may not be directly related to our operating performance. These factors include:
•
significant volatility in the market price and trading volume of securities of business development companies or other companies in our sector, which are not necessarily related to the operating performance of the companies;

•
changes in regulatory policies, accounting pronouncements or tax guidelines, particularly with respect to RICs and business development companies;

•
loss of our qualification as a RIC or business development company;

•
changes in market interest rates and decline in the prices of debt;

•
changes in earnings or variations in operating results;

•
changes in the value of our portfolio investments;

•
changes in accounting guidelines governing valuation of our investments;

•
any shortfall in revenue or net income or any increase in losses from levels expected by investors or securities analysts;

•
departure of GC Advisors’ or any of its affiliates’ key personnel;

•
operating performance of companies comparable to us;

•
general economic trends and other external factors; and

•
loss of a major funding source.

If we issue preferred stock, debt securities or convertible debt securities, the net asset value and market value of our common stock may become more volatile.
We cannot assure you that the issuance of preferred stock and/or debt securities would result in a higher yield or return to the holders of our common stock. The issuance of preferred stock, debt securities or convertible debt would likely cause the net asset value and market value of our common stock to become more volatile. If the dividend rate on the preferred stock, or the interest rate on the debt securities, were to approach the net rate of return on our investment portfolio, the benefit of leverage to the holders of our common stock would be reduced. If the dividend rate on the preferred stock, or the interest rate on the debt securities, were to exceed the net rate of return on our portfolio, the use of leverage would result in a lower rate of return to the holders of common stock than if we had not issued the preferred stock or debt securities. Any decline in the net asset value of our investment would be borne entirely by the holders of our common stock. Therefore, if the market value of our portfolio were to decline, the leverage would result in a greater decrease in net asset value to the holders of our common stock than if we were not leveraged through the issuance of preferred stock. This decline in net asset value would also tend to cause a greater decline in the market price for our common stock.
There is also a risk that, in the event of a sharp decline in the value of our net assets, we would be in danger of failing to maintain required asset coverage ratios which may be required by the preferred stock, debt securities, convertible debt or units or of a downgrade in the ratings of the preferred stock, debt securities, convertible debt or units or our current investment income might not be sufficient to meet the dividend requirements on the preferred stock or the interest payments on the debt securities. In order to counteract such an event, we might need to liquidate investments in order to fund redemption of some or all of the preferred stock, debt securities or convertible debt. In addition, we would pay (and the holders of our common stock would bear) all costs and expenses relating to the issuance and ongoing maintenance of the preferred stock, debt securities, convertible debt or any combination of these securities. Holders of preferred stock, debt securities or convertible debt may have different interests than holders of common stock and may at times have disproportionate influence over our affairs.
We are a holding company and depend on payments from our subsidiaries in order to make payments on any debt securities that we may issue as well as to pay dividends on our common stock. Any debt securities that we issue will be structurally subordinated to the obligations of our subsidiaries.
We are a holding company and fund a majority of our investments through wholly-owned subsidiaries, and a majority of the assets that we hold directly are the equity interests in such subsidiaries, including any subordinated notes issued as part of our debt securitization transactions, which notes represent the residual claimant on distributions by the applicable securitization subsidiary. We depend upon the cash flow from our subsidiaries and the receipt of funds from them in the form of payments on any subordinated notes, dividends, and other distributions, any of which may be subject to restriction or limitations based on the organizational documents of the subsidiaries and the agreements governing the debt of any such subsidiary. In addition, because we are a holding company, any debt securities that we issue will be structurally subordinated to the obligations of our subsidiaries. In the event that one of our subsidiaries becomes insolvent, liquidates, reorganizes, dissolves or otherwise winds up, its assets will be used first to satisfy the claims of its creditors. Consequently, any claim by us or our creditors, including holders of any debt securities that we may issue, against any subsidiary will be structurally subordinated to all of the claims of the creditors of such subsidiary. We cannot assure security holders that they will receive any payments required to be made under the terms of any debt securities that we may issue, dividends or other distributions.
Holders of any preferred stock that we may issue will have the right to elect members of the board of directors and have class voting rights on certain matters.
The 1940 Act requires that holders of shares of preferred stock must be entitled as a class to elect two directors at all times and to elect a majority of the directors if dividends on such preferred stock are in arrears by two years or more, until such arrearage is eliminated. In addition, certain matters under the 1940 Act require the separate vote of the holders of any issued and outstanding preferred stock, including changes in fundamental investment restrictions and conversion to open-end status and, accordingly, preferred stockholders could veto any such changes. Restrictions imposed on the declarations and payment of dividends or other distributions to the holders of our common stock and preferred stock, both by the 1940 Act and by requirements imposed by rating agencies, might impair our ability to maintain our qualification as a RIC for U.S. federal income tax purposes.
Your interest in us may be diluted if you do not fully exercise your subscription rights in any rights offering. In addition, if the subscription price is less than our net asset value per share, then you will experience an immediate dilution of the aggregate net asset value of your shares.
In the event we issue subscription rights, stockholders who do not fully exercise their subscription rights should expect that they will, at the completion of a rights offering pursuant to this prospectus, own a smaller proportional interest in us than would otherwise be the case if they fully exercised their rights. We cannot state precisely the amount of any such dilution in share ownership because we do not know at this time what proportion of the shares will be purchased as a result of such rights offering.
In addition, if the subscription price is less than the net asset value per share of our common stock, then our stockholders would experience an immediate dilution of the aggregate net asset value of their shares as a result of the offering. The amount of any decrease in net asset value is not predictable because it is not known at this time what the subscription price and net asset value per share will be on the expiration date of a rights offering or what proportion of the shares will be purchased as a result of such rights offering. Such dilution could be substantial.
These dilutive effects may be exacerbated if we were to conduct multiple subscription rights offerings, particularly if such offerings were to occur over a short period of time. In addition, subscription rights offerings and the prospect of future subscription rights offerings may create downward pressure on the secondary market price of our common stock due to the potential for the issuance of shares at a price below our net asset value, without a corresponding change to our net asset value.
The trading market or market value of our publicly issued debt securities may fluctuate.
Our publicly issued debt securities may or may not have an established trading market. We cannot assure you that a trading market for our publicly issued debt securities will ever develop or be maintained if developed. In addition to our creditworthiness, many factors may materially adversely affect the trading market for, and market value of, our publicly issued debt securities. These factors include, but are not limited to, the following:
•
the time remaining to the maturity of these debt securities;

•
the outstanding principal amount of debt securities with terms identical to these debt securities;

•
the ratings assigned by national statistical ratings agencies;

•
the general economic environment;

•
the supply of debt securities trading in the secondary market, if any;

•
the redemption or repayment features, if any, of these debt securities;

•
the level, direction and volatility of market interest rates generally; and

•
market rates of interest higher or lower than rates borne by the debt securities.

You should also be aware that there may be a limited number of buyers when you decide to sell your debt securities. This too may materially adversely affect the market value of the debt securities or the trading market for the debt securities.
Terms relating to redemption may materially adversely affect your return on any debt securities that we may issue.
If your debt securities are redeemable at our option, we may choose to redeem your debt securities at times when prevailing interest rates are lower than the interest rate paid on your debt securities. In addition, if your debt securities are subject to mandatory redemption, we may be required to redeem your debt securities also at times when prevailing interest rates are lower than the interest rate paid on your debt securities. In this circumstance, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as your debt securities being redeemed.
Our credit ratings may not reflect all risks of an investment in our debt securities.
Our credit ratings are an assessment by third parties of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of our debt securities. Our credit ratings, however, may not reflect the potential impact of risks related to market conditions generally or other factors discussed above on the market value of or trading market for the publicly issued debt securities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, including the documents that we incorporate by reference herein, contains, and any applicable prospectus supplement or free writing prospectus, including the documents we incorporate by reference therein, may contain forward-looking statements, which relate to future events or our future performance or financial condition. All statements other than statements of historical facts, including statements regarding our future events or future performance or financial condition, are forward-looking statements. The forward-looking statements contained or incorporated by reference in this prospectus and any applicable prospectus supplement or free writing prospectus may involve risks and uncertainties, including statements as to:
•
our future operating results;

•
our business prospects and the prospects of our portfolio companies;

•
the effect of investments that we expect to make and the competition for those investments;

•
our contractual arrangements and relationships with third parties;

•
actual and potential conflicts of interest with GC Advisors and other affiliates of Golub Capital;

•
the dependence of our future success on the general economy and its effect on the industries in which we invest;

•
the ability of our portfolio companies to achieve their objectives;

•
the use of borrowed money to finance a portion of our investments;

•
the adequacy of our financing sources and working capital;

•
the timing of cash flows, if any, from the operations of our portfolio companies;

•
general economic and political trends and other external factors;

•
the ability of GC Advisors to locate suitable investments for us and to monitor and administer our investments;

•
the ability of GC Advisors or its affiliates to attract and retain highly talented professionals;

•
our ability to qualify and maintain our qualification as a RIC and as a business development company;

•
general price and volume fluctuations in the stock markets;

•
the impact on our business of Dodd-Frank and the rules and regulations issued thereunder and any actions toward repeal thereof;

•
the effect of changes to tax legislation and our tax position; and

•
the transactions contemplated by the Agreement and Plan of Merger, dated as of November 27, 2018, that we entered into with Golub Capital Investment Corporation, GC Advisors, Fifth Ave Subsidiary Inc., our wholly-owned subsidiary, and, for certain limited purposes, the Administrator, or the Merger, the likelihood the Merger is completed and the anticipated timing of its completion.

Such forward-looking statements may include statements preceded by, followed by or that otherwise include the words “may,” “might,” “will,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “estimate,” “anticipate,” “predict,” “potential,” “plan” or similar words. The forward-looking statements contained in this prospectus and any applicable prospectus supplement or free writing prospectus involve risks and uncertainties. Our actual results could differ materially from those implied or expressed in the forward-looking statements for any reason, including the factors set forth as “Risk Factors” in our most recent Annual Report on Form 10-K and elsewhere contained or incorporated by reference in this prospectus and any applicable prospectus supplement or free writing prospectus.
Discussions containing forward-looking statements may be found in the sections titled “Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our most recent Annual Report on Form 10-K, as well as any amendments reflected in subsequent filings with the SEC. We discuss in greater detail, and incorporate by reference into this prospectus in their entirety, many of these risks and uncertainties in the sections titled “Risk Factors” in the applicable prospectus supplement, in the free writing prospectus we may authorize for use in connection with a specific offering, and in our most recent Annual Report on Form 10-K, as well as any amendments reflected in subsequent filings with the SEC.
We base the forward-looking statements included in this prospectus, any prospectus supplement, free writing prospectus and documents incorporated by reference into this prospectus on information available to us on the applicable date of the relevant document. Actual results could differ materially from those anticipated in our forward-looking statements and future results could differ materially from historical performance. You are advised to consult any additional disclosures that we may make directly to you or through reports that we have filed or in the future may file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. This prospectus, any prospectus supplement, free writing prospectus and documents incorporated by reference into this prospectus contains or may contain statistics and other data that have been obtained from or compiled from information made available by third-party service providers. We have not independently verified such statistics or data.

USE OF PROCEEDS
Unless otherwise specified in a prospectus supplement or a free writing prospectus we have authorized for use in connection with a specific offering, we intend to use all or substantially all of the net proceeds from the sale of our securities to invest in portfolio companies in accordance with our investment objective and strategies and for general corporate purposes. We expect that our new investments will consist primarily of one stop and other senior secured loans. We will also pay operating expenses, including management and administrative fees, and may pay other expenses such as due diligence expenses relating to potential new investments, from the net proceeds of any offering of our securities. We may also use a portion of the net proceeds from the sale of our securities to repay amounts outstanding under our Revolving Credit Facilities.
We anticipate that we will use substantially all of the net proceeds of an offering for the above purposes within approximately six months after the completion of any offering of our securities, depending on the availability of appropriate investment opportunities consistent with our investment objective and market conditions. We cannot assure you that we will achieve our targeted investment pace.
Until appropriate investment opportunities can be found, we may also invest the net proceeds of any offering of our securities primarily in cash, cash equivalents, U.S. government securities and high-quality debt investments that mature in one year or less from the date of investment. These temporary investments may have lower yields than our targeted investment types and, accordingly, may result in lower distributions, if any, during such period. Our ability to achieve our investment objective may be limited to the extent that the net proceeds from an offering, pending full investment, are held in lower yielding interest-bearing deposits or other short-term instruments. See “Business — Regulation — Temporary Investments” included in our most recent Annual Report on Form 10-K, as well as any amendments reflected in subsequent filings with the SEC, for additional information about temporary investments we may make while waiting to make longer-term investments in pursuit of our investment objective.

PRICE RANGE OF COMMON STOCK
Our common stock is currently traded on The Nasdaq Global Select Market under the symbol “GBDC”. The following table sets forth: (i) the net asset value per share of our common stock as of the applicable period end, (ii) the range of high and low closing sales prices of our common stock as reported on the Nasdaq during the applicable period, (iii) the closing high and low sales prices as a premium (discount) to net asset value during the relevant period, and (iv) the dividends and distributions per share of our common stock declared during the applicable period.
Period	NAV(1)	Closing Sales Price		Premium of High Sales Price	Premium (Discount) of Low Sales Price to NAV(2)	Dividends and Distributions Declared
		High	Low
Fiscal year ending September 30, 3019
Third quarter (through June 25, 2019)	N/A	$18.43	$17.34	N/A	N/A	$0.32(3)
Second quarter	$15.95	$18.65	$16.62	16.9%	4.2%	$0.32
First quarter	$15.97	$19.01	$16.38	19.0%	2.6%	$0.44(4)
Fiscal year ending September 30, 2018
Fourth quarter	$16.10	$19.14	$18.40	18.9%	14.3%	$0.32
Third quarter	$16.15	$18.67	$17.83	15.6%	10.4%	$0.32
Second quarter	$16.11	$18.44	$17.62	14.5%	9.4%	$0.32
First quarter	$16.04	$19.41	$18.20	21.0%	13.5%	$0.40(5)
Fiscal year ended September 30, 2017
Fourth quarter	$16.08	$19.71	$18.24	22.6%	13.4%	$0.32
Third quarter	$16.01	$20.44	$19.10	27.7%	19.3%	$0.32
Second quarter	$15.88	$19.88	$18.38	25.2%	15.7%	$0.32
First quarter	$15.74	$18.76	$17.55	19.2%	11.5%	$0.57(6)

(1)
NAV per share is determined as of the last day in the relevant quarter and therefore may not reflect the NAV per share on the date of the high and low closing sales prices. The NAVs shown are based on outstanding shares at the end of each period.

(2)
Calculated as of the respective high or low closing sales price divided by the quarter-end NAV.

(3)
On May 7, 2019, our Board declared a quarterly distribution of $0.32 per share payable on June 28, 2019 to holders of record of common stock as of June 7, 2019.

(4)
Includes a special distribution of $0.12 per share.

(5)
Includes a special distribution of $0.08 per share.

(6)
Includes a special distribution of $0.25 per share.

The last reported price for our common stock on June 25, 2019 was $17.63 per share. As of June 21, 2019, we had 439 stockholders of record.

SENIOR SECURITIES
Information about our senior securities is shown as of the dates indicated in the below table which is derived from our consolidated financial statements and related notes. This information about our senior securities should be read in conjunction with our audited and unaudited consolidated financial statements and related notes thereto and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, as well as any amendments reflected in subsequent filings with the SEC.
Class and Year	Total Amount Outstanding Exclusive of Treasury Securities(1)	Asset Coverage per Unit(2)	Involuntary Liquidating Preference per Unit(3)	Average Market Value per Unit(4)
	(In thousands)
Retired Credit Facility
September 30, 2008	$123,083	$1,137	—	N/A
September 30, 2009	$315,306	$1,294	—	N/A
TRS
September 30, 2011	$77,986	$2,240	—	N/A
2010 Debt Securitization
September 30, 2010	$174,000	$2,487	—	N/A
September 30, 2011	$174,000	$2,240	—	N/A
September 30, 2012	$174,000	$2,632	—	N/A
September 30, 2013	$203,000	$3,717	—	N/A
September 30, 2014	$215,000	$2,491	—	N/A
September 30, 2015	$215,000	$2,373	—	N/A
September 30, 2016	$215,000	$2,488	—	N/A
September 30, 2017	$205,000	$2,852	—	N/A
2014 Debt Securitization
September 30, 2014	$246,000	$2,491	—	N/A
September 30, 2015	$246,000	$2,373	—	N/A
September 30, 2016	$246,000	$2,488	—	N/A
September 30, 2017	$246,000	$2,852	—	N/A
September 30, 2018	$197,483	$2,695	—	N/A
March 31, 2019 (unaudited)	$179,443	$2,250	—	N/A
2018 Debt Securitization
March 31, 2019 (unaudited)	$408,200	$2,250	—	N/A
Credit Facility
September 30, 2011	$2,383	$2,240	—	N/A
September 30, 2012	$54,800	$2,632	—	N/A
September 30, 2013	$29,600	$3,717	—	N/A
September 30, 2014	$27,400	$2,491	—	N/A
September 30, 2015	$127,250	$2,373	—	N/A
September 30, 2016	$126,700	$2,488	—	N/A
September 30, 2017	$63,100	$2,852	—	N/A
September 30, 2018	$136,000	$2,695	—	N/A

Class and Year	Total Amount Outstanding Exclusive of Treasury Securities(1)	Asset Coverage per Unit(2)	Involuntary Liquidating Preference per Unit(3)	Average Market Value per Unit(4)
	(In thousands)
MS Credit Facility
September 30, 2018	$234,700	$2,695	—	N/A
MS Credit Facility II
March 31, 2019 (unaudited)	$176,530	$2,250	—	N/A
Revolver
September 30, 2014	$0	N/A	—	N/A
September 30, 2015	$0	N/A	—	N/A
Adviser Revolver
September 30, 2016	$0	N/A	—	N/A
September 30, 2017	$0	N/A	—	N/A
September 30, 2018	$0	N/A	—	N/A
March 31, 2019 (unaudited)	$0	N/A	—	N/A
SBA Debentures
September 30, 2011	$61,300	$2,240	—	N/A
September 30, 2012	$123,500	$2,632	—	N/A
September 30, 2013	$179,500	$3,717	—	N/A
September 30, 2014	$208,750	$2,491	—	N/A
September 30, 2015	$225,000	$2,373	—	N/A
September 30, 2016	$277,000	$2,488	—	N/A
September 30, 2017	$267,000	$2,852	—	N/A
September 30, 2018	$277,500	$2,695	—	N/A
March 31, 2019 (unaudited)	$287,000	$2,250	—	N/A
Total Debt(5)
September 30, 2008	$123,083	$1,137	—	N/A
September 30, 2009	$315,306	$1,294	—	N/A
September 30, 2010	$174,000	$2,487	—	N/A
September 30, 2011	$254,369	$2,240	—	N/A
September 30, 2012	$228,800	$2,632	—	N/A
September 30, 2013	$232,600	$3,717	—	N/A
September 30, 2014	$488,400	$2,491	—	N/A
September 30, 2015	$588,250	$2,373	—	N/A
September 30, 2016	$587,700	$2,488	—	N/A
September 30, 2017	$514,100	$2,852	—	N/A
September 30, 2018	$568,183	$2,695	—	N/A
March 31, 2019 (unaudited)	$764,173	$2,250	—	N/A

(1)
Total amount of each class of senior securities outstanding at the end of the period presented.

(2)
Asset coverage per unit is the ratio of the carrying value of our total consolidated assets, less all liabilities and indebtedness not represented by senior securities, to the aggregate amount of senior securities representing indebtedness. Asset coverage per unit is expressed in terms of dollar amounts per $1,000 of indebtedness.
(3)
The amount to which such class of senior security would be entitled upon the voluntary liquidation of the issuer in preference to any security junior to it. The “—” in this column indicates that the SEC expressly does not require this information to be disclosed for certain types of senior securities.

(4)
Not applicable because such senior securities are not registered for public trading.

(5)
These amounts exclude the SBA debentures pursuant to exemptive relief we received from the SEC on September 13, 2011.

PORTFOLIO COMPANIES
The following table sets forth certain information as of March 31, 2019 for each portfolio company in which we had an investment. The general terms of each type of investment, including information on our security interests in the assets of the portfolio companies and the expected interest rates on such investments, are described in “Business — General — Investment Structure” included in our most recent Annual Report on Form 10-K, as well as any amendments reflected in subsequent filings with the SEC. Other than our equity investments and our investment in SLF, our only formal relationships with our portfolio companies are the managerial assistance that we may provide upon request and the board observer or participation rights we may receive in connection with our investment. As indicated by footnote to the following table, we are deemed to “control”, as defined in the 1940 Act, SLF because we own more than 25% of SLF’s outstanding voting securities. As of March 31, 2019, other than our investment in SLF, we do not “control”, as defined in the 1940 Act, any of our portfolio companies. As of March 31, 2019, we were an “affiliated person”, as defined in the 1940 Act, of two portfolio companies. In general, under the 1940 Act, we would “control” a portfolio company if we owned, directly or indirectly, more than 25.0% of its voting securities and would be an “affiliate” of a portfolio company if we owned, directly or indirectly, five percent or more of its voting securities. The loans in our current portfolio were either originated or purchased in the secondary market by Golub Capital and its affiliates. As of March 31, 2019, there were 76 portfolio companies with a total fair value of $321.5 million securing the notes issued as part of the 2014 Debt Securitization and 96 portfolio companies with a total fair value of $590.9 million securing the notes issued as part of the 2018 Debt Securitization. The pool of loans in the Debt Securitizations must meet certain requirements, including asset mix and concentration, collateral coverage, term, agency rating, minimum coupon, minimum spread and sector diversity requirements.

Name of Portfolio Company	Address	Industry	Type of Investment(1)	Spread Above LIBOR(2)	Interest Rate(3)	Maturity	Fair Value (Dollars in Thousands)(4)	Percentage of Class Held(5)
1A Smart Start LLC	500 E Dallas Rd Suite 100 Grapevine, TX 76051	Home and Office Furnishings, Housewares, and Durable Consumer	Senior loan~	L + 4.50%(a)	7.00%	02/2022	$846	—
Abita Brewing Co., L.L.C.	21084 Highway 36 Covington, LA 70433	Beverage, Food and Tobacco	One stop	L + 5.75%(a)	8.25%	04/2021	6,939	—
			One stop	L + 5.75%	N/A(7)	04/2021	—	—
Accela, Inc.	2633 Camino Ramon, Suite 500 San Ramo, CA 94583	Diversified/ Conglomerate Service	One stop*	L + 6.25%(c)	8.85%	09/2023	5,050	—
			One stop	L + 6.25%(c)	8.85%	09/2023	46	—
			LLC units	N/A	N/A	N/A	167	0.1%
Active Day, Inc.	6 Neshaminy Interplex Suite 401 Trevose, PA 19053	Healthcare, Education and Childcare	One stop	L + 6.00%(c)	8.60%	12/2021	12,801	—
			One stop^	L + 6.00%(c)	8.60%	12/2021	988	—
			One stop*	L + 6.00%(c)	8.60%	12/2021	637	—
			One stop*	L + 6.00%(c)	8.60%	12/2021	440	—
			One stop	L + 6.00%(c)	8.60%	12/2021	49	—
			LLC interest	N/A	N/A	N/A	370	0.5%
Acuity Eyecare Holdings, LLC	211 East Broadway Alton, IL 62002	Healthcare, Education and Childcare	One stop	L + 6.25%(c)	8.92%	03/2022	2,564	—
			One stop	L + 6.25%(c)	8.88%	03/2022	202	—
			One stop^	L + 6.25%(c)	8.91%	03/2022	149	—
			One stop	L + 6.25%	N/A(7)	03/2022	—	—
			One stop	L + 6.25%	N/A(7)	12/2020	—	—
			LLC interest	N/A	N/A	N/A	424	0.2%
ADCS Clinics Intermediate Holdings, LLC	151 Southhall Lane, Suite 300 Maitland, FL 32751	Healthcare, Education and Childcare	One stop~	L + 5.75%(a)	8.25%	05/2022	20,957	—
			One stop*	L + 5.75%(a)	8.25%	05/2022	107	—
			One stop*	L + 5.75%(a)	8.25%	05/2022	83	—
			One stop*	L + 5.75%(a)	8.25%	05/2022	31	—
			One stop	P + 4.75%(f)	10.25%	05/2022	25	—
			Preferred stock	N/A	N/A	N/A	455	0.0%(17)
			Common stock	N/A	N/A	N/A	—	0.2%
Agilitas USA, Inc.	2001 Mallory Lane, Suite 201 Franklin, TN 37067	Healthcare, Education and Childcare	One stop*	L + 5.50%(c)	8.30%	04/2022	8,312	—
			One stop	L + 5.50%(c)	8.30%	04/2022	10	—
			One stop	L + 5.50%	N/A(7)	04/2022	—	—
Agility Recovery Solutions Inc.	2101 Rexford Road, Suite 350E Charlotte, NC 28211	Diversified/ Conglomerate Service	One stop^*	L + 6.00%(a)	8.50%	03/2023	15,789	—
			One stop	L + 6.00%(a)	8.49%	03/2023	139	—
			Preferred stock	N/A	N/A	N/A	436	0.4%
Anaqua, Inc.	31 St. James Ave, 11th FL Boston, MA 02116	Diversified/ Conglomerate Service	One stop^*	L + 6.50%(c)	9.26%	07/2022	6,913	—
			One stop	L + 6.50%	N/A(7)	07/2022	—	—
Appriss Holdings, Inc.	10401 Linn Station Road Louisville, KY 40223	Electronics	One stop^*~	L + 5.75%(c)	8.35%	05/2022	36,306	—
			One stop	L + 5.75%(c)	8.38%	05/2022	732	—
Apptio, Inc.	11100 NE 8th St. Suite 600 Bellevue, WA 98004	Diversified/ Conglomerate Service	One stop~	L + 7.25%(a)	9.74%	01/2025	21,780	—
			One stop(6)	L + 7.25%	N/A(7)	01/2025	(2)	—
Arcos, LLC	445 Hutchinson Ave, Suite 600 Columbus OH 43235	Utilities	One stop~	L + 5.75%(c)	8.35%	02/2021	8,663	—
			One stop	L + 5.75%	N/A(7)	02/2021	—	—

Name of Portfolio Company	Address	Industry	Type of Investment(1)	Spread Above LIBOR(2)	Interest Rate(3)	Maturity	Fair Value (Dollars in Thousands)(4)	Percentage of Class Held(5)
Aris Teleradiology Company, LLC	5655 Hudson Drive, Ste 210 Hudson, OH 44236	Healthcare, Education and Childcare	Senior loan(8)	L + 5.50%(c)	8.10%	03/2021	$709	—
			Senior loan(8)	L + 5.50%(c)	8.29%	03/2021	71	—
AutoQuotes, LLC	8800 Baymeadows Way West, Suite 500 Jacksonville, FL 32256	Diversified/ Conglomerate Service	One stop~	L + 6.00%(c)	8.63%	11/2024	4,635	—
			One stop	L + 6.00%	N/A(7)	11/2024	—	—
Batteries Plus Holding Corporation	1325 Walnut Ridge Dr. Hartland, WI 53029	Retail Stores	One stop	L + 6.75%(a)	9.25%	07/2022	11,872	—
			One stop	P + 5.75%(f)	0.1125	07/2022	7	—
			LP interest	N/A	N/A	N/A	800	0.2%
Bazaarvoice, Inc.	3900 N. Capital of TX Hwy, Suite 300 Austin, TX 78746	Diversified/ Conglomerate Service	One stop*~	L + 5.75%(a)	8.25%	02/2024	19,319	—
			One stop	L + 5.75%(a)	8.25%	02/2024	50	—
Benetech, Inc.	2245 Sequoia Dr., Suite 300 Aurora, IL 60506	Mining, Steel, Iron and Non-Precious Metals	One stop(9)(14)	L + 10.00%(a)	10.50% cash/ 2.00% PIK	05/2019	4,164	—
			One stop(9)(14)	P + 8.75%(a)(f)	11.91% cash/ 2.00% PIK	05/2019	209	—
			LLC interest(9)(14)	N/A	N/A	N/A	—	10.2%
			LLC interest(9)(14)	N/A	N/A	N/A	16	10.2%
Benihana, Inc.	8685 NW 53rd Terrace #201 Miami, FL 33166	Beverage, Food and Tobacco	Equity	N/A	N/A	N/A	1,039	0.7%
BIO18 Borrower, LLC	2300 Englert Dr Durham, NC, 27713	Healthcare, Education and Childcare	One stop~	L + 5.50%(c)	8.13%	11/2024	7,224	—
			One stop	L + 5.50%(b)	8.06%	11/2024	33	—
			One stop	L + 5.50%	N/A(7)	11/2024	—	—
			Equity	N/A	N/A	N/A	484	0.1%
BIOVT, LLC	123 Frost Street, Suite 115 Westbury, NY 11590	Healthcare, Education and Childcare	One stop^*	L + 5.75%(a)	8.25%	01/2021	18,394	—
			One stop~	L + 5.75%(a)	8.25%	01/2021	161	—
			One stop	L + 5.75%	N/A(7)	01/2021	—	—
			One stop	L + 5.75%	N/A(7)	01/2021	—	—
			LLC units	N/A	N/A	N/A	722	0.2%
Boot Barn, Inc.	15776 Laguna Canyon Rd. Irvine, CA 92618	Retail Stores	Senior loan	L + 4.50%(c)	7.10%	06/2021	393	—
Brandmuscle, Inc.	233 S. Wacker Drive, Suite 4400 Chicago, IL 60606	Printing and Publishing	Senior loan^	L + 5.00%(c)	7.60%	12/2021	618	—
			LLC interest	N/A	N/A	N/A	107	0.3%
Brooks Equipment Company, LLC	10926 David Taylor Drive, Suite 300 Charlotte, NC 28262	Buildings and Real Estate	One stop^*	L + 5.00%(c)	7.63%	08/2020	21,096	—
			One stop*	L + 5.00%(c)	7.66%	08/2020	2,107	—
			One stop	P + 3.75%(f)	9.25%	08/2020	178	—
			Common stock	N/A	N/A	N/A	2,393	0.7%
C. J. Foods, Inc.	21 Main Street Bern, KS 66408	Beverage, Food and Tobacco	One stop^*~	L + 6.25%(c)	8.85%	05/2020	8,539	—
			One stop^	L + 6.25%(c)	8.85%	05/2020	646	—
			One stop	L + 6.25%(c)	8.86%	05/2020	560	—
			Preferred stock	N/A	N/A	N/A	580	0.2%
Cafe Rio Holding, Inc.	215 North Admiral Byrd Road, Suite 100 Salt Lake City, UT 84116	Beverage, Food and Tobacco	One stop^	L + 5.50%(a)	8.00%	09/2023	10,318	—
			One stop	L + 5.50%(a)	8.00%	09/2023	125	—
			One stop*	L + 5.50%(a)	8.00%	09/2023	79	—
			One stop	L + 5.50%(a)	8.00%	09/2023	70	—

Name of Portfolio Company	Address	Industry	Type of Investment(1)	Spread Above LIBOR(2)	Interest Rate(3)	Maturity	Fair Value (Dollars in Thousands)(4)	Percentage of Class Held(5)
			One stop	P + 4.50%(f)	10.00%	09/2023	$2	—
			One stop	L + 5.50%	N/A(7)	09/2023	—	—
			Common stock	N/A	N/A	N/A	271	0.1%
Caliper Software, Inc.	315 Capitol Street, Suite 100 Houston, TX 77090	Diversified/ Conglomerate Service	One stop~	L + 5.50%(a)	8.00%	11/2025	6,185	—
			One stop	L + 5.50%(a)	8.00%	11/2023	9	—
			Preferred stock	N/A	N/A	N/A	1,280	0.4%
			Common stock	N/A	N/A	N/A	100	0.0%(17)
Captain D’s, LLC	624 Grassmere Drive, Suite 30 Nashville, TN 37211	Personal, Food and Miscellaneous Services	Senior loan^	L + 4.50%(a)	6.99%	12/2023	3,881	—
			Senior loan	P + 3.50%(a)(f)	8.18%	12/2023	21	—
			LLC interest	N/A	N/A	N/A	44	0.1%
Captive Resources Midco, LLC	201 East Commerce Drive Schaumburg, IL 60173	Insurance	One stop^*~	L + 5.75%(a)	8.25%	12/2021	33,443	—
			One stop	L + 5.75%	N/A(7)	12/2021	—	—
			One stop	L + 5.75%	N/A(7)	12/2021	—	—
			LLC units(13)	N/A	N/A	N/A	534	0.1%
Centrify Corporation	3300 Tannery Way Santa Clara, CA 95054	Diversified/ Conglomerate Service	One stop*	L + 6.25%(c)	8.86%	08/2024	10,701	—
			One stop	P + 5.25%(f)	10.75%	08/2024	147	—
			LP interest	N/A	N/A	N/A	300	0.1%
			LP interest	N/A	N/A	N/A	—	0.1%
Chase Industries, Inc.	10021 Commerce Park Dr. Cincinnati, OH 45246	Diversified/ Conglomerate Manufacturing	Senior loan~	L + 4.00%(c)(f)	6.61%	05/2025	6,836	—
			Senior loan	L + 4.00%(c)(f)	6.65%	05/2023	83	—
			Senior loan	L + 4.00%(c)(f)	6.60%	05/2025	12	—
Clarkson Eyecare LLC	15933 Clayton Road, Suite 210 Ballwin, MO 63011	Personal, Food and Miscellaneous Services	One stop	L + 6.25%(c)	8.96%	04/2021	32	—
			One stop	L + 6.25%(a)(c)	8.75%	04/2021	1	—
Clearwater Analytics, LLC	777 W. Maine St. Suite 900 Boise, ID 83702	Diversified/ Conglomerate Service	One stop^*	L + 5.00%(a)	7.50%	09/2022	8,532	—
			One stop	L + 5.00%	N/A(7)	09/2022	—	—
Cloudbees, Inc.	2001 Gateway Place, Suite 670W San Jose, CA 95110	Diversified/ Conglomerate Service	One stop	L + 9.00%(a)	10.99% cash/ 0.50% PIK	05/2023	1,903	—
			One stop	L + 9.00%	N/A(7)	05/2023	—	—
			Preferred stock	N/A	N/A	N/A	205	—
			Warrant	N/A	N/A	N/A	68	—
CLP Healthcare Services, Inc.	Creekside Crossing IV, 12 Cadillac Dr., Ste 360 Brentwood, TN 37027	Healthcare, Education and Childcare	Senior loan^	L + 5.25%(a)	7.75%	12/2020	3,865	—
Community Veterinary Partners, LLC	100 N. 20th Street, Suite 302 Phiadelphia, PA 19103	Personal, Food and Miscellaneous Services	One stop^	L + 5.50%(c)	8.10%	10/2021	281	—
			One stop~	L + 5.50%(c)	8.10%	10/2021	111	—
			One stop*	L + 5.50%(c)	8.10%	10/2021	99	—
			One stop	L + 5.50%(c)	8.10%	10/2021	94	—
			One stop~	L + 5.50%(c)	8.10%	10/2021	84	—
			One stop~	L + 5.50%(c)	8.10%	10/2021	75	—
			One stop	L + 5.50%(c)	8.10%	10/2021	6	—
			One stop	L + 5.50%	N/A(7)	10/2021	—	—
			Common stock	N/A	N/A	N/A	352	0.2%
Compusearch Software Holdings, Inc.	21251 Ridgetop Circle, Suite 100 Dulles, VA 20166	Electronics	Senior loan^~	L + 4.25%(c)	6.75%	05/2021	2,057	—

Name of Portfolio Company	Address	Industry	Type of Investment(1)	Spread Above LIBOR(2)	Interest Rate(3)	Maturity	Fair Value (Dollars in Thousands)(4)	Percentage of Class Held(5)
Confluence Technologies, Inc.	Nova Tower One One Allegheny Square, Suite 800 Pittsburgh, PA 15212	Diversified/ Conglomerate Service	One stop	L + 7.50%(a)	9.99%	03/2024	$6,998	—
			One stop	L + 7.50%	N/A(7)	03/2024	—	—
			LLC interest	N/A	N/A	N/A	133	0.1%
Connexin Software, Inc.	602 W. Office Center Drive, Suite 350 Fort Washington, PA 19034	Diversified/ Conglomerate Service	One stop	L + 8.50%(a)	11.00%	02/2024	2,401	—
			One stop	L + 8.50%	N/A(7)	02/2024	—	—
			LLC interest	N/A	N/A	N/A	96	—
Conservice, LLC	99 East 700 South Logan, UT 84321	Diversified/ Conglomerate Service	One stop~	L + 5.25%(a)	7.75%	12/2024	1,788	—
			One stop	L + 5.25%	N/A(7)	12/2024	—	—
CRH Healthcare Purchaser, Inc.	2675 Paces Ferry Road SE, Suite 2000 Atlanta, GA 30339	Healthcare, Education and Childcare	Senior loan~	L + 4.50%(c)	7.10%	12/2024	8,245	—
			Senior loan	L + 4.50%	N/A(7)	12/2024	—	—
			Senior loan	L + 4.50%	N/A(7)	12/2024	—	—
			LP interest	N/A	N/A	N/A	201	0.1%
CST Buyer Company	11035 Aurora Ave Urbandale, IA 50322	Home and Office Furnishings, Housewares, and Durable Consumer	One stop^	L + 5.00%(a)	7.50%	03/2023	2,357	—
			One stop	L + 5.00%	N/A(7)	03/2023	—	—
Cycle Gear, Inc.	4705 Industrial Way Benicia, CA 94510	Retail Stores	One stop^	L + 5.00%(c)	7.80%	01/2021	10,357	—
			One stop^	L + 5.00%(c)	7.80%	01/2021	600	—
			LLC units	N/A	N/A	N/A	426	0.2%
Datto, Inc.	101 Merrott 7, 7th Floor Norwalk, CT 06851	Diversified/ Conglomerate Service	One stop*~	L + 8.00%(c)	10.49%	12/2022	11,156	—
			One stop	L + 8.00%	N/A(7)	12/2022	—	—
Daxko Acquisition Corporation	600 University Park Place, Suite 500 Birmingham, AL 35209	Diversified/ Conglomerate Service	One stop^*	L + 4.75%(a)	7.25%	09/2023	11,190	—
			One stop	L + 4.75%	N/A(7)	09/2023	—	—
DCA Investment Holding, LLC	6240 Lake Osprey Dr Sarasota, FL 34240	Healthcare, Education and Childcare	One stop^*	L + 5.25%(c)	7.85%	07/2021	18,488	—
			One stop^*~	L + 5.25%(c)	7.85%	07/2021	13,261	—
			One stop*	L + 5.25%(c)	7.85%	07/2021	2,437	—
			One stop	L + 5.25%(c)	7.85%	07/2021	216	—
			One stop*	L + 5.25%(c)	7.85%	07/2021	151	—
			One stop*	L + 5.25%(c)	7.85%	07/2021	148	—
			One stop*	L + 5.25%(c)	7.85%	07/2021	47	—
			One stop	P + 4.25%(f)	9.75%	07/2021	26	—
			One stop	L + 5.25%	N/A(7)	07/2021	—	—
			LLC units	N/A	N/A	N/A	1,142	0.2%
			LLC units	N/A	N/A	N/A	259	0.2%
Deca Dental Management LLC	14285 Midway Road, Suite 160 Addison, Texas 75001	Healthcare, Education and Childcare	One stop^*	L + 6.00%(c)	8.60%	12/2021	4,042	—
			One stop~	L + 6.00%(a)(c)	8.55%	12/2021	492	—
			One stop~	L + 6.00%(c)	8.60%	12/2021	356	—
			One stop	L + 6.00%(c)	8.70%	12/2021	26	—
			One stop	L + 6.00%(a)	8.50%	12/2021	8	—
			LLC units	N/A	N/A	N/A	436	0.4%
Dent Wizard International Corporation	4710 Earth City Expressway Bridgeton, MO 63044	Automobile	Senior loan~	L + 4.00%(a)	6.50%	04/2020	4,454	—

Name of Portfolio Company	Address	Industry	Type of Investment(1)	Spread Above LIBOR(2)	Interest Rate(3)	Maturity	Fair Value (Dollars in Thousands)(4)	Percentage of Class Held(5)
Dental Holdings Corporation	775 Wayzata Boulevard, Suite 890 Minneapolis, MN 55416-1232	Healthcare, Education and Childcare	One stop	L + 6.00%(c)	8.63%	02/2020	$7,113	—
			One stop	L + 6.00%(c)	8.63%	02/2020	1,132	—
			One stop	L + 6.00%(a)(b)(f)	9.18%	02/2020	573	—
			LLC units	N/A	N/A	N/A	465	0.6%
Digital Guardian, Inc.	860 Winter Street, Suite 3 Waltham, MA 02451	Diversified/ Conglomerate Service	One stop	L + 9.00%(c)	10.80% cash/ 1.00% PIK	06/2023	4,228	—
			Subordinated debt	N/A	8.00% PIK	01/2020	202	—
			Subordinated debt	N/A	8.00% PIK	04/2019	20	—
			Subordinated debt	N/A	8.00% PIK	06/2023	4	—
			One stop(6)	L + 5.00%	N/A(7)	06/2023	(1)	—
			One stop	L + 9.00%	N/A(7)	06/2023	2	—
			Warrant	N/A	N/A	N/A	1	—
Diligent Corporation	1385 Broadway, 19th Floor New York, NY 10018	Electronics	One stop*~	L + 5.50%(c)	8.10%	04/2022	26,001	—
			One stop~	L + 5.50%(c)	8.10%	04/2022	4,854	—
			One stop*~	L + 5.50%(c)	8.10%	04/2022	4,766	—
			One stop^*	L + 5.50%(c)	8.10%	04/2022	2,609	—
			One stop	L + 5.50%(c)(d)	8.23%	04/2022	172	—
			One stop~	L + 5.50%(c)	8.39%	04/2022	101	—
			One stop~	L + 5.50%(d)	8.19%	04/2022	81	—
			One stop	L + 5.50%(d)	8.35%	04/2022	55	—
			One stop	L + 5.50%(d)	8.35%	04/2022	39	—
			One stop~	L + 5.50%(d)	8.19%	04/2022	36	—
			One stop	L + 5.50%	N/A(7)	04/2022	—	—
			Preferred stock	N/A	N/A	N/A	216	0.0%(17)
DISA Holdings Acquisition Subsidiary Corp.	12600 Northborough Dr. Suite 300 Houston, TX 77067	Diversified/ Conglomerate Service	Senior loan~	L + 4.00%(c)(f)	6.69%	06/2022	2,079	—
			Senior loan	L + 4.00%(c)(f)	6.69%	06/2022	2	—
			Senior loan	L + 4.00%	N/A(7)	06/2022	—	—
			Common stock	N/A	N/A	N/A	286	0.1%
Drilling Info Holdings, Inc.	2901 Via Fortuna, Suite 200 Austin, TX 78746	Oil and Gas	Senior loan*~	L + 4.25%(a)	6.75%	07/2025	14,548	—
			Senior loan	L + 4.25%	N/A(7)	07/2025	—	—
			Senior loan	L + 4.25%	N/A(7)	07/2023	—	—
DTLR, Inc.	7455 N North Ridge Rd Hanover, MD 21076	Retail Stores	One stop^*	L + 6.50%(c)	9.24%	08/2022	22,616	—
			Common stock	N/A	N/A	N/A	830	0.3%
E2open, LLC	4100 East Third Ave, Suite 400 Foster City, CA 94404	Diversified/ Conglomerate Service	One stop*~	L + 5.00%(c)	7.63%	11/2024	36,857	—
			One stop	L + 5.00%(c)	7.66%	11/2024	625	—
			One stop	L + 5.00%	N/A(7)	11/2024	—	—
EGD Security Systems, LLC	121 Executive Center Drive, Suite 230 Columbia, SC 29210	Diversified/ Conglomerate Service	One stop	L + 6.25%(c)	8.85%	06/2022	11,113	—
			One stop	L + 6.25%(c)	8.85%	06/2022	100	—
			One stop^	L + 6.25%(c)	8.88%	06/2022	98	—
			One stop^	L + 6.25%(c)	8.99%	06/2022	52	—
			One stop	L + 6.25%(c)	8.86%	06/2022	25	—
			One stop	L + 6.25%	N/A(7)	06/2022	—	—
Elite Dental Partners LLC	1 East Wacker Drive, Suite 2520 Chicago, IL 60601	Healthcare, Education and Childcare	One stop*	L + 5.25%(a)	7.75%	06/2023	12,212	—
			One stop	L + 5.25%(a)	7.75%	06/2023	128	—

Name of Portfolio Company	Address	Industry	Type of Investment(1)	Spread Above LIBOR(2)	Interest Rate(3)	Maturity	Fair Value (Dollars in Thousands)(4)	Percentage of Class Held(5)
			One stop	L + 5.25%(a)	7.75%	06/2023	$120	—
			One stop~	L + 5.25%(a)	7.75%	06/2023	114	—
			One stop~	L + 5.25%(a)	7.75%	06/2023	110	—
			One stop	L + 5.25%(a)	7.75%	06/2023	8	—
			LLC units	N/A	N/A	N/A	456	0.3%
Elite Sportswear, L.P.	2136 N. 13th Street Reading, PA 19604	Retail Stores	Senior loan	L + 5.75%(c)	8.35%	06/2020	6,185	—
			Senior loan	L + 5.75%(c)	8.35%	06/2020	2,487	—
			Senior loan	L + 5.75%(c)	8.35%	06/2020	1,280	—
			Senior loan	L + 5.75%(c)(d)	8.51%	06/2020	745	—
			Senior loan*	L + 5.75%(c)	8.35%	06/2020	420	—
			Senior loan	L + 5.75%(c)	8.35%	06/2020	194	—
			Senior loan*	L + 5.75%(c)	8.35%	06/2020	185	—
			Senior loan	L + 5.75%(c)(d)	8.51%	06/2020	19	—
			LLC units	N/A	N/A	N/A	—	0.2%
Encore GC Acquisition, LLC	30230 Orchard Lake Road, Suite 140 Farmington Hills, MI 48334	Healthcare, Education and Childcare	LLC units	N/A	N/A	N/A	249	0.1%
			LLC units	N/A	N/A	N/A	44	0.1%
EOS Fitness Opco Holdings, LLC	1 East Washington Street Phoenix, AZ 85004	Leisure, Amusement, Motion Pictures, Entertainment	One stop~	L + 4.75%(a)	7.25%	01/2025	4,784	—
			One stop	P + 3.75%(f)	9.25%	01/2025	6	—
			One stop	L + 4.75%	N/A(7)	01/2025	—	—
Episerver, Inc.	Cargo Works – Enterprise House 1-2 Hatfields London, SE1 9PG United Kingdom	Electronics	One stop~(9)(10)	L + 6.00%(a)	6.00%	10/2024	9,724	—
			One stop*	L + 5.75%(a)	8.25%	10/2024	5,775	—
			One stop	L + 5.75%	N/A(7)	10/2024	—	—
			Equity	N/A	N/A	N/A	383	0.0%(17)
ERG Buyer, LLC	12 New Providence Road Watchung, NJ 07069	Healthcare, Education and Childcare	One stop*	L + 5.50%(c)	8.10%	05/2024	12,330	—
			One stop(6)	L + 5.50%	N/A(7)	05/2024	(9)	—
			One stop(6)	L + 5.50%	N/A(7)	05/2024	(45)	—
			LLC units	N/A	N/A	N/A	194	0.3%
			LLC units	N/A	N/A	N/A	—	0.3%
eSolutions, Inc.	8215 W 108th Terrace Overland Park, KS 66210	Healthcare, Education and Childcare	One stop^*~	L + 6.50%(a)	9.00%	03/2022	31,557	—
			One stop	L + 6.50%(a)	8.99%	03/2022	46	—
Excelligence Learning Corporation	2 Lower Ragsdale Drive Monterey, CA 93940 California, CA 93940	Healthcare, Education and Childcare	One stop^	L + 6.00%(a)	8.50%	04/2023	4,042	—
Eyecare Services Partners Holdings LLC	2727 N. Harwood, Suite 250 Dallas, TX 75201	Healthcare, Education and Childcare	One stop	L + 6.25%(c)	8.85%	05/2023	7,728	—
			One stop*	L + 6.25%(c)	8.85%	05/2023	561	—
			One stop*	L + 6.25%(c)	8.85%	05/2023	346	—
			One stop	L + 6.25%(c)	9.00%	05/2023	196	—
			One stop*	L + 6.25%(c)	8.85%	05/2023	168	—
			One stop*	L + 6.25%(c)	8.85%	05/2023	98	—
			One stop*	L + 6.25%(c)	8.85%	05/2023	56	—
			One stop*	L + 6.25%(c)	8.85%	05/2023	49	—
			One stop*	L + 6.25%(c)	8.85%	05/2023	32	—
			One stop	L + 6.25%(c)	8.85%	05/2023	31	—
			LLC units	N/A	N/A	N/A	88	0.0%(17)
			LLC units	N/A	N/A	N/A	—	0.0%(17)
Feeders Supply Company, LLC	315 Baxter Ave. Louisville, KY 40204	Retail Stores	One stop	L + 5.75%(a)	8.25%	04/2021	4,754	—

Name of Portfolio Company	Address	Industry	Type of Investment(1)	Spread Above LIBOR(2)	Interest Rate(3)	Maturity	Fair Value (Dollars in Thousands)(4)	Percentage of Class Held(5)
			Subordinated debt	N/A	12.50% cash/ 7.00% PIK	04/2021	$69	—
			One stop	L + 5.75%	N/A(7)	04/2021	—	—
			Preferred stock	N/A	N/A	N/A	201	0.5%
			Common stock	N/A	N/A	N/A	—	0.5%
Fintech Midco, LLC	3109 W. Dr. Martin Luther King Jr. Blvd, Suite 200 Tampa, FL 33607	Beverage, Food and Tobacco	One stop*~	L + 5.25%(a)	7.75%	08/2024	12,930	—
			One stop	L + 5.25%(a)	7.75%	08/2024	80	—
			One stop	L + 5.25%	N/A(7)	08/2024	—	—
			One stop	L + 5.25%	N/A(7)	08/2024	—	—
Flavor Producers, LLC	8521 Fallbrook Ave #380 West Hills, CA 91304	Beverage, Food and Tobacco	Senior loan~	L + 4.75%(c)	7.35%	12/2023	2,235	—
			Senior loan	L + 4.75%	N/A(7)	12/2022	—	—
Flexan, LLC	6626 W. Dakin Street Chicago, IL 60634	Chemicals, Plastics and Rubber	One stop*	L + 5.75%(c)	8.35%	02/2020	2,298	—
			One stop^	L + 5.75%(c)	8.35%	02/2020	1,080	—
			One stop	P + 4.50%(f)	10.00%	02/2020	17	—
			Preferred stock	N/A	N/A	N/A	81	0.1%
			Common stock	N/A	N/A	N/A	—	0.1%
FWR Holding Corporation	8027 Cooper Creek Blvd. #103 University Park, FL 34201	Beverage, Food and Tobacco	One stop^	L + 5.50%(a)	8.00%	08/2023	5,232	—
			One stop	L + 5.50%(a)	8.00%	08/2023	102	—
			One stop	L + 5.50%(a)	8.00%	08/2023	64	—
			One stop	L + 5.50%(a)	7.99%	08/2023	50	—
			One stop	L + 5.50%(a)	8.00%	08/2023	17	—
			One stop	L + 5.50%	N/A(7)	08/2023	—	—
G & H Wire Company, Inc.	2165 Earlywood Drive Franklin, IN 46131	Healthcare, Education and Childcare	One stop^	L + 5.75%(b)	8.33%	09/2023	5,397	—
			One stop	L + 5.75%	N/A(7)	09/2022	—	—
			LLC interest	N/A	N/A	N/A	88	0.2%
Gamma Technologies, LLC	601 Oakmont Lane, Suite 220 Westmont, IL 60559	Electronics	One stop^*~	L + 5.50%(a)	8.00%	06/2024	21,372	—
			One stop	L + 5.50%	N/A(7)	06/2024	—	—
Georgica Pine Clothiers, LLC	236 – 250 Greenpoint Ave Bldg 6, 2nd Floor Brooklyn, NY 11222	Personal and Non Durable Consumer Products (Mfg. Only)	One stop	L + 5.50%(c)	8.10%	11/2022	5,592	—
			One stop*	L + 5.50%(c)	8.10%	11/2022	3,501	—
			One stop^	L + 5.50%(c)	8.10%	11/2022	487	—
			One stop*	L + 5.50%(c)	8.10%	11/2022	342	—
			One stop	L + 5.50%(c)(f)	8.91%	11/2022	35	—
			LLC units(13)	N/A	N/A	N/A	153	0.1%
Global ID Corporation	504 N 4th Street, Suite 204 Fairfield, IA 52556	Beverage, Food and Tobacco	One stop*	L + 6.50%(c)	9.13%	11/2021	5,118	—
			One stop*	L + 6.50%(c)	9.13%	11/2021	71	—
			One stop	L + 6.50%(c)	9.13%	11/2021	43	—
			One stop	L + 6.50%	N/A(7)	11/2021	—	—
			LLC interest	N/A	N/A	N/A	359	0.2%
Grease Monkey International, LLC	5575 DTC Pkwy Suite 100 Greenwood Village, CO 80111	Automobile	Senior loan^*	L + 5.00%(a)	7.50%	11/2022	4,838	—
			Senior loan~	L + 5.00%(a)	7.50%	11/2022	149	—
			Senior loan~	L + 5.00%(a)	7.50%	11/2022	105	—
			Senior loan~	L + 5.00%(a)	7.50%	11/2022	75	—
			Senior loan	L + 5.00%(a)	7.50%	11/2022	43	—

Name of Portfolio Company	Address	Industry	Type of Investment(1)	Spread Above LIBOR(2)	Interest Rate(3)	Maturity	Fair Value (Dollars in Thousands)(4)	Percentage of Class Held(5)
			Senior loan	L + 5.00%(a)	7.50%	11/2022	$12	—
			LLC units	N/A	N/A	N/A	701	0.5%
GS Acquisitionco, Inc.	3301 Benson Drive, #201 Releigh, NC 27609	Diversified/ Conglomerate Service	One stop*~	L + 5.25%(a)	7.75%	05/2024	22,725	—
			One stop*	L + 5.25%(a)	7.75%	05/2024	873	—
			One stop	L + 5.25%(c)	7.86%	05/2024	200	—
			One stop~	L + 5.25%(a)	7.75%	05/2024	185	—
			One stop	L + 5.00%	N/A(7)	05/2024	—	—
			LP interest	N/A	N/A	N/A	160	0.1%
HealthcareSource HR, Inc.	100 Sylvan Road, Suite 100 Woburn, MA 01801	Diversified/ Conglomerate Service	One stop*	L + 6.75%(c)	9.35%	05/2020	23,269	—
			One stop	L + 6.75%	N/A(7)	05/2020	—	—
			LLC interest	N/A	N/A	N/A	484	0.0%(17)
Hopdoddy Holdings, LLC	14850 N. Scottsdale Road, Suite 265 Scottsdale, AZ 85254	Beverage, Food and Tobacco	Equity	N/A	N/A	N/A	92	0.5%
			Equity	N/A	N/A	N/A	26	0.4%
Hydraulic Authority III Limited	199 The Vale Acton London W3 7QS United Kingdon	Diversified/ Conglomerate Service	One stop(9)(10)(11)	L + 6.00%(h)(i)	7.00%	11/2025	6,049	—
			One stop(9)(10)(11)	N/A	11.00% PIK	11/2028	87	—
			One stop(9)(10)(11)	L + 6.00%(h)	7.00%	11/2025	15	—
			Preferred stock(9)(10)(11)	N/A	N/A	N/A	173	0.4%
			Common stock(9)(10)(11)	N/A	N/A	N/A	—	0.3%
ICIMS, Inc.	90 Matawan Road Parkway, 5th Floor Matawan, NJ 07747	Diversified/ Conglomerate Service	One stop~	L + 6.50%(a)	8.99%	09/2024	5,413	—
			One stop	L + 6.50%	N/A(7)	09/2024	—	—
III US Holdings, LLC	5850 Shellmound Way Emeryville, CA 94608	Diversified/ Conglomerate Service	One stop	L + 6.00%	N/A(7)	09/2022	—	—
ILC Dover, LP	One Moonwalker Road Frederica, DE 19946	Aerospace and Defense	Senior loan~	L + 4.75%(c)	7.63%	12/2023	9,878	—
Immucor, Inc.	3130 Gateway Drive, PO Box 5625 Norcross, GA 30091	Healthcare, Education and Childcare	Senior loan	L + 5.00%(c)	7.60%	06/2021	1,588	—
Imperial Optical Midco Inc.	1602 Tullamore Ave Bloomington, IL 61704	Personal, Food and Miscellaneous Services	One stop	L + 4.75%(b)	7.31%	08/2023	2,711	—
			One stop	L + 4.75%(b)	7.33%	08/2023	49	—
			One stop	L + 4.75%	N/A(7)	08/2023	—	—
IMPLUS Footcare, LLC	9221 Globe Center Drive, Suite 120 Morrisvilee, NC 27560	Personal and Non Durable Consumer Products (Mfg. Only)	One stop	L + 6.75%(c)	9.35%	04/2021	57	—
			One stop	L + 6.75%(c)	9.35%	04/2021	9,959	—
			One stop	L + 6.75%(c)	9.38%	04/2021	1,754	—
Imprivata, Inc.	10 Maguire Road, Building 1, Suite 125 Lexinton, MA 02421	Diversified/ Conglomerate Service	Senior loan*~	L + 4.00%(c)	6.60%	10/2023	8,181	—
			Senior loan	L + 4.00%	N/A(7)	10/2023	—	—
Infogix, Inc.	1240 East Diehl Road, Suite 400 Naperville, IL 60563	Diversified/ Conglomerate Service	One stop~	L + 6.00%(c)	8.60%	04/2024	3,313	—
			One stop~	L + 6.00%(c)	8.60%	04/2024	512	—
			One stop	L + 6.00%	N/A(7)	04/2024	—	—
Inhance Technologies Holdings LLC	16223 Park Row, Suite 100 Houston, TX 77084	Chemicals, Plastics and Rubber	One stop	L + 5.25%(c)	7.84%	07/2024	6,863	—
			One stop	L + 5.25%	N/A(7)	07/2024	—	—
			One stop	L + 5.25%	N/A(7)	07/2024	—	—
			LLC units	N/A	N/A	N/A	61	0.1%

Name of Portfolio Company	Address	Industry	Type of Investment(1)	Spread Above LIBOR(2)	Interest Rate(3)	Maturity	Fair Value (Dollars in Thousands)(4)	Percentage of Class Held(5)
Institutional Shareholder Services	702 King Farm Blvd, Suite 400 Rockville, MD 02850	Finance	Senior loan~	L + 4.50%(c)	7.10%	03/2026	$4,776	—
			Senior loan	L + 4.50%(c)	7.10%	03/2024	6	—
Integral Ad Science, Inc.	95 Morton Street, 8th Floor New York, NY 10014	Diversified/ Conglomerate Service	One stop~	L + 7.25%(a)	8.50% cash/ 1.25% PIK	07/2024	5,032	—
			One stop(6)	L + 7.25%	N/A(7)	07/2023	(2)	—
IntegraMed America, Inc.	2 Manhattanville Road Purchase, NY 10577	Healthcare, Education and Childcare	LLC interest	N/A	N/A	N/A	122	0.1%
Integration Appliance, Inc.	200 Portage Ave. Palo Alto, CA 94306	Diversified/ Conglomerate Service	One stop^*~	L + 7.25%(a)	9.74%	08/2023	34,762	—
			One stop	L + 7.25%(a)	9.74%	08/2023	749	—
Integrity Marketing Acquisition, LLC	9111 Cypress Waters Blvd. Suite 450 Dallas, TX 75019	Insurance	Senior loan~	L + 4.25%(c)	6.85%	11/2025	1,733	—
			Senior loan	L + 4.25%(c)	7.05%	11/2025	15	—
Internet Pipeline, Inc.	222 Valley Creek Boulevard, Suite 300 Exton, PA 19341	Insurance	One stop	L + 4.75%(a)	7.25%	08/2022	4,786	—
			One stop*	L + 4.75%(a)	7.25%	08/2022	2,066	—
			One stop*	L + 4.75%(a)	7.25%	08/2022	782	—
			One stop	L + 4.75%	N/A(7)	08/2021	—	—
			Preferred stock	N/A	N/A	N/A	105	0.0%(17)
			Common stock	N/A	N/A	N/A	221	0.0%(17)
Inventus Power, Inc.	4 Westbrook Corporate Center, Suite 900 Westchester, IL 60154	Diversified/ Conglomerate Manufacturing	One stop^*	L + 6.50%(a)	9.00%	04/2020	6,518	—
			One stop	L + 6.50%(a)(c)	9.04%	04/2020	236	—
			Equity	N/A	N/A	N/A	—	0.0%(17)
			Preferred stock	N/A	N/A	N/A	47	0.3%
			Common stock	N/A	N/A	N/A	—	0.3%
Invoice Cloud, Inc.	30 Braintree Hill Office Park, Suite 303 Braintree, MA 02184	Diversified/ Conglomerate Service	One stop~	L + 6.50%(c)	5.95% cash/ 3.25% PIK	02/2024	3,807	—
			One stop	L + 6.00%	N/A(7)	02/2024	—	—
			One stop(6)	L + 6.00%	N/A(7)	02/2024	(2)	—
JAMF Holdings, Inc.	100 Washington Ave South, Suite 1100 Minneapolis, MN 55401	Diversified/ Conglomerate Service	One stop~	L + 8.00%(c)	10.69%	11/2022	5,276	—
			One stop	L + 8.00%(a)	10.50%	11/2022	34	—
Jensen Hughes, Inc.	3610 Commerce Drive Suite 817 Baltimore, MD 21227	Buildings and Real Estate	Senior loan	L + 4.25%(c)(f)	6.86%	03/2024	499	—
			Senior loan	L + 4.25%(c)(f)	6.86%	03/2024	153	—
			Senior loan	L + 4.25%(c)(f)	6.86%	03/2024	32	—
			Senior loan	L + 4.25%(a)(c)(f)	6.86%	03/2024	8	—
Jet Equipment & Tools Ltd.	49 Schooner Street Coquitlam, BC V3K 0B3	Retail Stores	One stop~(9)(10)(12)	L + 5.75%(a)	7.72%	11/2024	8,357	—
			One stop*(9)(12)	L + 5.75%(c)	8.38%	11/2024	4,950	—
			One stop~(9)(12)	L + 5.75%(a)	8.25%	11/2024	2,030	—
			One stop(6)(9)(10)(12)	L + 5.75%	N/A(7)	11/2024	(1)	—
			LLC units(9)(10)(12)	N/A	N/A	N/A	555	0.3%
Joerns Healthcare, LLC	2430 Whitehall Park Drive, Suite 100 Charlotte, NC 28273	Healthcare, Education and Childcare	One stop^*	L + 6.00%(c)	8.63%	05/2020	2,938	—
Kareo, Inc.	3353 Michelson, Suite 400 Irvine, CA 92612	Diversified/ Conglomerate Service	One stop	L + 9.00%(a)	11.50%	06/2022	4,550	—
			One stop~	L + 9.00%(a)	11.50%	06/2022	417	—
			One stop	L + 9.00%(a)	11.50%	06/2022	334	—

Name of Portfolio Company	Address	Industry	Type of Investment(1)	Spread Above LIBOR(2)	Interest Rate(3)	Maturity	Fair Value (Dollars in Thousands)(4)	Percentage of Class Held(5)
			One stop	L + 9.00%	N/A(7)	06/2022	$—	—
			Preferred stock	N/A	N/A	N/A	4	—
			Warrants	N/A	N/A	N/A	4	—
			Warrants	N/A	N/A	N/A	5	—
Katena Holdings, Inc.	4 Stewart Court Denville, NJ 07834	Healthcare, Education and Childcare	One stop^	L + 5.50%(c)	8.10%	06/2021	8,479	—
			One stop^	L + 5.50%(c)	8.10%	06/2021	828	—
			One stop	L + 5.50%(c)	8.10%	06/2021	565	—
			One stop	P + 4.50%(f)	10.00%	06/2021	15	—
			LLC units	N/A	N/A	N/A	389	0.5%
Keais Records Service, LLC	1010 Lamar Street, 18th Floor Houston, TX 77002	Diversified/ Conglomerate Service	One stop~	L + 4.50%(a)	7.00%	10/2024	8,790	—
			One stop	L + 4.50%	N/A(7)	10/2024	—	—
			One stop	L + 4.50%	N/A(7)	10/2024	—	—
Learn-it Systems, LLC	3600 Clipper Mill Road, Suite 330 Baltimore, MD 21211	Diversified/ Conglomerate Service	Senior loan~	L + 4.50%(c)	7.11%	03/2025	867	—
			Senior loan	L + 4.50%(a)(c)	7.05%	03/2025	10	—
			Senior loan(6)	L + 4.50%	N/A(7)	03/2025	(2)	—
LMP TR Holdings, LLC	1516 Demonbreun Street Nashville, TN 37203	Leisure, Amusement, Motion Pictures, Entertainment	LLC units	N/A	N/A	N/A	1,019	3.0%
Lombart Brothers, Inc.	5358 Robin Hood Rd. Norfolk, VA 23513	Healthcare, Education and Childcare	One stop^*	L + 6.25%(c)	8.85%	04/2023	13,419	—
			One stop^(9)	L + 6.25%(c)	8.85%	04/2023	1,619	—
			One stop	P + 5.00%(f)	10.50%	04/2023	72	—
			One stop(9)	P + 5.00%(f)	10.50%	04/2023	4	—
			Common stock	N/A	N/A	N/A	242	0.1%
Marshall Retail Group LLC, The	5385 Wynn Road Las Vegas, NV 89118	Retail Stores	One stop^*	L + 6.00%(c)	8.80%	08/2020	11,896	—
			One stop	P + 4.75%(f)	10.25%	08/2019	658	—
			LLC units	N/A	N/A	N/A	119	0.1%
Massage Envy, LLC	14350 N 87th St, Suite 200 Scottsdale, AZ 85260	Personal and Non Durable Consumer Products (Mfg. Only)	One stop^*~	L + 6.75%(b)	9.31%	09/2020	34,657	—
			One stop^	L + 6.75%(a)	9.24%	09/2020	98	—
			One stop	L + 6.75%(a)(c)(f)	9.51%	09/2020	75	—
			One stop*	L + 6.75%(a)(b)	9.26%	09/2020	64	—
			One stop^	L + 6.75%(a)(f)	9.25%	09/2020	48	—
			One stop*	L + 6.75%(a)(f)	9.26%	09/2020	41	—
			One stop^	L + 6.75%(a)(f)	9.25%	09/2020	40	—
			One stop^	L + 6.75%(b)	9.31%	09/2020	38	—
			One stop^	L + 6.75%(a)(f)	9.24%	09/2020	34	—
			One stop	L + 6.75%(a)(b)	9.25%	09/2020	30	—
			One stop^	L + 6.75%(b)	9.31%	09/2020	19	—
			One stop^	L + 6.75%(a)(b)	9.26%	09/2020	15	—
			One stop	L + 6.75%	N/A(7)	09/2020	—	—
			One stop	L + 6.75%	N/A(7)	09/2020	—	—
			LLC interest	N/A	N/A	N/A	1,684	0.4%
Maverick Bidco Inc.	5001 Plaza on the Lake, Suite 111 Austin, TX 78746	Diversified/ Conglomerate Service	One stop*~	L + 6.25%(c)	8.85%	04/2023	17,032	—
			One stop*	L + 6.25%(c)	8.85%	04/2023	163	—
			One stop	L + 6.25%(c)	9.01%	04/2023	31	—
			LLC units	N/A	N/A	N/A	253	—

Name of Portfolio Company	Address	Industry	Type of Investment(1)	Spread Above LIBOR(2)	Interest Rate(3)	Maturity	Fair Value (Dollars in Thousands)(4)	Percentage of Class Held(5)
MD Now Holdings, Inc.	2007 Palm Beach Lakes Blvd. West Palm Beach, FL 33409	Healthcare, Education and Childcare	One stop~	L + 5.00%(c)	7.60%	08/2024	$7,731	—
			One stop	L + 5.00%	N/A(7)	08/2024	—	—
			One stop	L + 5.00%	N/A(7)	08/2024	—	—
			LLC units	N/A	N/A	N/A	79	0.0%(17)
Mendocino Farms, LLC	13103 Ventura Blvd., Suite 100 Studio City, CA 91604	Beverage, Food and Tobacco	One stop	L + 8.50%(a)	3.50% cash/ 7.50% PIK	06/2023	50	—
			One stop	L + 1.00%	N/A(7)	06/2023	—	—
			Common stock	N/A	N/A	N/A	47	0.0%(17)
Messenger, LLC	318 East 7th Street Auburn, IN 46706	Printing and Publishing	One stop	L + 6.00%(a)(f)	8.52%	08/2023	3,393	—
			One stop	L + 6.00%	N/A(7)	08/2023	—	—
Mid-America Pet Food, L.L.C.	2024 N. Frontage Road Mt. Pleasant, Texas 75455	Beverage, Food and Tobacco	One stop^*	L + 6.00%(c)	8.60%	12/2021	10,698	—
			One stop	L + 6.00%	N/A(7)	12/2021	—	—
Mills Fleet Farm Group LLC	512 Laurel Street, PO Box 5055 Brainerd, MN 56401	Retail Stores	One stop^*~	L + 6.25%(a)	8.75%	10/2024	6,685	—
Mindbody, Inc.	4051 Broad Street, Suite 220 San Luis Obispo, CA 93401	Diversified/ Conglomerate Service	One stop~	L + 7.00%(a)	9.48%	02/2025	22,383	—
			One stop(6)	L + 7.00%	N/A(7)	02/2025	(1)	—
Ministry Brands, LLC	9620 Executive Center Drive North, Suite 200 St. Petersburg, FL 33702	Diversified/ Conglomerate Service	Senior loan	L + 4.00%(a)	6.50%	12/2022	862	—
			Senior loan	L + 4.00%(a)	6.50%	12/2022	493	—
			Senior loan	L + 4.00%(a)	6.50%	12/2022	27	—
MMan Acquisition Co.	22 Crosby Drive, Suite 100 Bedford, MA 01730	Diversified/ Conglomerate Service	One stop^*	L + 3.00%(c)	5.74%	08/2023	8,197	—
			Common stock	N/A	N/A	N/A	16	0.0%(17)
			Preferred stock	N/A	N/A	N/A	757	0.0%(17)
MRI Software LLC	28925 Fountain Parkway Solon, OH 44139	Buildings and Real Estate	One stop^	L + 5.50%(a)	8.00%	06/2023	23,564	—
			One stop^*~	L + 5.50%(a)	8.00%	06/2023	13,674	—
			One stop^	L + 5.50%(a)	8.00%	06/2023	355	—
			One stop	L + 5.50%(c)	8.30%	06/2023	333	—
			One stop~	L + 5.50%(a)	8.00%	06/2023	294	—
			One stop*	L + 5.50%(a)	8.00%	06/2023	294	—
			One stop*	L + 5.50%(a)	8.00%	06/2023	193	—
			One stop^	L + 5.50%(a)	8.00%	06/2023	164	—
			One stop~	L + 5.50%(c)	8.30%	06/2023	105	—
			One stop~	L + 5.50%(a)	8.00%	06/2023	97	—
			One stop	L + 5.50%(c)	8.10%	06/2023	61	—
			One stop	L + 5.50%(a)(c)	8.00%	06/2023	19	—
MWD Management, LLC & MWD Services, Inc.	320 Seven Springs Way, Suite 250 Brentwood, TN 37027	Healthcare, Education and Childcare	One stop*	L + 5.25%(c)	7.85%	06/2023	5,836	—
			One stop^	L + 5.25%(c)	7.85%	06/2023	228	—
			One stop	L + 5.25%	N/A(7)	06/2022	—	—
			One stop	L + 5.25%	N/A(7)	06/2023	—	—
			LLC interest	N/A	N/A	N/A	119	0.2%
NBC Intermediate, LLC	4560 Belt Line Road, Ste 350 Addison, TX 75001	Beverage, Food and Tobacco	Senior loan^	L + 4.25%(a)	6.75%	09/2023	2,024	—
			Senior loan	L + 4.25%	N/A(7)	09/2023	—	—
			Senior loan*	L + 4.25%(a)	6.75%	09/2023	1,091	—

Name of Portfolio Company	Address	Industry	Type of Investment(1)	Spread Above LIBOR(2)	Interest Rate(3)	Maturity	Fair Value (Dollars in Thousands)(4)	Percentage of Class Held(5)
Net Health Acquisition Corp.	40 24th Street, 5th Floor Pittsburgh, PA 15222	Diversified/ Conglomerate Service	One stop*	L + 5.50%(c)	8.10%	12/2023	$3,838	—
			One stop*	L + 5.50%(c)	8.10%	12/2023	537	—
			One stop	L + 5.50%	N/A(7)	12/2023	—	—
			LP interest	N/A	N/A	N/A	421	0.2%
NetMotion Wireless Holdings, Inc.	701 N 34th Street, Suite 250 Seattle, WA 98103	Telecommunications	One stop^*	L + 6.25%(c)	8.85%	10/2021	6,360	—
			One stop	L + 6.25%	N/A(7)	10/2021	—	—
Netsmart Technologies, Inc.	4950 College Blvd Overland Park, KS 66211	Diversified/ Conglomerate Service	Senior loan	L + 3.75%(a)	6.25%	04/2023	1,719	—
			Senior loan(6)	L + 4.75%	N/A(7)	04/2023	(1)	—
Nextech Systems, LLC	5550 Executive Drive, #350 Tampa, FL 33609	Diversified/ Conglomerate Service	One stop*~	L + 6.00%(a)	8.50%	03/2024	10,202	—
			One stop~	L + 6.00%(a)	8.50%	03/2024	5,579	—
			One stop(6)	L + 6.00%	N/A(7)	03/2024	(1)	—
Nexus Brands Group, Inc.	168 E Freedom Ave Anaheim, CA 92801	Diversified/ Conglomerate Service	One stop*	L + 6.00%(c)	8.59%	11/2023	5,721	—
			One stop(9)(10)	L + 6.00%(c)	6.84%	11/2023	3,323	—
			One stop	L + 6.00%(c)(f)	8.60%	11/2023	124	—
			One stop~	L + 6.00%(c)	8.60%	11/2023	90	—
			One stop	L + 6.00%(a)(c)	8.54%	11/2023	41	—
			One stop(9)(10)	L + 6.00%	N/A(7)	11/2023	—	—
			One stop(9)(10)	L + 6.00%	N/A(7)	11/2023	—	—
			LP interest	N/A	N/A	N/A	222	0.2%
NTS Technical Systems	24007 Ventura Blvd, Suite 200 Calabasas, CA 91302	Aerospace and Defense	One stop^*~	L + 6.25%(a)	8.74%	06/2021	22,299	—
			One stop~	L + 6.25%(a)	8.74%	06/2021	3,682	—
			One stop	L + 6.25%	N/A(7)	06/2021	—	—
			Common stock	N/A	N/A	N/A	573	0.6%
			Preferred stock	N/A	N/A	N/A	350	0.6%
			Preferred stock	N/A	N/A	N/A	193	0.6%
Oliver Street Dermatology Holdings, LLC	5310 Harvest Hill Road, Suite 290 Dallas, TX 75230	Healthcare, Education and Childcare	One stop~	L + 6.25%(c)	8.85%	05/2022	8,383	—
			One stop~	L + 6.25%(c)	8.85%	05/2022	846	—
			One stop*	L + 6.25%(c)	8.85%	05/2022	188	—
			One stop^	L + 6.25%(c)	8.85%	05/2022	135	—
			One stop	L + 6.25%(c)	8.90%	05/2022	123	—
			One stop*	L + 6.25%(c)	8.85%	05/2022	119	—
			One stop*	L + 6.25%(c)	8.85%	05/2022	104	—
			One stop^	L + 6.25%(c)	8.85%	05/2022	81	—
			One stop*	L + 6.25%(c)	8.85%	05/2022	70	—
			One stop~	L + 6.25%(c)	8.85%	05/2022	43	—
			One stop^	L + 6.25%(c)	8.85%	05/2022	41	—
			One stop*	L + 6.25%(c)	8.85%	05/2022	37	—
			One stop^	L + 6.25%(c)	8.85%	05/2022	29	—
			One stop^	L + 6.25%(c)	8.85%	05/2022	27	—
			One stop	L + 6.25%	N/A(7)	05/2022	—	—
			LLC units	N/A	N/A	N/A	121	0.1%
Onicon Incorporated	1500 N. Belcher Road Clearwater, FL 33764	Diversified/ Conglomerate Manufacturing	One stop^~	P + 4.50%(f)	10.00%	04/2022	22,118	—
			One stop(9)(10)	L + 5.50%(a)	6.50%	04/2022	4,291	—
			One stop	P + 4.50%(f)	10.00%	04/2022	135	—
ONsite Mammography, LLC	815 North Road Westfield, MA 01085	Healthcare, Education and Childcare	One stop	L + 6.75%(a)	9.25%	11/2023	3,048	—

Name of Portfolio Company	Address	Industry	Type of Investment(1)	Spread Above LIBOR(2)	Interest Rate(3)	Maturity	Fair Value (Dollars in Thousands)(4)	Percentage of Class Held(5)
			One stop	L + 6.75%(a)(d)	9.45%	11/2023	$39	—
			One stop	L + 6.75%(d)	9.62%	11/2023	8	—
Orchid Underwriters Agency, LLC	1201 19th place, Suite A-110 Vero Beach, FL 32960	Insurance	Senior loan~	L + 4.50%(c)	7.38%	12/2024	2,385	—
			Senior loan	L + 4.50%	N/A(7)	12/2024	—	—
			Senior loan	L + 4.50%	N/A(7)	12/2024	—	—
			Preferred stock	N/A	N/A	N/A	37	0.0%(17)
Orthotics Holdings, Inc.	2905 Veterans Memorial Hwy Ronkonkoma, NY 11779	Personal and Non Durable Consumer Products (Mfg. Only)	One stop*	L + 5.50%(a)	8.00%	02/2020	8,162	—
			One stop*(9)	L + 5.50%(a)	8.00%	02/2020	1,338	—
			One stop(9)	L + 5.50%	N/A(7)	02/2020	—	—
			One stop	L + 5.50%	N/A(7)	02/2020	—	—
Pace Analytical Services, LLC	1800 Elm Street SE Minneapolis, MN 55414	Ecological	One stop~	L + 5.50%(a)	8.00%	09/2022	15,113	—
			One stop^	L + 5.50%(a)	8.00%	09/2022	1,405	—
			One stop*	L + 5.50%(a)	8.00%	09/2022	713	—
			One stop*	L + 5.50%(a)	8.00%	09/2022	344	—
			One stop	L + 5.50%(a)	8.00%	09/2022	159	—
			One stop^	L + 5.50%(a)	8.00%	09/2022	118	—
			One stop	L + 5.50%(a)	8.00%	09/2022	54	—
			One stop	L + 5.50%(a)	8.00%	09/2022	30	—
			One stop	L + 5.50%	N/A(7)	09/2022	—	—
			One stop	L + 5.50%	N/A(7)	09/2022	—	—
			Common stock	N/A	N/A	N/A	350	0.1%
PADI Holdco, Inc.	30151 Tomas St. Rancho Santa Margarita, CA 92688	Leisure, Amusement, Motion Pictures, Entertainment	One stop~(9)(10)	E + 5.75%(g)	5.75%	04/2023	8,958	—
			One stop*	L + 5.75%(c)	8.50%	04/2023	9,628	—
			One stop	L + 5.75%(b)(c)	8.39%	04/2022	23	—
			LLC units	N/A	N/A	N/A	457	0.1%
Paper Source, Inc.	410 Milwaukee Ave Chicago, IL 60654	Retail Stores	One stop^*~	L + 6.25%(c)	8.85%	09/2019	12,255	—
			One stop*	L + 6.25%(c)	8.85%	09/2019	1,628	—
			One stop	P + 5.00%(f)	0.105	09/2019	339	—
			Common stock	N/A	N/A	N/A	430	0.8%
Pasternack Enterprises, Inc. and Fairview Microwave, Inc	17802 Fitch Drive Irvine, CA 92614	Diversified/ Conglomerate Manufacturing	Senior loan~	L + 4.00%(a)	6.50%	07/2025	5,606	—
			Senior loan	L + 4.00%	N/A(7)	07/2023	—	—
Pentec Acquisition Sub, Inc.	4 Creek Parkway Boothwyn, PA 19061	Healthcare, Education and Childcare	Preferred stock	N/A	N/A	N/A	167	0.1%
Personify, Inc.	6500 River Place Blvd., Bldg III, Ste 250 Austin, TX 78730	Diversified/ Conglomerate Service	One stop~	L + 5.75%(c)	8.35%	09/2024	7,296	—
			One stop	L + 5.75%	N/A(7)	09/2024	—	—
			LLC units	N/A	N/A	N/A	272	0.3%
Pet Holdings ULC	130 Royal Crest Court Markham, Ontario, L3R 0A1	Retail Stores	One stop^*~(9)(12)	L + 5.50%(c)	8.30%	07/2022	14,703	—
			One stop^*(9)(12)	L + 5.50%(c)	0.08297	07/2022	99	—
			One stop(9)(12)	L + 5.50%	N/A(7)	07/2022	—	—
			LP interest(12)	N/A	N/A	N/A	330	0.1%
Pet Supplies Plus, LLC	17197 N. Laurel Park Dr. 402 Livonia, MI 48152	Retail Stores	Senior loan*	L + 4.50%(c)	7.10%	12/2024	6,739	—
			Senior loan	L + 4.50%	N/A(7)	12/2023	—	—
			LLC units	N/A	N/A	N/A	67	0.0%(17)
PetPeople Enterprises, LLC	4390 Reynolds Dr. Hilliard, OH 43026	Retail Stores	One stop^	L + 5.00%(a)	7.50%	09/2023	3,098	—

Name of Portfolio Company	Address	Industry	Type of Investment(1)	Spread Above LIBOR(2)	Interest Rate(3)	Maturity	Fair Value (Dollars in Thousands)(4)	Percentage of Class Held(5)
			One stop	L + 5.00%(a)	7.50%	09/2023	$60	—
			One stop	L + 5.00%(a)	7.50%	09/2023	15	—
PetroChoice Holdings, Inc.	1300 Virginia Dr, Suite 405 Fort Washington, PA 19034	Diversified/ Conglomerate Manufacturing	Senior loan^	L + 5.00%(c)	7.74%	08/2022	1,723	—
Pinnacle Treatment Centers, Inc.	1317 Route 73, Suite 200 Mt. Laurel, NJ 08054	Healthcare, Education and Childcare	One stop	L + 5.75%(c)	8.49%	08/2021	9,829	—
			One stop~	L + 5.75%(c)	8.49%	08/2021	364	—
			One stop^	L + 5.75%(c)	8.49%	08/2021	54	—
			One stop	L + 5.75%(c)	8.49%	08/2021	42	—
			One stop	L + 5.75%(c)(f)	8.95%	08/2021	33	—
			One stop	L + 5.75%	N/A(7)	08/2021	—	—
			Preferred stock	N/A	N/A	N/A	279	0.2%
			Common stock	N/A	N/A	N/A	17	0.2%
Plano Molding Company, LLC	31 E. South Street Plano, IL 60545	Home and Office Furnishings, Housewares, and Durable Consumer	One stop^	L + 7.50%(a)	9.99%	05/2021	9,198	—
Polk Acquisition Corp.	2727 Interstate Drive Lakeland, FL 33805	Automobile	Senior loan*	L + 5.25%(c)	7.85%	06/2022	124	—
			LP interest	N/A	N/A	N/A	59	0.1%
Power Stop, LLC	6112 W. 73rd Street Bedford Park, IL 60638	Automobile	Senior loan~	L + 4.75%(c)(f)	7.35%	10/2025	1,352	—
PPT Management Holdings, LLC	333 Earle Ovington Blvd., Suite 225 Uniondale, NY 11553	Healthcare, Education and Childcare	One stop	L + 7.50%(a)	3.49% cash/ 6.50% PIK	12/2022	9,443	—
			One stop	L + 7.50%(a)	3.49% cash/ 6.50% PIK	12/2022	125	—
			One stop	L + 7.50%(a)	3.49% cash/ 6.50% PIK	12/2022	74	—
			One stop	L + 7.50%(a)	3.49% cash/ 6.50% PIK	12/2022	34	—
			One stop(6)	L + 7.50%(a)	3.49% cash/ 6.50% PIK	12/2022	(24)	—
PPV Intermediate Holdings II, LLC	6541 Sexton Drive NW, Building G Oiympia, WA 98502	Personal, Food and Miscellaneous Services	One stop	P + 4.00%(f)	9.50%	05/2023	32	—
			One stop	N/A	7.90% PIK	05/2023	2	—
			One stop	L + 5.00%	N/A(7)	05/2020	—	—
			LLC interest	N/A	N/A	N/A	12	0.0%(17)
Pride Midco, Inc.	4811 Montgomery Rd Cincinnati, OH 45212	Diversified/ Conglomerate Service	Preferred stock	N/A	N/A	N/A	1,184	0.6%
Project Alpha Intermediate Holding, Inc.	150 N Radnor Chester Road, Suite E-220 Radnor PA 19087	Diversified/ Conglomerate Service	Common stock	N/A	N/A	N/A	521	0.0%(17)
			Common stock	N/A	N/A	N/A	183	0.0%(17)
Project Silverback Holdings Corp.	2000 Waterview Drive, Suite 300 Hamilton, NJ 08691	Electronics	Preferred stock	N/A	N/A	N/A	—	0.1%
Property Brands, Inc.	11121 Kingston Pike, Suite E Knoxville, TN 37934	Diversified/ Conglomerate Service	One stop	L + 6.00%(a)	8.50%	01/2024	10,709	—
			One stop*	L + 6.00%(a)	8.49%	01/2024	3,018	—
			One stop^	L + 6.00%(a)	8.50%	01/2024	216	—
			One stop	L + 6.00%(a)	8.50%	01/2024	141	—
			One stop	L + 6.00%(a)	8.50%	01/2024	79	—
			One stop	L + 6.00%(c)	8.49%	01/2024	50	—
			One stop(6)	L + 6.00%	N/A(7)	01/2024	(1)	—
			One stop(6)	L + 6.00%	N/A(7)	01/2024	(6)	—
			Preferred stock	N/A	N/A	N/A	342	0.1%

Name of Portfolio Company	Address	Industry	Type of Investment(1)	Spread Above LIBOR(2)	Interest Rate(3)	Maturity	Fair Value (Dollars in Thousands)(4)	Percentage of Class Held(5)
Purfoods, LLC	3210 SE Corporate Woods Dr. Ankeny, IA 50021	Beverage, Food and Tobacco	One stop	L + 5.50%(c)	8.13%	05/2021	$8,379	—
			One stop	N/A	7.00% PIK	05/2026	116	—
			One stop	L + 5.50%(c)	8.10%	05/2021	55	—
			One stop	L + 5.50%(a)(c)	8.05%	05/2021	55	—
			One stop^	L + 5.50%(c)	8.10%	05/2021	39	—
			One stop~	L + 5.50%(c)	8.10%	05/2021	30	—
			One stop~	L + 5.50%(c)	8.10%	05/2021	30	—
			One stop*	L + 5.50%(c)	8.10%	05/2021	30	—
			One stop^	L + 5.50%(c)	8.10%	05/2021	24	—
			One stop^	L + 5.50%(c)	8.10%	05/2021	15	—
			One stop^	L + 5.50%(c)	8.10%	05/2021	15	—
			One stop^	L + 5.50%(c)	8.10%	05/2021	14	—
			One stop^	L + 5.50%(c)	8.10%	05/2021	11	—
			One stop^	L + 5.50%(c)	8.10%	05/2021	11	—
			One stop^	L + 5.50%(c)	8.10%	05/2021	10	—
			One stop	L + 5.50%	N/A(7)	05/2021	—	—
			One stop	L + 5.50%	N/A(7)	05/2021	—	—
			LLC interest	N/A	N/A	N/A	662	0.3%
Pyramid Healthcare, Inc.	270 Lakemont Park Blvd. Altoona, PA 16602	Healthcare, Education and Childcare	One stop*	L + 6.50%(c)	9.10%	08/2020	1,142	—
			One stop	L + 6.50%(a)(c)	9.02%	08/2020	75	—
			One stop	L + 6.50%	N/A(7)	08/2020	—	—
Quick Quack Car Wash Holdings, LLC	1380 Lead Hill Blvd, #260 Roseville, CA 95661	Automobile	One stop*	L + 6.50%(a)	9.00%	04/2023	8,707	—
			One stop*	L + 6.50%(a)	9.00%	04/2023	149	—
			One stop*	L + 6.50%(a)	9.00%	04/2023	100	—
			One stop	L + 6.50%(a)	9.00%	04/2023	40	—
			One stop	L + 6.50%	N/A(7)	04/2023	—	—
			LLC units	N/A	N/A	N/A	207	0.0%(17)
R.G. Barry Corporation	13405 Yarmouth Road Pickerington, OH 43147	Personal, Food and Miscellaneous Services	Preferred stock	N/A	N/A	N/A	120	0.2%
Radiology Partners, Inc.	1600 Rosecrans Avenue, 4th Floor Manhattan Beach, CA 90266	Healthcare, Education and Childcare	LLC units	N/A	N/A	N/A	213	0.1%
			LLC units	N/A	N/A	N/A	54	0.1%
RegEd Aquireco, LLC	2100 Gateway Centre Blvd., Suite 200 Morrisville, NC 27560	Diversified/ Conglomerate Service	Senior loan	L + 4.25%(a)	6.74%	12/2024	8,772	—
			Senior loan	P + 3.25%(f)	8.75%	12/2024	3	—
			Senior loan	L + 4.25%	N/A(7)	12/2024	—	—
			Preferred stock	N/A	N/A	N/A	138	0.1%
			Common stock	N/A	N/A	N/A	—	0.1%
Reladyne, Inc.	9395 Kenwood Rd, Suite 104 Blue Ash, OH 45242	Diversified/ Conglomerate Manufacturing	Senior loan^*	L + 5.00%(c)	7.80%	07/2022	16,793	—
			Senior loan	L + 5.00%(b)(c)	7.63%	07/2022	303	—
			Senior loan^	L + 5.00%(c)	7.80%	07/2022	172	—
			Senior loan~	L + 5.00%(c)	7.80%	07/2022	142	—
			Senior loan	L + 5.00%(a)	7.63%	07/2022	100	—
			Senior loan~	L + 5.00%(c)	7.80%	07/2022	65	—
			Senior loan	L + 5.00%	N/A(7)	07/2022	—	—
			LP interest	N/A	N/A	N/A	614	0.2%
Riverchase MSO, LLC	15051 South Tamiami Trail Fort Myers, Florida 33908	Healthcare, Education and Childcare	Senior loan*	L + 5.75%(c)	8.35%	10/2022	4,905	—
			Senior loan	L + 5.75%(a)(c)	8.34%	10/2022	65	—
RSC Acquisition, Inc.	160 Federal Street Boston, MA 02110	Insurance	Senior loan~	L + 4.25%(c)	6.85%	11/2022	4,465	—
			Senior loan	L + 4.25%(c)	6.93%	11/2022	2,291	—

Name of Portfolio Company	Address	Industry	Type of Investment(1)	Spread Above LIBOR(2)	Interest Rate(3)	Maturity	Fair Value (Dollars in Thousands)(4)	Percentage of Class Held(5)
			Senior loan	L + 4.25%	N/A(7)	11/2021	$—	—
			Senior loan	L + 4.25%	N/A(7)	11/2022	—	—
Rubio’s Restaurants, Inc.	1902 Wright Place, Suite 300 Carlsbad, CA 92008	Beverage, Food and Tobacco	Senior loan^*	L + 5.25%(c)	7.85%	10/2019	10,560	—
			Senior loan	P + 3.50%(f)	9.00%	10/2019	74	—
			Preferred stock	N/A	N/A	N/A	905	1.8%
Ruby Slipper Cafe LLC, The	315 S Broad Ave New Orleans, LA 70119	Personal, Food and Miscellaneous Services	One stop	L + 7.50%(c)	10.27%	01/2023	1,030	—
			One stop	L + 7.50%(c)	10.19%	01/2023	25	—
			One stop	L + 7.50%(c)	10.18%	01/2023	5	—
			LLC units	N/A	N/A	N/A	155	0.3%
RXH Buyer Corporation	155 White Plains Road Tarrytown, NY 10591	Healthcare, Education and Childcare	One stop^*~	L + 5.75%(c)	8.35%	09/2021	16,995	—
			One stop*	L + 5.75%(c)	8.35%	09/2021	1,923	—
			One stop	L + 5.75%(c)(f)	9.02%	09/2021	62	—
			LP interest	N/A	N/A	N/A	397	0.4%
Saba Software, Inc.	2400 Bridge Parkway Redwood Shores, CA 94065	Diversified/ Conglomerate Service	Senior loan^*~	L + 4.50%(a)	7.00%	05/2023	21,448	—
			Senior loan~	L + 4.50%(a)	7.00%	05/2023	6,910	—
			Senior loan	L + 4.50%	N/A(7)	05/2023	—	—
Sage Dental Management, LLC	951 Broken Sound Pkw NW, Suite 185 Boca Raton, FL 33487	Healthcare, Education and Childcare	LLC units	N/A	N/A	N/A	12	0.5%
			LLC units	N/A	N/A	N/A	—	0.5%
SEI, Inc.	3854 Broadmoor Avenue Grand Rapids, MI 49512	Electronics	Senior loan*	L + 5.00%(a)	7.50%	07/2023	5,036	—
			LLC units	N/A	N/A	N/A	699	0.3%
Self Esteem Brands, LLC	12181 Margo Ave S, #100 Hastings, MN 55033	Leisure, Amusement, Motion Pictures, Entertainment	Senior loan^*~	L + 4.25%(a)	6.75%	02/2022	16,143	—
			Senior loan(6)	L + 4.25%	N/A(7)	02/2022	(8)	—
Senior Loan Fund LLC	150 South Wacker Drive, Suite 800 Chicago, IL 60606	Investment Funds and Vehicles	LLC interest(9)(15)(16)	N/A	N/A	N/A	71,742	87.5%
SHO Holding I Corporation	250 S Australian Ave West Palm Beach, FL 33401	Textiles and Leather	Senior loan~	L + 5.00%(c)	7.74%	10/2022	2,111	—
			Senior loan	L + 4.00%(c)	6.79%	10/2021	13	—
SLMP, LLC	2090 Commerce Drive McKenney, TX 75069	Healthcare, Education and Childcare	One stop^	L + 6.00%(a)	8.50%	05/2023	7,506	—
			One stop^	L + 6.00%(a)	8.50%	05/2023	296	—
			Subordinated debt	N/A	7.50% PIK	05/2027	90	—
			One stop	L + 6.00%	N/A(7)	05/2023	—	—
			One stop	L + 6.00%	N/A(7)	05/2023	—	—
			LLC interest	N/A	N/A	N/A	350	0.3%
Sloan Company, Inc., The	5725 Olivas Park Drive Ventura, CA 93003	Electronics	One stop	L + 8.50%(c)	11.10%	04/2020	4,276	—
			One stop	L + 8.50%(c)	11.10%	04/2020	286	—
			One stop	L + 8.50%(c)	11.10%	04/2020	33	—
			LLC units	N/A	N/A	N/A	—	0.6%
			LLC units	N/A	N/A	N/A	—	0.5%
Sola Franchise, LLC and Sola Salon Studios, LLC	50 South Steele Street, Suite 1050 Denver, CO 80209	Retail Stores	One stop	L + 5.50%(c)	8.10%	10/2024	4,843	—
			One stop	L + 5.50%(c)	0.08101	10/2024	120	—
			One stop	L + 5.50%(a)	8.00%	10/2024	7	—
			One stop	L + 5.50%	N/A(7)	10/2024	—	—
			LLC units	N/A	N/A	N/A	199	0.4%
			LLC units	N/A	N/A	N/A	40	1.8%

Name of Portfolio Company	Address	Industry	Type of Investment(1)	Spread Above LIBOR(2)	Interest Rate(3)	Maturity	Fair Value (Dollars in Thousands)(4)	Percentage of Class Held(5)
Southern Veterinary Partners, LLC	800 Shades Creek Pkwy, Suite 625 Birmingham, AL 35209-4532	Personal, Food and Miscellaneous Services	One stop*	L + 5.50%(a)	8.00%	05/2025	$3,851	—
			One stop*	L + 5.50%(a)	0.0799863	05/2025	230	—
			One stop~	L + 5.50%(a)	8.00%	05/2025	204	—
			One stop*	L + 5.50%(a)	8.00%	05/2025	172	—
			One stop	L + 5.50%(a)	8.00%	05/2025	131	—
			One stop~	L + 5.50%(a)	8.00%	05/2025	112	—
			One stop*	L + 5.50%(a)	8.00%	05/2025	99	—
			One stop*	L + 5.50%(a)	8.00%	05/2025	76	—
			One stop	L + 5.50%(a)	8.00%	05/2023	75	—
			One stop*	L + 5.50%(a)	8.00%	05/2025	66	—
			One stop*	L + 5.50%(a)	8.00%	05/2025	50	—
			One stop	L + 5.50%	N/A(7)	05/2025	—	—
			LLC units	N/A	N/A	N/A	349	—
			LLC units	N/A	N/A	N/A	58	0.1%
Sovos Compliance	4th, 200 Ballardvale St. Wilmington, MA 01887	Electronics	One stop^*~	L + 6.00%(a)	8.50%	03/2022	9,186	—
			One stop^	L + 6.00%(a)	8.50%	03/2022	1,545	—
			One stop~	L + 6.00%(a)	8.50%	03/2022	172	—
			One stop	L + 6.00%	N/A(7)	03/2022	—	—
			One stop	L + 6.00%	N/A(7)	03/2022	—	—
Spear Education, LLC	7201 E. Princess Boulevard Scottsdale, AZ 85255	Healthcare, Education and Childcare	One stop^	L + 5.75%(c)	8.55%	08/2019	4,573	—
			One stop*	L + 5.75%(c)	8.55%	08/2019	74	—
			One stop	L + 5.75%	N/A(7)	08/2019	—	—
			LLC units	N/A	N/A	N/A	78	0.0%(17)
			LLC units	N/A	N/A	N/A	42	0.1%
SSH Corporation	23824 Highway 59 N. Kingwood, TX 77339	Healthcare, Education and Childcare	Equity	N/A	N/A	N/A	201	0.7%
Summit Behavioral Healthcare, LLC	8115 Isabella Ln, Suite 4 Brentwood, TN 37027	Healthcare, Education and Childcare	Senior loan^	L + 4.75%(d)	7.44%	10/2023	8,733	—
			Senior loan	L + 4.75%(c)(d)	7.45%	10/2023	115	—
			Senior loan	L + 4.75%(d)	7.43%	10/2023	27	—
			LLC interest	N/A	N/A	N/A	38	0.0%(17)
			LLC interest	N/A	N/A	N/A	—	0.0%(17)
Sunless Merger Sub, Inc.	8909 South Freeway Drive Macedonia, OH 44056	Diversified/ Conglomerate Manufacturing	Senior loan	L + 5.00%(a)(f)	7.54%	07/2019	1,321	—
			Senior loan	P + 3.75%(f)	9.25%	07/2019	237	—
			LP interest	N/A	N/A	N/A	—	0.0%(17)
Sunshine Sub, LLC	4776 New Broad Street, Suite 195 Orlando, FL 32814	Leisure, Amusement, Motion Pictures, Entertainment	One stop~	L + 4.75%(a)	7.25%	05/2024	7,682	—
			One stop	L + 4.75%(a)	7.25%	05/2024	425	—
			One stop	L + 4.75%	N/A(7)	05/2024	—	—
Surgical Information Systems, LLC	3650 Mansell Rd, Suite 500 Alpharetta, GA 30009	Healthcare, Education and Childcare	LLC units	N/A	N/A	N/A	492	0.4%
Switchfly LLC	601 Montgomery Street, 17th Floor San Francisco, CA 94111	Diversified/ Conglomerate Service	One stop(9)(14)	L + 3.00%(c)	5.80%	10/2023	2,066	—
			One stop(9)(14)	L + 3.00%(c)	0.05797	10/2023	173	—
			One stop(9)(14)	L + 3.00%(c)	5.80%	10/2023	15	—
			One stop(9)(14)	L + 8.50%	N/A(7)	10/2023	—	—
			LLC units(9)(14)	N/A	N/A	N/A	1,099	1.1%

Name of Portfolio Company	Address	Industry	Type of Investment(1)	Spread Above LIBOR(2)	Interest Rate(3)	Maturity	Fair Value (Dollars in Thousands)(4)	Percentage of Class Held(5)
Teaching Company, The	4840 Westfields Blvd., Suite 500 Chantilly, VA 20151	Leisure, Amusement, Motion Pictures, Entertainment	One stop*	L + 4.75%(c)	7.45%	07/2023	$10,855	—
			One stop	L + 4.75%	N/A(7)	07/2023	—	—
Teasdale Quality Foods, Inc.	901 Packers Street Atwater, CA 95301	Grocery	Senior loan	L + 5.75%(c)	8.55%	10/2020	268	—
Telesoft, LLC	1611 E Camelback Rd. Suite 300 Phoenix, AZ 85016	Diversified/ Conglomerate Service	One stop*	L + 5.00%(c)	7.80%	07/2022	4,139	—
			One stop	L + 5.00%	N/A(7)	07/2022	—	—
TI Intermediate Holdings, LLC	310 Main Avenue Way SE Hickory, NC 28602	Diversified/ Conglomerate Service	Senior loan	L + 4.50%(a)(f)	7.00%	12/2024	1,675	—
			Senior loan	L + 4.50%(a)	7.00%	12/2024	3	—
Titan Fitness, LLC	8200 Greensboro Drive, Suite 900 McLean, VA 22102	Leisure, Amusement, Motion Pictures, Entertainment	One stop*	L + 4.75%(a)	7.24%	02/2025	15,529	—
			One stop(6)	L + 4.75%	N/A(7)	02/2025	(3)	—
			One stop(6)	L + 4.75%	N/A(7)	02/2025	(3)	—
Togetherwork Holdings, LLC	55 Washington Street, Suite 626 Brooklyn, NY 11201	Diversified/ Conglomerate Manufacturing	One stop~	L + 6.50%(a)	9.00%	03/2025	9,112	—
			One stop*	L + 6.50%(a)	9.00%	03/2025	554	—
			One stop	L + 6.50%(a)	9.00%	03/2025	150	—
			One stop~	L + 6.50%(a)	9.00%	03/2025	122	—
			One stop*~	L + 6.50%(a)	9.00%	03/2025	115	—
			One stop*	L + 6.50%(a)	9.00%	03/2025	107	—
			One stop	L + 6.50%(a)	8.99%	03/2024	72	—
			One stop	L + 6.50%(a)	9.00%	03/2025	67	—
			One stop~	L + 6.50%(a)	9.00%	03/2025	4	—
TouchTunes Interactive Networks, Inc.	850 Third Avenue, Suite 15C New York, NY 10022	Broadcasting and Entertainment	Senior loan^	L + 4.75%(a)	7.25%	05/2021	1,440	—
Transaction Data Systems, Inc.	788 Montgomery Avenue Ocoee, FL 34761	Diversified/ Conglomerate Service	One stop*~	L + 5.25%(a)	7.75%	06/2021	38,856	—
			One stop	L + 5.25%(a)	7.75%	06/2021	60	—
Tresys Technology Holdings, Inc.	8840 Stanford Blvd, Suite 2100 Columbia, MD 21045	Aerospace and Defense	One stop(8)	L + 6.75%(a)	9.25%	12/2019	1,170	—
			One stop(8)	L + 6.75%(a)	9.25%	12/2019	659	—
			Common stock	N/A	N/A	N/A	—	0.4%
Trintech, Inc.	15851 Dallas Pkwy, Suite 900 Addison, TX 75001	Diversified/ Conglomerate Service	One stop^~	L + 6.00%(c)	8.75%	12/2023	10,821	—
			One stop^~	L + 6.00%(c)	8.75%	12/2023	3,395	—
			One stop	L + 6.00%(c)	8.68%	12/2023	60	—
Tronair Parent, Inc.	1740 Eber Road Holland, OH 43528	Aerospace and Defense	Senior loan^	L + 4.75%(a)(c)	7.56%	09/2023	350	—
			Senior loan	L + 4.50%(a)(c)(f)	7.47%	09/2021	77	—
True Commerce, Inc.	90 S Cascade Ave., Suite 1200 Colorado Springs, CO 90803	Diversified/ Conglomerate Service	One stop^	L + 5.75%(c)	8.35%	11/2023	5,581	—
			One stop	L + 5.75%	N/A(7)	11/2023	—	—
U.S. Renal Care, Inc.	2400 Dallas Parkway, Suite 350 Plano, TX 75093	Healthcare, Education and Childcare	LP interest	N/A	N/A	N/A	1,699	0.2%
Uinta Brewing Company	1722 Fremont Dr Salt Lake City, Utah, 84104	Beverage, Food and Tobacco	One stop^(8)(9)(14)	L + 4.00%(a)	6.48%	08/2021	670	—
			One stop(8)(9)(14)	L + 4.00%(a)	0.0648375	08/2021	131	—
			Common stock(9)(14)	N/A	N/A	N/A	135	0.0%(17)

Name of Portfolio Company	Address	Industry	Type of Investment(1)	Spread Above LIBOR(2)	Interest Rate(3)	Maturity	Fair Value (Dollars in Thousands)(4)	Percentage of Class Held(5)
Upserve, Inc.	10 Dorrance Street Providence, RI 02903	Diversified/ Conglomerate Service	One stop~	L + 5.50%(a)	8.00%	07/2023	$2,969	—
			One stop	L + 5.50%(a)	8.00%	07/2023	100	—
			One stop	L + 5.50%	N/A(7)	07/2023	—	—
Valant Medical Solutions, Inc.	2033 6th Ave, Suite 500 Seattle, WA 98121	Diversified/ Conglomerate Service	One stop	L + 11.00%(c)	11.55% cash/ 2.25% PIK	10/2020	866	—
			Subordinated debt	N/A	6.00%	02/2020	224	—
			One stop	L + 11.00%(c)	11.55% cash/ 2.25% PIK	10/2020	11	—
			Equity	N/A	N/A	N/A	14	—
Velocity Technology Solutions, Inc.	1901 Roxborough Road Charlotte, NC 28211	Diversified/ Conglomerate Service	One stop*	L + 6.00%(c)	8.60%	12/2023	8,186	—
			One stop	L + 6.00%	N/A(7)	12/2023	—	—
Vendavo, Inc.	401 E. Middlefield Road Mountain View, CA 94043	Diversified/ Conglomerate Service	One stop*~	L + 8.50%(c)	11.13%	10/2022	28,935	—
			One stop	L + 8.50%	N/A(7)	10/2022	—	—
			Preferred stock	N/A	N/A	N/A	1,496	0.4%
Verisys Corporation	1001 N. Fairfax St., Suite 640 Alexandria, VA 22314	Diversified/ Conglomerate Service	One stop*	L + 6.75%(c)	9.35%	01/2023	3,866	—
			One stop	L + 6.75%	N/A(7)	01/2023	—	—
			LLC interest	N/A	N/A	N/A	246	0.3%
Veterinary Specialists of North America, LLC	106 Apple St., Suite 207 Trinton Falls, NJ 07724	Personal, Food and Miscellaneous Services	One stop^	P + 4.50%(a)(f)	9.53%	07/2021	7,293	—
			One stop^	P + 4.50%(f)	10.00%	07/2021	760	—
			One stop*	P + 4.50%(f)	10.00%	07/2021	413	—
			One stop*	P + 4.50%(f)	0.1	07/2021	160	—
			One stop~	P + 4.50%(f)	10.00%	07/2021	132	—
			One stop	L + 5.50%(a)(f)	8.91%	07/2021	127	—
			One stop^	P + 4.50%(f)	10.00%	07/2021	122	—
			One stop*	P + 4.50%(f)	10.00%	07/2021	62	—
			One stop	L + 5.50%(a)	7.99%	07/2021	29	—
			LLC units	N/A	N/A	N/A	375	—
Vitalyst, LLC	One Bala Plaza, Suite 434 Bala Cynwyd, PA 19004	Diversified/ Conglomerate Service	Preferred stock	N/A	N/A	N/A	76	0.1%
			Common stock	N/A	N/A	N/A	—	0.1%
Watchfire Enterprises, Inc.	1015 Maple Street Danville, IL 61832	Electronics	Second lien	L + 8.00%(c)	10.60%	10/2021	9,434	—
WBZ Investment LLC	9780 Meridian Blvd, Suite 400 Englewood, CO 80112	Leisure, Amusement, Motion Pictures, Entertainment	One stop	L + 5.50%(a)	8.00%	09/2024	5,123	—
			One stop	L + 5.50%(a)	7.98%	09/2024	32	—
			One stop	L + 5.50%	N/A(7)	09/2024	—	—
			LLC interest	N/A	N/A	N/A	49	0.2%
			LLC interest	N/A	N/A	N/A	33	0.2%
			LLC interest	N/A	N/A	N/A	27	0.2%
			LLC interest	N/A	N/A	N/A	24	0.2%
			LLC interest	N/A	N/A	N/A	10	0.2%
			LLC interest	N/A	N/A	N/A	1	0.2%
Wetzel’s Pretzels, LLC	35 Hugus Alley #300 Pasadena, CA 91103	Personal, Food and Miscellaneous Services	One stop*	L + 6.75%(a)	9.25%	09/2021	8,873	—
			One stop	L + 6.75%(a)	0.0924863	09/2021	19	—
			Common stock	N/A	N/A	N/A	218	0.2%
WHCG Management, LLC	227 Laurel Road, Suite 300 Voorhees, NJ 08043	Healthcare, Education and Childcare	Senior loan*	L + 5.00%(c)	7.60%	03/2023	2,217	—
			Senior loan	L + 5.00%(c)	7.61%	03/2023	94	—

Name of Portfolio Company	Address	Industry	Type of Investment(1)	Spread Above LIBOR(2)	Interest Rate(3)	Maturity	Fair Value (Dollars in Thousands)(4)	Percentage of Class Held(5)
			Senior loan	L + 5.00%	N/A(7)	03/2023	$—	—
			LLC interest	N/A	N/A	N/A	60	0.2%
Whitcraft LLC	76 Country Road Eastford, CT 06242	Aerospace and Defense	One stop^*	L + 6.25%(c)	8.85%	04/2023	12,376	—
			One stop^	L + 6.25%(c)	8.85%	04/2023	193	—
			One stop	L + 6.25%	N/A(7)	04/2023	—	—
			Common stock	N/A	N/A	N/A	600	0.3%
WIRB-Copernicus Group, Inc.	212 Carnegie Center, Suite 301 Princeton, NJ 08540	Healthcare, Education and Childcare	Senior loan^*~	L + 4.25%(a)	6.75%	08/2022	10,890	—
			Senior loan	L + 4.25%	N/A(7)	08/2022	—	—
			Senior loan	L + 4.25%	N/A(7)	08/2022	—	—
Wood Fired Holding Corp.	13850 Ballantyne Corporate Place, Suite 450 Charlotte, NC 28277	Beverage, Food and Tobacco	One stop*	L + 5.75%(c)	8.65%	12/2023	6,953	—
			One stop	L + 5.75%	N/A(7)	12/2023	—	—
			One stop	L + 5.75%	N/A(7)	12/2023	—	—
			Preferred units	N/A	N/A	N/A	205	—
			Common units	N/A	N/A	N/A	—	0.4%
Workforce Software, LLC	38705 Seven Mile Road Livonia, MI 48152	Diversified/ Conglomerate Service	One stop^	L + 6.50%(c)	9.28%	06/2021	5,848	—
			One stop~	L + 6.50%(c)	9.13%	06/2021	577	—
			One stop	L + 6.50%	N/A(7)	06/2021	1	—
			LLC units	N/A	N/A	N/A	354	0.1%
WRE Holding Corp.	577 Main Street, Suite 110 Hudson, MA 01749	Ecological	Senior loan*	L + 5.00%(a)	7.49%	01/2023	1,006	—
			Senior loan~	L + 5.00%(a)	7.49%	01/2023	42	—
			Senior loan	L + 5.00%(a)	7.49%	01/2023	18	—
			Senior loan	L + 5.00%(a)	7.49%	01/2023	12	—
WU Holdco, Inc.	705 Tri-State Parkway Gurnee, IL 60031	Personal and Non Durable Consumer Products (Mfg. Only)	One stop~	L + 5.50%(c)	8.11%	03/2026	952	—
			One stop	L + 5.50%	N/A(7)	03/2026	—	—
			One stop	L + 5.50%	N/A(7)	03/2025	—	—
Xmatters, Inc. and Alarmpoint, Inc.	12647 Alcosta Blvd, Suite 425 San Ramon, CA 94583	Diversified/ Conglomerate Service	Preferred stock	N/A	N/A	N/A	256	0.2%
			Warrant	N/A	N/A	N/A	19	0.0%(17)
			Preferred stock	N/A	N/A	N/A	16	0.0%(17)

^
Denotes that all or a portion of the loan secures the notes offered in the 2014 Debt Securitization.

*
Denotes that all or a portion of the loan secures the notes offered in the 2018 Debt Securitization.

~
Denotes that all or a portion of the loan collateralizes the MS Credit Facility II.

(1)
Equity investments are non-income producing securities unless otherwise noted. Ownership of certain equity investments may occur through a holding company or partnership.

(2)
The majority of the investments bear interest at a rate that may be determined by reference to London Interbank Offered Rate (“LIBOR” or “L”), Euro Interbank Offered Rate (“EURIBOR” or “E”) or Prime (“P”) and which reset daily, monthly, quarterly, semiannually, or annually. For each, we have provided the spread over LIBOR, EURIBOR or Prime and the weighted average current interest rate in effect as of March 29, 2019. Certain investments are subject to a LIBOR, EURIBOR or Prime interest rate floor. For fixed rate loans, a spread above a reference rate is not applicable. Listed below are the index rates as of March 29, 2019, which was the last business day of the period on which LIBOR or EURIBOR was determined. The actual index rate for each loan listed may not be the applicable index rate outstanding as of March 29, 2019, as the loan may have priced or repriced based on an index rate prior to March 29, 2019.

(a)
Denotes that all or a portion of the loan was indexed to the 30-day LIBOR, which was 2.49% as of March 29, 2019.

(b)
Denotes that all or a portion of the loan was indexed to the 60-day LIBOR, which was 2.56% as of March 29, 2019.

(c)
Denotes that all or a portion of the loan was indexed to the 90-day LIBOR, which was 2.60% as of March 29, 2019.

(d)
Denotes that all or a portion of the loan was indexed to the 180-day LIBOR, which was 2.66% as of March 29, 2019.

(e)
Denotes that all or a portion of the loan was indexed to the 360-day LIBOR, which was 2.71% as of March 29, 2019.

(f)
Denotes that all or a portion of the loan was indexed to the Prime rate, which was 5.50% as of March 29, 2019.

(g)
Denotes that all or a portion of the loan was indexed to the 90-day EURIBOR, which was -0.31% as of March 29, 2019.

(h)
Denotes that all or a portion of the loan was indexed to the 30-day GBP LIBOR, which was 0.73% as of March 29, 2019.

(i)
Denotes that all or a portion of the loan was indexed to the 90-day GBP LIBOR, which was 0.85% as of March 29, 2019.

(j)
Denotes that all or a portion of the loan was indexed to the 180-day GBP LIBOR, which was 0.95% as of March 29, 2019.

(3)
For portfolio companies with multiple interest rate contracts, the interest rate shown is a weighted average current interest rate in effect as of March 31, 2019.

(4)
The fair value of the investment was valued using significant unobservable inputs.

(5)
Percentage of class held refers only to equity held, if any, calculated on a fully diluted basis.

(6)
The negative fair value is the result of the capitalized discount on the loan or the unfunded commitment being valued below par.

(7)
The entire commitment was unfunded as of March 31, 2019. As such, no interest is being earned on this investment. The investment may be subject to an unused facility fee.

(8)
Loan was on non-accrual status as of March 31, 2019, meaning that we have ceased recognizing interest income on the loan.

(9)
The investment is treated as a non-qualifying asset under Section 55(a) of the Investment Company Act of 1940, as amended (the “1940 Act”). Under the 1940 Act, we may not acquire any non-qualifying asset unless, at the time the acquisition is made, qualifying assets represent at least 70% of our total assets. As of March 31, 2019, total nonqualifying assets at fair value represented 7.2% of our total assets calculated in accordance with the 1940 Act.

(10)
Investment is denominated in foreign currency and is translated into U.S. dollars as of the valuation date or the date of the transaction.

(11)
The headquarters of this portfolio company is located in the United Kingdom.

(12)
The headquarters of this portfolio company is located in Canada.

(13)
We hold an equity investment that entitles it to receive preferential dividends.

(14)
As defined in the 1940 Act, we are deemed to be an “affiliated person” of the portfolio company as we own five percent or more of the portfolio company’s voting securities (“non-controlled affiliate”).

(15)
As defined in the 1940 Act, we are deemed to be both an “affiliated person” of and “control” this portfolio company as we own more than 25% of the portfolio company’s outstanding voting securities or has the power to exercise control over management or policies of such portfolio company (including through a management agreement) (“controlled affiliate”).

(16)
We generally receive quarterly profit distributions from its equity investment in SLF. For the three months ended March 31, 2019, we did not receive a profit distribution from its equity investment in SLF.

(17)
Percentage of class held is less than 0.1%.

PORTFOLIO MANAGEMENT
Each investment opportunity requires the consensus and generally receives the unanimous approval of GC Advisors’ investment committee. Follow-on investments in existing portfolio companies may require the investment committee’s approval beyond that obtained when the initial investment in the company was made. In addition, temporary investments, such as those in cash equivalents, U.S. government securities and other high quality debt investments that mature in one year or less, may require approval by the investment committee. The day-to-day management of investments approved by the investment committee is overseen by Messrs. Lawrence Golub and David Golub. Biographical information with respect to Messrs. Lawrence Golub and David Golub is set out under “Information about Each Director’s Experience, Qualifications, Attributes or Skills — Interested Directors” included in our most recent Definitive Proxy Statement on Schedule 14A, as may be updated from time to time in subsequent filings with the SEC.
Each of Lawrence Golub and David Golub has ownership and financial interests in, and may receive compensation and/or profit distributions from, GC Advisors. Neither Lawrence Golub nor David Golub receives any direct compensation from us. As of March 31, 2019, David Golub beneficially owned more than $1 million of our common stock. Lawrence Golub and David Golub are also primarily responsible for the day-to-day management of approximately 22 other pooled investment vehicles, with over $26.4 billion of capital under management, and approximately 17 other accounts, with over $2.9 billion of capital under management, in which their affiliates receive incentive fees.

DETERMINATION OF NET ASSET VALUE
The net asset value per share of our outstanding shares of common stock is determined quarterly by dividing the value of total assets minus liabilities by the total number of shares outstanding.
In calculating the value of our total assets, investment transactions are recorded on the trade date. Realized gains or losses are computed using the specific identification method. Investments for which market quotations are readily available are valued at such market quotations. Debt and equity securities that are not publicly traded or whose market price is not readily available are valued at fair value as determined in good faith by our board of directors based on the input of management and the audit committee. In addition, the board of directors has retained independent valuation firms to review the valuation of each portfolio investment for which a market quotation is not available at least once during each 12-month period.
The valuation process is conducted at the end of each fiscal quarter, with a portion of our valuations of portfolio companies without market quotations subject to review by the independent valuation firms each quarter. When an external event with respect to one of our portfolio companies, such as a purchase transaction, public offering or subsequent equity sale occurs, we expect to use the pricing indicated by the external event to corroborate our valuation.
We value investments for which market quotations are readily available at their market quotations. However, a readily available market value is not expected to exist for many of the investments in our portfolio, and we value these portfolio investments at fair value as determined in good faith by our board of directors under our valuation policy and process. Valuation methods may include comparisons of the portfolio companies to peer companies that are public, determination of the enterprise value of a portfolio company, discounted cash flow analysis and a market interest rate approach. The factors that are taken into account in fair value pricing investments include: available current market data, including relevant and applicable market trading and transaction comparables; applicable market yields and multiples; security covenants; call protection provisions; information rights; the nature and realizable value of any collateral; the portfolio company’s ability to make payments, its earnings and discounted cash flows and the markets in which it does business; comparisons of financial ratios of peer companies that are public; comparable merger and acquisition transactions; and the principal market and enterprise values. When an external event such as a purchase transaction, public offering or subsequent equity sale occurs, we will consider the pricing indicated by the external event to corroborate the private equity valuation. Due to the inherent uncertainty of determining the fair value of investments that do not have a readily available market value, the fair value of the investments may differ significantly from the values that would have been used had a readily available market value existed for such investments and may differ materially from values that may ultimately be received or settled.
Our board of directors is ultimately and solely responsible for determining, in good faith, the fair value of investments that are not publicly traded, whose market prices are not readily available on a quarterly basis or any other situation where portfolio investments require a fair value determination.
With respect to investments for which market quotations are not readily available, our board of directors undertakes a multi-step valuation process each quarter, as described below:
•
Our quarterly valuation process begins with each portfolio company investment being initially valued by the investment professionals of GC Advisors responsible for credit monitoring.

•
Preliminary valuation conclusions are then documented and discussed with our senior management and GC Advisors. The audit committee of our board of directors reviews these preliminary valuations.

•
At least once annually the valuation for each portfolio investment, subject to a de minimis threshold, is reviewed by an independent valuation firm.

•
The board of directors discusses valuations and determines the fair value of each investment in our portfolio in good faith.

In connection with each sale of shares of our common stock, we make a determination that we are not selling shares of our common stock at a price below the then-current net asset value per share of common stock at the time at which the sale is made or otherwise in violation of the 1940 Act. GC Advisors will consider the following factors, among others, in making such determination:
•
The net asset value of our common stock disclosed in the most recent periodic report filed with the SEC;

•
Its assessment of whether any change in the net asset value per share of our common stock has occurred (including through the realization of gains on the sale of portfolio securities) during the period beginning on the date of the most recently disclosed net asset value per share of our common stock and ending two days prior to the date of the sale; and

•
The magnitude of the difference between the sale price of the shares of common stock and management’s assessment of any change in the net asset value per share of our common stock during the period discussed above.

Determination of fair values involves subjective judgments and estimates. Under current accounting standards, the notes to our consolidated financial statements refer to the uncertainty with respect to the possible effect of such valuations, and any change in such valuations, on our consolidated financial statements.
We follow ASC Topic 820 for measuring fair value. Fair value is the price that would be received in the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Where available, fair value is based on observable market prices or parameters, or derived from such prices or parameters. Where observable prices or inputs are not available, valuation models are applied. These valuation models involve some level of management estimation and judgment, the degree of which is dependent on the price transparency for the assets or liabilities or market and the assets’ or liabilities’ complexity. Our fair value analysis includes an analysis of the value of any unfunded loan commitments. Assets and liabilities are categorized for disclosure purposes based upon the level of judgment associated with the inputs used to measure their value. The valuation hierarchical levels are based upon the transparency of the inputs to the valuation of the asset or liability as of the measurement date. The three levels are defined as follows:
Level 1:   Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.
Level 2:   Inputs include quoted prices for similar assets or liabilities in active markets and inputs that are observable for the assets or liabilities, either directly or indirectly, for substantially the full term of the assets or liabilities.
Level 3:   Inputs include significant unobservable inputs for the assets or liabilities and include situations where there is little, if any, market activity for the assets or liabilities. The inputs into the determination of fair value are based upon the best information available and may require significant management judgment or estimation.
In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an asset’s or a liability’s categorization within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and we consider factors specific to the asset or liability. We assess the levels of assets and liabilities at each measurement date, and transfers between levels are recognized on the actual date of the event or change in circumstances that caused the transfers. There were no transfers among Level 1, 2 and 3 of the fair value hierarchy for assets and liabilities during three and six months ended March 31, 2019 and 2018. The following section describes the valuation techniques used by us to measure different assets and liabilities at fair value and includes the level within the fair value hierarchy in which the assets and liabilities are categorized.
Level 1 investments are valued using quoted market prices. Level 2 investments are valued using market consensus prices that are corroborated by observable market data and quoted market prices for similar assets and liabilities. Level 3 investments are valued at fair value as determined in good faith by our board of directors, based on input of management, the audit committee and independent valuation firms that have been engaged at the direction of our board of directors to assist in the valuation of each portfolio investment without a readily available market quotation at least once during a trailing twelve-month period under a valuation policy and a consistently applied valuation process. This valuation process is conducted at the end of each fiscal quarter, with approximately 25% (based on the number of portfolio companies) of our valuations of debt and equity investments without readily available market quotations subject to review by an independent valuation firm. As of March 31, 2019 and 2018, with the exception of money market funds included in cash and cash equivalents and restricted cash and cash equivalents (Level 1 investments) and investments measured at fair value using the NAV, all investments were valued using Level 3 inputs of the fair value hierarchy.
When determining fair value of Level 3 debt and equity investments, we may take into account the following factors, where relevant: the enterprise value of a portfolio company, the nature and realizable value of any collateral, the portfolio company’s ability to make payments and its earnings and discounted cash flows, the markets in which the portfolio company does business, comparisons to publicly traded securities, and changes in the interest rate environment and the credit markets generally that may affect the price at which similar investments may be made and other relevant factors. The primary method for determining enterprise value uses a multiple analysis whereby appropriate multiples are applied to the portfolio company’s EBITDA. A portfolio company’s EBITDA may include pro-forma adjustments for items such as acquisitions, divestitures, or expense reductions. The enterprise value analysis is performed to determine the value of equity investments and to determine if debt investments are credit impaired. If debt investments are credit impaired, we will use the enterprise value analysis or a liquidation basis analysis to determine fair value. For debt investments that are not determined to be credit impaired, we use a market interest rate yield analysis to determine fair value.
In addition, for certain debt investments, we may base our valuation on indicative bid and ask prices provided by an independent third party pricing service. Bid prices reflect the highest price that we and others may be willing to pay. Ask prices represent the lowest price that we and others may be willing to accept. We generally use the midpoint of the bid/ask range as our best estimate of fair value of such investment.
Due to the inherent uncertainty of determining the fair value of Level 3 investments that do not have a readily available market value, the fair value of the investments may differ significantly from the values that would have been used had a market existed for such investments and may differ materially from the values that may ultimately be received or settled. Further, such investments are generally subject to legal and other restrictions or otherwise are less liquid than publicly traded instruments. If we were required to liquidate a portfolio investment in a forced or liquidation sale, we may realize significantly less than the value at which such investment had previously been recorded.
Our investments are subject to market risk. Market risk is the potential for changes in the value due to market changes. Market risk is directly impacted by the volatility and liquidity in the markets in which the investments are traded.

DIVIDEND REINVESTMENT PLAN
We have adopted a dividend reinvestment plan that provides for reinvestment of our dividends and other distributions on behalf of our stockholders, unless a stockholder elects to receive cash as provided below. As a result, if our board of directors authorizes, and we declare, a cash dividend or other distribution, then our stockholders who have not “opted out” of our dividend reinvestment plan will have their cash distribution automatically reinvested in additional shares of our common stock, rather than receiving the cash distribution.
No action is required on the part of a registered stockholder to have their cash dividend or other distribution reinvested in shares of our common stock. A registered stockholder may elect to receive an entire distribution in cash by notifying American Stock Transfer & Trust Company, LLC, the plan administrator and our transfer agent and registrar, in writing so that such notice is received by the plan administrator no later than the record date for distributions to stockholders. The plan administrator will set up an account for shares acquired through the plan for each stockholder who has not elected to receive dividends or other distributions in cash and hold such shares in non-certificated form. Upon request by a stockholder participating in the plan, received in writing not less than three days prior to the record date, the plan administrator will, instead of crediting shares to the participant’s account, issue a certificate registered in the participant’s name for the number of whole shares of our common stock and a check for any fractional share.
Those stockholders whose shares are held by a broker or other financial intermediary may receive dividends and other distributions in cash by notifying their broker or other financial intermediary of their election.
We may use primarily newly issued shares to implement the plan, whether our shares are trading at a premium or at a discount to net asset value. However, we reserve the right to purchase shares in the open market in connection with our implementation of the plan. The number of shares to be issued to a stockholder is determined by dividing the total dollar amount of the distribution payable to such stockholder by the market price per share of our common stock at the close of regular trading on The Nasdaq Global Select Market on the date of such distribution, provided that in the event the market price per share on the date of such distribution exceeds the most recently computed net asset value per share, we will issue shares at the greater of the most recently computed net asset value per share or 95% of the current market price per share (or such lesser discount to the current market price per share that still exceeds the most recently computed net asset value per share). The market price per share on that date will be the closing price for such shares on The Nasdaq Global Select Market or, if no sale is reported for such day, at the average of their reported bid and asked prices. The number of shares of our common stock to be outstanding after giving effect to payment of the dividend or other distribution cannot be established until the value per share at which additional shares will be issued has been determined and elections of our stockholders have been tabulated.
There will be no brokerage charges or other charges to stockholders who participate in the plan. The plan administrator’s fees are paid by us. If a participant elects by written notice to the plan administrator prior to termination of his or her account to have the plan administrator sell part or all of the shares held by the plan administrator in the participant’s account and remit the proceeds to the participant, the plan administrator is authorized to deduct a $15.00 transaction fee plus a $0.10 per share brokerage commission from the proceeds.
Stockholders who receive dividends and other distributions in the form of stock are generally subject to the same U.S. federal, state and local tax consequences as are stockholders who elect to receive their distributions in cash; however, since their cash dividends will be reinvested, such stockholders will not receive cash with which to pay any applicable taxes on reinvested dividends. A stockholder’s basis for determining gain or loss upon the sale of stock received in a dividend or other distribution from us generally will be equal to the total dollar value of the distribution paid to the stockholder. Any stock received in a dividend or other distribution will have a new holding period for tax purposes commencing on the day following the day on which the shares are credited to the stockholder’s account. To the extent a stockholder is subject to U.S. federal withholding tax on a distribution, we will withhold the applicable tax and the balance will be reinvested in our common stock (or paid to such stockholder in cash if the stockholder has opted out of our dividend reinvestment plan).

Participants may terminate their accounts under the plan by notifying the plan administrator via its website at www.amstock.com or by filling out the transaction request form located at the bottom of the participant’s statement and sending it to the plan administrator at the address below.
The plan may be terminated by us upon notice in writing mailed to each participant at least 30 days prior to any record date for the payment of any dividend or other distribution by us. All correspondence concerning the plan should be directed to the plan administrator by mail at American Stock Transfer & Trust Company, LLC, P.O. Box 922, Wall Street Station, New York, New York 10269, or by the Plan Administrator’s Interactive Voice Response System at (877) 276-7499.
If you withdraw or the plan is terminated, you will receive the number of whole shares in your account under the plan and a cash payment for any fraction of a share in your account.
If you hold your common stock with a brokerage firm that does not participate in the plan, you will not be able to participate in the plan and any dividend reinvestment may be effected on different terms than those described above. Consult your financial advisor for more information.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following discussion is a general summary of the material U.S. federal income tax considerations applicable to us and to an investment in our shares of common stock. This summary does not purport to be a complete description of the income tax considerations applicable to such an investment. For example, we have not described certain considerations that may be relevant to certain types of holders subject to special treatment under U.S. federal income tax laws, including stockholders subject to the alternative minimum tax, tax-exempt organizations, insurance companies, dealers in securities, traders in securities that elect to mark-to-market their securities holdings, pension plans and trusts, persons that have a functional currency (as defined in Section 985 of the Code) other than the U.S. dollar and financial institutions. This summary assumes that investors hold our common stock as capital assets (within the meaning of Section 1221 of the Code). The discussion is based upon the Code, Treasury regulations, and administrative and judicial interpretations, each as of the date of the filing of this Registration Statement and all of which are subject to change, possibly retroactively, which could affect the continuing validity of this discussion. We have not sought and will not seek any ruling from the Internal Revenue Service, or the IRS, regarding any offering of our securities. This summary does not discuss any aspects of U.S. estate or gift tax or foreign, state or local tax. It does not discuss the special treatment under U.S. federal income tax laws that could result if we invested in tax-exempt securities or certain other investment assets. For purposes of this discussion, references to “dividends” are to dividends within the meaning of the U.S. federal income tax laws and associated regulations and may include amounts subject to treatment as a return of capital under section 19(a) of the 1940 Act.
A “U.S. stockholder” is a beneficial owner of shares of our common stock that is for U.S. federal income tax purposes:
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a citizen or individual resident of the United States;

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a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof;

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an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

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a trust if either a U.S. court can exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or the trust was in existence on August 20, 1996, was treated as a U.S. person prior to that date, and has made a valid election to be treated as a U.S. person.

A “Non-U.S. stockholder” is a beneficial owner of shares of our common stock that is not a U.S. stockholder.
If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds shares of our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A prospective investor that is a partner in a partnership that holding shares of our common stock should consult his, her or its tax advisers with respect to the purchase, ownership and disposition of shares of our common stock.
Tax matters are very complicated and the tax consequences to an investor of an investment in our shares of common stock will depend on the facts of his, her or its particular situation. We encourage investors to consult their own tax advisers regarding the specific consequences of such an investment, including tax reporting requirements, the applicability of U.S. federal, state, local and foreign tax laws, eligibility for the benefits of any applicable tax treaty and the effect of any possible changes in the tax laws.
Election to Be Taxed as a RIC
As a business development company, we have elected to be treated as a RIC under Subchapter M of the Code. As a RIC, we generally will not be subject to corporate-level U.S. federal income taxes on any net ordinary income or capital gains that we timely distribute as dividends for U.S. federal income tax purposes to our stockholders. To qualify as a RIC, we must, among other things, meet certain source-of-income and asset diversification requirements (as described below). In addition, we must distribute to our stockholders, for each taxable year, dividends for U.S. federal income tax purposes of an amount at least equal to 90% of our “investment company taxable income,” which is generally our net ordinary income plus the excess of realized net short-term capital gains over realized net long-term capital losses and determined without regard to any deduction for dividends paid, or the Annual Distribution Requirement.
Although not required for us to maintain our RIC tax status, in order to preclude the imposition of a 4% nondeductible federal excise tax imposed on RICs, we must distribute dividends for U.S. federal income tax purposes to our stockholders in respect of each calendar year of an amount at least equal to the sum of (1) 98% of our net ordinary income (taking into account certain deferrals and elections) for the calendar year, (2) 98.2% of the excess (if any) of our realized capital gains over our realized capital losses, or capital gain net income (adjusted for certain ordinary losses), generally for the one-year period ending on October 31 of the calendar year and (3) the sum of any net ordinary income plus capital gains net income for preceding years that were not distributed during such years and on which we did not incur any liability to pay federal income tax, or the Excise Tax Avoidance Requirement.
We have previously incurred, and may incur in the future, such excise tax on a portion of our income and capital gains. While we intend to distribute income and capital gains to minimize exposure to the 4% excise tax, we may not be able to, or may choose not to, distribute amounts sufficient to avoid the imposition of the tax entirely. In that event, we generally will be liable for the excise tax only on the amount by which we do not meet the Excise Tax Avoidance Requirement. Under certain circumstances, however, we may, in our sole discretion, determine that it is in our best interests to retain a portion of our income or capital gains rather than distribute such amount as dividends and accordingly cause us to bear the excise tax burden associated therewith.
Taxation as a RIC
If we:
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qualify as a RIC; and

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satisfy the Annual Distribution Requirement;

then we will not be subject to U.S. federal income tax on the portion of our investment company taxable income and net capital gain, defined as net long-term capital gains in excess of net short-term capital losses, we distribute as dividends for U.S. federal income tax purposes to our stockholders. We will be subject to U.S. federal income tax at regular corporate rates on any net income or net capital gain not distributed as dividends to our stockholders.
In order to qualify as a RIC for U.S. federal income tax purposes, we must, among other things:
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qualify to be treated as a business development company under the 1940 Act at all times during each taxable year;

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derive in each taxable year at least 90% of our gross income from dividends, interest, payments with respect to certain securities loans, gains from the sale of stock or other securities, net income from certain “qualified publicly traded partnerships” (partnerships that are traded on an established securities market or tradable on a secondary market, other than partnerships that derive 90% of their income from interest, dividends and other permitted RIC income) or other income derived with respect to our business of investing in such stock or securities, or the 90% Income Test; and

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diversify our holdings so that at the end of each quarter of the tax year:

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at least 50% of the value of our assets consists of cash, cash equivalents, U.S. government securities, securities of other RICs, and other securities if such other securities of any one issuer do not represent more than 5% of the value of our assets or more than 10% of the outstanding voting securities of such issuer; and

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no more than 25% of the value of our assets is invested in the securities, other than U.S. government securities or securities of other RICs, of one issuer, or of two or more issuers that are controlled, as determined under applicable Code rules, by us and that are engaged in the same or similar or related trades or businesses or of certain “qualified publicly traded partnerships, or the Diversification Tests,.

We may invest in partnerships, including qualified publicly traded partnerships, which may result in our being subject to state, local or foreign income, franchise or other tax liabilities.
In addition, we are subject to ordinary income and capital gain distribution requirements under U.S. federal excise tax rules for each calendar year, or the Excise Tax Avoidance Requirement. If we do not meet the required distributions we will be subject to a 4% nondeductible federal excise tax on the undistributed amount. The failure to meet the Excise Tax Avoidance Requirement will not cause us to lose our RIC status.
A RIC is limited in its ability to deduct expenses in excess of its investment company taxable income. If our deductible expenses in a given tax year exceed our investment company taxable income, we may incur a net operating loss for that tax year. However, a RIC is not permitted to carry forward net operating losses to subsequent tax years and such net operating losses do not pass through to its stockholders. In addition, deductible expenses can be used only to offset investment company taxable income, not net capital gain. A RIC may not use any net capital losses (that is, the excess of realized capital losses over realized capital gains) to offset its investment company taxable income, but may carry forward such net capital losses, and use them to offset future capital gains, indefinitely. Due to these limits on deductibility of expenses and net capital losses, we may for tax purposes have aggregate taxable income for several tax years that we are required to distribute and that is taxable to our stockholders even if such taxable income is greater than the net income we actually earn during those tax years.
Any underwriting fees paid by us are not deductible in computing our investment company taxable income. For U.S. federal income purposes, we may be required to recognize taxable income in circumstances in which we do not receive cash. For example, if we hold debt instruments that are treated under applicable tax rules as having original issue discount (such as debt instruments with PIK interest or, in certain cases, with increasing interest rates or issued with warrants), we must include in income each year a portion of the original issue discount that accrues over the life of the obligation, regardless of whether cash representing such income is received by us in the same tax year. We may also have to include in income other amounts that we have not yet received in cash, such as deferred loan origination fees that are paid after origination of the loan or are paid in non-cash compensation such as warrants or stock. We anticipate that a portion of our income may constitute original issue discount or other income required to be included in taxable income prior to receipt of cash. Also, recent tax legislation requires that certain income be recognized for tax purposes no later than when recognized for financial reporting purposes. Further, we have elected to amortize market discount and include such amounts in our taxable income in the current tax year, instead of upon their disposition.
We invest a portion of our net assets in below investment grade instruments. Investments in these types of instruments may present special tax issues for us. U.S. federal income tax rules are not entirely clear about issues such as when we may cease to accrue interest, original issue discount or market discount, when and to what extent deductions may be taken for bad debts or worthless instruments, how payments received on obligations in default should be allocated between principal and income and whether exchanges of debt instruments in a bankruptcy or workout context are taxable. We will address these and other issues to the extent necessary in order to seek to ensure that we distributes sufficient income to avoid any material U.S. federal income or excise tax.
Because any original issue discount or other amounts accrued will be included in our investment company taxable income for the tax year of the accrual, we may be required to make a distribution to our stockholders in order to satisfy the Annual Distribution Requirement, even though we will not have received any corresponding cash amount. As a result, we may have difficulty meeting the Annual Distribution Requirement necessary to maintain RIC tax treatment under Subchapter M of the Code. We may have to sell or otherwise dispose of some of our investments at times and/or at prices we would not consider advantageous, raise additional debt or equity capital or forgo new investment opportunities for this purpose. If we are not able to obtain cash from other sources, we may fail to qualify for RIC tax treatment and thus become subject to corporate-level income tax. Furthermore, a portfolio company in which we hold equity or debt instruments may face financial difficulty that requires us to work out, modify, or otherwise restructure such equity or debt instruments. Any such restructuring could, depending upon the terms of the restructuring, cause us to incur unusable or nondeductible losses or recognize future non-cash taxable income.
Certain of our investment practices may be subject to special and complex U.S. federal income tax provisions that may, among other things, (1) treat dividends that would otherwise constitute qualified dividend income as non-qualified dividend income, (2) treat dividends that would otherwise be eligible for the corporate dividends received deduction as ineligible for such treatment, (3) disallow, suspend or otherwise limit the allowance of certain losses or deductions, (4) convert lower-taxed long-term capital gain into higher-taxed short-term capital gain or ordinary income, (5) convert an ordinary loss or a deduction into a capital loss (the deductibility of which is more limited), (6) cause us to recognize income or gain without a corresponding receipt of cash, (7) adversely affect the time as to when a purchase or sale of stock or securities is deemed to occur, (8) adversely alter the characterization of certain complex financial transactions and (9) produce income that will not be qualifying income for purposes of the 90% Income Test. We intend to monitor our transactions and may make certain tax elections to mitigate the effect of these provisions and prevent our ability to be subject to tax as a RIC.
Gain or loss realized by us from warrants acquired by us as well as any loss attributable to the lapse of such warrants generally will be treated as capital gain or loss. Such gain or loss generally will be long term or short term, depending on how long we held a particular warrant.
Income received by us from sources outside the United States may be subject to withholding and other taxes imposed by such countries, thereby reducing income available to us. Tax conventions between certain countries and the United States may reduce or eliminate such taxes. We generally intend to conduct our investment activities to minimize the impact of foreign taxation, but there is no guarantee that we will be successful in this regard.
If we acquire the equity securities of certain non-U.S. entities classified as a corporation for U.S. federal income tax purposes that earn at least 75% of their annual gross income from passive sources (such as interest, dividends, rents, royalties or capital gain) or hold at least 50% of their total assets in investments producing such passive income, we could be subject to federal income tax and additional interest charges on “excess distributions” received from such passive foreign investment companies, or PFICs, or gain from the sale of stock in such PFICs, even if all income or gain actually received by us is timely distributed to our stockholders. We would not be able to pass through to our stockholders any credit or deduction for such a tax. Certain elections may, if available, ameliorate these adverse tax consequences, but any such election could require us to recognize taxable income or gain without the concurrent receipt of cash. We intend to limit and/or manage our holdings in PFICs to minimize our liability for any such taxes and related interest charges.
Although we do not presently expect to do so, we are authorized to borrow funds and to sell or otherwise dispose of assets in order to satisfy distribution requirements. However, under the 1940 Act, we are not permitted to make distributions to our stockholders while our debt obligations and other senior securities are outstanding unless certain “asset coverage” tests are met. See “Business — Regulation —  Senior Securities” included in our most recent Annual Report on Form 10-K, as well as any amendments reflected in subsequent filings with the SEC. Moreover, our ability to sell or otherwise dispose of assets to meet our distribution requirements may be limited by (1) the illiquid nature of our portfolio and/or (2) other requirements relating to our qualification as a RIC, including the Diversification Tests. If we sell or otherwise dispose of assets in order to meet the annual distribution requirement or the Excise Tax Avoidance Requirement, we may make such dispositions at times that, from an investment standpoint, are not advantageous.
Some of the income and fees that we may recognize, such as fees for providing managerial assistance, certain fees earned with respect to our investments, income recognized for in a work-out or restructuring of a portfolio investment, or income recognized from an equity investment in an operating partnership, will not satisfy the 90% Income Test. In order to manage the risk that such income and fees might disqualify us as a RIC for a failure to satisfy the 90% Income Test, we may be required to recognize such income and fees indirectly through one or more entities treated as corporations for U.S. federal income tax purposes. Such corporations will be subject to U.S. corporate income tax as well as state and local tax on their earnings, which ultimately will reduce the yield to our stockholders on such fees and income.
Under the Code, gains or losses attributable to fluctuations in foreign currency exchange rates that occur between the time we accrue interest income or other receivables or accrues expenses or other liabilities denominated in a foreign currency and the time we actually collect such receivables or pay such liabilities generally are treated as ordinary income or ordinary loss. Similarly, on disposition of some investments, including debt securities and certain forward contracts denominated in a foreign currency, gains or losses attributable to fluctuations in the value of foreign currency between the date of acquisition of the security or contract and the date of disposition also are treated as ordinary gain or loss. These gains and losses, referred to under the Code as “section 988” gains and losses, may increase or decrease the amount of our investment company taxable income to be distributed to stockholders as ordinary income. For example, fluctuations in exchange rates may increase the amount of income that we must distribute in order to qualify for treatment as a RIC and to prevent application of an excise tax on undistributed income. Alternatively, fluctuations in exchange rates may decrease or eliminate income available for distribution. If section 988 losses exceed other investment company taxable income during a taxable year, we would not be able to make ordinary distributions, or distributions made before the losses were realized would be recharacterized as a return of capital to stockholders for U.S. federal income tax purposes, rather than as ordinary dividend income, and would reduce each stockholder’s basis in shares.
Failure to Qualify as a RIC
If we fail to satisfy the 90% Income Test or any Diversification Test in any tax year, we may be eligible to avail ourselves of certain relief provisions under the Code if the failures are due to reasonable cause and not willful neglect, and if a penalty tax is paid with respect to each failure in satisfaction of the applicable requirements. Additionally, relief is provided for certain de minimis failures of the Diversification Tests where we correct a failure within a specified period. If the applicable relief provisions are not available or cannot be met, all of our income will be subject to U.S. federal corporate-level income tax as described below. We cannot provide assurance that it would qualify for any such relief should it fail either the 90% Income Test or any Diversification Test.
If we were unable to qualify for treatment as a RIC, it would be subject to tax on all of our taxable income at regular corporate rates, regardless of whether we makes any distributions to our stockholders. Distributions would not be required, and any distributions would generally be taxable to our stockholders as ordinary dividend income. Subject to certain additional limitations in the Code, such distributions would be eligible for the preferential maximum rate applicable to individual stockholders with respect to qualifying dividends. Subject to certain limitations under the Code, corporate distributees would be eligible for the dividends-received deduction. Distributions in excess of our current and accumulated earnings and profits would be treated first as a return of capital to the extent of the stockholder’s tax basis, and any remaining distributions would be treated as a capital gain. Moreover, if we fail to qualify as a RIC in any tax year, to qualify again to be subject to tax as a RIC in a subsequent tax year, we would be required to distribute our earnings and profits attributable to any of our non-RIC tax years as dividends to our stockholders. In addition, if we fail to qualify as a RIC for a period greater than two consecutive tax years, to qualify as a RIC in a subsequent year we may be subject to regular corporate income tax on any net built-in gains with respect to certain of our assets (that is, the excess of the aggregate gains, including items of income, over aggregate losses that would have been realized with respect to such assets if we had sold the property at fair market value at the end of the tax year) that we elect to recognize on requalification or when recognized over the next five tax years.
The remainder of this discussion assumes that we maintain our qualification as a RIC and have satisfied the Annual Distribution Requirement.
Taxation of U.S. Stockholders
Distributions by us generally are taxable to U.S. stockholders as ordinary income or capital gains. Distributions of our “investment company taxable income” (which is, generally, our net ordinary income plus net short-term capital gains in excess of realized net long-term capital losses) will be taxable as ordinary income to U.S. stockholders to the extent of our current or accumulated earnings and profits, whether paid in cash or reinvested in additional shares of our common stock. To the extent such distributions paid by us to non-corporate stockholders (including individuals) are attributable to dividends from U.S. corporations and certain qualified foreign corporations and if certain holding period requirements are met, such distributions generally will be treated as qualified dividend income and generally eligible for a maximum U.S. federal tax rate of either 15% or 20%, depending on whether the individual shareholder’s income exceeds certain threshold amounts, and if other applicable requirements are met, such distributions generally will be eligible for the corporate dividends-received deduction to the extent such dividends have been paid by a U.S. corporation. In this regard, it is anticipated that distributions paid by us will generally not be attributable to dividends and, therefore, generally will not qualify for the preferential maximum U.S. federal tax rate applicable to non-corporate stockholders as well as will not be eligible for the corporate dividends-received deduction.
Distributions of our net capital gains (which is generally our realized net long-term capital gains in excess of realized net short-term capital losses) properly designated by us as “capital gain dividends” will be taxable to a U.S. stockholder as long-term capital gains (currently generally at a maximum rate of either 15% or 20%, depending on whether the individual stockholder’s income exceeds certain threshold amounts) in the case of individuals, trusts or estates, regardless of the U.S. stockholder’s holding period for his, her or its common stock and regardless of whether paid in cash or reinvested in additional common stock. Distributions in excess of our earnings and profits first will reduce a U.S. stockholder’s adjusted tax basis in such stockholder’s common stock and, after the adjusted basis is reduced to zero, will constitute capital gains to such U.S. stockholder. Stockholders receiving dividends or distributions in the form of additional shares of our common stock purchased in the market should be treated for U.S. federal income tax purposes as receiving a distribution in an amount equal to the amount of money that the stockholders receiving cash dividends or distributions will receive, and should have a cost basis in the shares received equal to such amount. Stockholders receiving dividends in newly issued shares of our common stock will be treated as receiving a distribution equal to the value of the shares received, and should have a cost basis of such amount.
Although we currently intend to distribute any net capital gains at least annually, we may in the future decide to retain some or all of our net capital gains but designate the retained amount as a “deemed distribution.” In that case, among other consequences, we will pay tax on the retained amount, each U.S. stockholder will be required to include their share of the deemed distribution in income as if it had been distributed to the U.S. stockholder, and the U.S. stockholder will be entitled to claim a credit equal their allocable share of the tax paid on the deemed distribution by us. The amount of the deemed distribution net of such tax will be added to the U.S. stockholder’s tax basis for their common stock. Since we expect to pay tax on any retained net capital gains at our regular corporate tax rate, and since that rate is in excess of the maximum rate currently payable by individuals on long-term capital gains, the amount of tax that individual stockholders will be treated as having paid and for which they will receive a credit will exceed the tax they owe on the retained net capital gain. Such excess generally may be claimed as a credit against the U.S. stockholder’s other U.S. federal income tax obligations or may be refunded to the extent it exceeds a stockholder’s liability for U.S. federal income tax. A stockholder that is not subject to U.S. federal income tax or otherwise required to file a U.S. federal income tax return would be required to file a U.S. federal income tax return on the appropriate form in order to claim a refund for the taxes we paid. In order to utilize the deemed distribution approach, we must provide written notice to our stockholders prior to the expiration of 60 days after the close of the relevant taxable year. We cannot treat any of our investment company taxable income as a “deemed distribution.”
For purposes of determining (1) whether the annual distribution requirement is satisfied for any tax year and (2) the amount of capital gain dividends paid for that tax year, we may, under certain circumstances, elect to treat a dividend that is paid during the following tax year as if it had been paid during the tax year in question. If we make such an election, the U.S. stockholder will still be treated as receiving the dividend in the tax year in which the distribution is made. However, any dividend declared by us in October, November or December of any calendar year, payable to stockholders of record on a specified date in such a month and actually paid during January of the following calendar year, will be treated as if it had been received by our U.S. stockholders on December 31 of the calendar year in which the dividend was declared.

If an investor purchases shares of our common stock shortly before the record date of a distribution, the price of the shares of our common stock will include the value of the distribution and the investor will be subject to tax on the distribution even though it represents a return of their investment.
A stockholder generally will recognize taxable gain or loss if the stockholder sells or otherwise disposes of their shares of our common stock. The amount of gain or loss will be measured by the difference between such stockholder’s adjusted tax basis in our common stock sold and the amount of the proceeds received in exchange. Any gain arising from such sale or disposition generally will be treated as long-term capital gain or loss if the stockholder has held their shares of common stock for more than one year. Otherwise, it would be classified as short-term capital gain or loss. However, any capital loss arising from the sale or disposition of shares of our common stock held for six months or less will be treated as long-term capital loss to the extent of the amount of capital gain dividends received, or undistributed capital gain deemed received, with respect to such shares. In addition, all or a portion of any loss recognized upon a disposition of shares of our common stock may be disallowed if other shares of our common stock are purchased (whether through reinvestment of distributions or otherwise) within 30 days before or after the disposition. In such a case, the basis of the common stock acquired will be increased to reflect the disallowed loss.
In general, individual U.S. stockholders are subject to a maximum U.S. federal income tax rate of either 15% or 20% (depending on whether the individual U.S. stockholder’s income exceeds certain threshold amounts) on their net capital gain, i.e., the excess of realized net long-term capital gain over realized net short-term capital loss for a taxable year, including a long-term capital gain derived from an investment in our shares of common stock. Such rate is lower than the maximum federal income tax rate on ordinary taxable income currently payable by individuals. Corporate U.S. stockholders currently are subject to U.S. federal income tax on net capital gain at the maximum rate also applied to ordinary income (currently 21%). Non-corporate stockholders incurring net capital losses for a tax year (i.e., net capital losses in excess of net capital gains) generally may deduct up to $3,000 of such losses against their ordinary income each tax year; any net capital losses of a non-corporate stockholder in excess of $3,000 generally may be carried forward and used in subsequent tax years as provided in the Code. Corporate stockholders generally may not deduct any net capital losses for a tax year, but may carry back such losses for three tax years or carry forward such losses for five tax years.
An additional 3.8% Medicare tax is imposed on certain net investment income (including ordinary dividends and capital gain distributions received from us and net gains from redemptions or other taxable dispositions of our shares) of U.S. individuals, estates and trusts to the extent that such person’s “modified adjusted gross income” (in the case of an individual) or “adjusted gross income” (in the case of an estate or trust) exceed certain threshold amounts.
We (or if a U.S. stockholder holds shares through an intermediary, such intermediary) will send to each of our U.S. stockholders, as promptly as possible after the end of each calendar year, a notice detailing, on a per share and per distribution basis, the amounts includible in such U.S. stockholder’s taxable income for such year as ordinary income and as long-term capital gain. In addition, the U.S. federal tax status of each calendar year’s distributions generally will be reported to the IRS (including the amount of distributions, if any, eligible for the preferential maximum rate). Distributions paid by us generally will not be eligible for the corporate dividends received deduction or the preferential tax rate applicable to qualifying dividends because our income generally will not consist of qualifying dividends. Distributions may also be subject to additional state, local and foreign taxes depending on a U.S. stockholder’s particular situation.
The Code requires reporting of adjusted cost basis information for covered securities, which generally include shares of a RIC acquired after January 1, 2012, to the IRS and to taxpayers. Stockholders should contact their financial intermediaries with respect to reporting of cost basis and available elections for their accounts.
We may be required to withhold U.S. federal income tax (“backup withholding”) currently at a rate of 24% from all taxable distributions to any non-corporate U.S. stockholder (1) who fails to furnish us with a correct taxpayer identification number or a certificate that such stockholder is exempt from backup withholding or (2) with respect to whom the IRS notifies us that such stockholder has failed to properly report certain interest and dividend income to the IRS and to respond to notices to that effect. An individual’s taxpayer identification number is his or her social security number. Any amount withheld under backup withholding is allowed as a credit against the U.S. stockholder’s U.S. federal income tax liability and provided that proper information is provided to the IRS.
Under U.S. Treasuary regulations, if a U.S. stockholder recognizes a loss with respect to shares of our common stock of $2 million or more in the case of an individual stockholder or $10 million or more in the case of a corporate stockholder in any single tax year (or a greater loss over a combination of tax years), such U.S. stockholder must file with the IRS a disclosure statement on Form 8886. Direct U.S. stockholders of portfolio securities are in many cases excepted from this reporting requirement, but under current guidance, U.S. stockholders of a RIC are not excepted. Future guidance may extend the current exception from this reporting requirement to stockholders of most or all RICs. The fact that a loss is reportable by a taxpayer under these U.S. Treasury regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. U.S. stockholders should consult their tax advisers to determine the applicability of these U.S. Treasury regulations in light of their individual circumstances.
Taxation of Non-U.S. Stockholders
Whether an investment in the shares of our common stock is appropriate for a Non-U.S. stockholder will depend upon that person’s particular circumstances. An investment in the shares of our common stock by a Non-U.S. stockholder may have adverse tax consequences. Non-U.S. stockholders should consult their tax advisers before investing in our common stock.
Certain properly designated dividends received by a Non-U.S. stockholder generally are exempt from U.S. federal withholding tax when they (1) are paid in respect of our “qualified net interest income” (generally, our U.S. source interest income, other than certain contingent interest and interest from obligations of a corporation or partnership in which we are at least a 10% stockholder, reduced by expenses that are allocable to such income), or (2) are paid in connection with our “qualified short-term capital gains” (generally, the excess of our net short-term capital gain over our long-term capital loss for a tax year) as well as if certain other requirements are satisfied. Nevertheless, it should be noted that in the case of shares of our stock held through an intermediary, the intermediary may have withheld U.S. federal income tax even if we designated the payment as having been derived from qualified net interest income or from qualified short-term capital gains. Moreover, depending on the circumstances, we may designate all, some or none of our potentially eligible dividends as derived from such qualified net interest income or as qualified short-term capital gains, or treat such dividends, in whole or in part, as ineligible for this exemption from withholding.
Actual or deemed distributions of our net capital gains to a Non-U.S. stockholder, and gains realized by a Non-U.S. stockholder upon the sale of our common stock, will not be subject to U.S. federal withholding tax and generally will not be subject to U.S. federal income tax unless (i) the distributions or gains, as the case may be, are effectively connected with a U.S. trade or business of the Non-U.S. stockholder and, if an income tax treaty applies, are attributable to a permanent establishment maintained by the Non-U.S. stockholder in the United States, or (ii) in the case of an individual stockholder, the stockholder is present in the United States for 183 days or more during the year of the sale or capital gain dividend and certain other conditions are met.
If we distribute our net capital gains in the form of deemed rather than actual distributions (which we may do in the future), a Non-U.S. stockholder will be entitled to a U.S. federal income tax credit or tax refund equal to the stockholder’s allocable share of the tax we pay on the capital gains deemed to have been distributed. In order to obtain the refund, the Non-U.S. stockholder must obtain a U.S. taxpayer identification number and file a U.S. federal income tax return even if the Non-U.S. stockholder would not otherwise be required to obtain a U.S. taxpayer identification number or file a U.S. federal income tax return. For a corporate Non-U.S. stockholder, distributions (both actual and deemed), and gains realized upon the sale of our common stock that are effectively connected to a U.S. trade or business may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or at a lower rate if provided for by an applicable treaty).
A Non-U.S. stockholder who is a non-resident alien individual, and who is otherwise subject to withholding of U.S. federal income tax, may be subject to information reporting and backup withholding of U.S. federal income tax on dividends unless the Non-U.S. stockholder provides us or the dividend paying agent with a U.S. nonresident withholding tax certification (e.g., an IRS Form W-8BEN, an IRS Form

W-8BEN-E, or an acceptable substitute form) or otherwise meets documentary evidence requirements for establishing that it is a Non-U.S. stockholder or otherwise establishes an exemption from backup withholding.
Withholding of U.S. tax (at a 30% rate) is required by the Foreign Account Tax Compliance Act, or FATCA, provisions of the Code with respect to payments of dividends paid to certain non-U.S. entities that fail to comply (or be deemed compliant) with extensive reporting and withholding requirements designed to inform the U.S. Department of the Treasury of U.S.-owned foreign investment accounts. Shareholders may be requested to provide additional information to enable the applicable withholding agent to determine whether withholding is required.
An investment in shares by a non-U.S. person may also be subject to U.S. federal estate tax. Non-U.S. persons should consult their own tax advisors with respect to the U.S. federal income tax, U.S. federal estate tax, withholding tax, and state, local and foreign tax consequences of acquiring, owning or disposing of our common stock.
State and Local Taxes
We may be subject to state or local taxes in jurisdictions in which we are deemed to be doing business. In those states or localities, our entity-level tax treatment and the treatment of distributions made to stockholders under those jurisdictions’ tax laws may differ from the treatment under the Code. Accordingly, an investment in shares of our common stock may have tax consequences for stockholders that are different from those of a direct investment in our portfolio investments. Stockholders are urged to consult their own tax advisers concerning state and local tax matters.

DESCRIPTION OF OUR CAPITAL STOCK
The following description is based on relevant portions of the DGCL and on our certificate of incorporation and bylaws. This summary is not necessarily complete, and we refer you to the DGCL and our certificate of incorporation and bylaws for a more detailed description of the provisions summarized below.
Capital Stock
Our authorized stock currently consists of 100,000,000 shares of common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.001 per share. Our common stock is traded on The Nasdaq Global Select Market under the ticker symbol “GBDC”. There are no outstanding options or warrants to purchase our stock. No stock has been authorized for issuance under any equity compensation plans. Under Delaware law, our stockholders generally are not personally liable for our debts or obligations.
The following are our outstanding classes of securities as of June 21, 2019:
Title of Class	(2) Amount authorized	(3) Amount held by us or for Our Account	(4) Amount Outstanding Exclusive of Amounts shown Under (3)
Common Stock	100,000,000	—	60,587,403
Preferred Stock	1,000,000	—	—
All shares of our common stock have equal rights as to earnings, assets, dividends and other distributions and voting and, when they are issued, will be duly authorized, validly issued, fully paid and nonassessable. Distributions may be paid to the holders of our common stock if, as and when authorized by our board of directors and declared by us out of funds legally available therefrom. Shares of our common stock have no preemptive, exchange, conversion or redemption rights and are freely transferable, except when their transfer is restricted by federal and state securities laws or by contract. In the event of our liquidation, dissolution or winding up, each share of our common stock would be entitled to share ratably in all of our assets that are legally available for distribution after we pay all debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time. Each share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess exclusive voting power. There is no cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of common stock can elect all of our directors, and holders of less than a majority of such shares will not be able to elect any directors.
Provisions of the DGCL and Our Certificate of Incorporation and Bylaws
Limitation on Liability of Directors and Officers; Indemnification and Advance of Expenses
The indemnification of our officers and directors is governed by Section 145 of the DGCL, and our certificate of incorporation and bylaws. Subsection (a) of DGCL Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if (1) such person acted in good faith, (2) in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and (3) with respect to any criminal action or proceeding, such person had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of DGCL Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation, and except that no indemnification may be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper.
DGCL Section 145 further provides that to the extent that a present or former director or officer is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person will be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with such action, suit or proceeding. In all cases in which indemnification is permitted under subsections (a) and (b) of Section 145 (unless ordered by a court), it will be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the applicable standard of conduct has been met by the party to be indemnified. Such determination must be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (4) by the stockholders. The statute authorizes the corporation to pay expenses incurred by an officer or director in advance of the final disposition of a proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the corporation as authorized. DGCL Section 145 also provides that indemnification and advancement of expenses permitted under such Section are not to be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. DGCL Section 145 also authorizes the corporation to purchase and maintain liability insurance on behalf of its directors, officers, employees and agents regardless of whether the corporation would have the statutory power to indemnify such persons against the liabilities insured.
Our certificate of incorporation provides that our directors will not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the current DGCL or as the DGCL may hereafter be amended. DGCL Section 102(b)(7) provides that the personal liability of a director to a corporation or its stockholders for breach of fiduciary duty as a director may be eliminated except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, relating to unlawful payment of dividends or unlawful stock purchases or redemption of stock or (4) for any transaction from which the director derives an improper personal benefit.
Our certificate of incorporation and bylaws provide for the indemnification of any person to the full extent permitted, and in the manner provided, by the current DGCL or as the DGCL may hereafter be amended. In addition, we have entered into indemnification agreements with each of our directors and officers in order to effect the foregoing except to the extent that such indemnification would exceed the limitations on indemnification under Section 17(h) of the 1940 Act.

Delaware Anti-Takeover Law
The DGCL and our certificate of incorporation and bylaws contain provisions that could make it more difficult for a potential acquirer to acquire us by means of a tender offer, proxy contest or otherwise. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with our board of directors. These measures may delay, defer or prevent a transaction or a change in control that might otherwise be in the best interests of our stockholders. We believe, however, that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because the negotiation of such proposals may improve their terms.
We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, these provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:
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prior to such time, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

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on or after the date the business combination is approved by the board of directors and authorized at a meeting of stockholders, by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

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Section 203 defines “business combination” to include the following:

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any merger or consolidation involving the corporation and the interested stockholder;

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any sale, transfer, pledge or other disposition (in one transaction or a series of transactions) of

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10% or more of either the aggregate market value of all the assets of the corporation or the aggregate market value of all the outstanding stock of the corporation involving the interested stockholder;

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subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

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any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation owned by the interested stockholder; or

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the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.
The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.
Election of Directors
Our certificate of incorporation and bylaws provide that the affirmative vote of the holders of a majority of the votes cast by stockholders present in person or by proxy at an annual or special meeting of stockholders and entitled to vote thereat will be required to elect a director. Under our certificate of incorporation, our board of directors may amend the bylaws to alter the vote required to elect directors.

Classified Board of Directors
Our board of directors is divided into three classes of directors serving staggered three-year terms, with the term of office of only one of the three classes expiring each year. A classified board may render a change in control of us or removal of our incumbent management more difficult. We believe, however, that the longer time required to elect a majority of a classified board of directors helps to ensure the continuity and stability of our management and policies.
Number of Directors; Removal; Vacancies
Our certificate of incorporation provides that the number of directors will be set only by the board of directors by resolution or amendment to our bylaw adopted by the affirmative vote of a majority of the directors. Our bylaws provide that a majority of our entire board of directors may at any time increase or decrease the number of directors. However, unless our bylaws are amended, the number of directors may never be less than four nor more than eight. Under the DGCL, unless the certificate of incorporation provides otherwise (which our certificate of incorporation does not), directors on a classified board such as our board of directors may be removed only for cause. Under our certificate of incorporation and bylaws, any vacancy on the board of directors, including a vacancy resulting from an enlargement of the board of directors, may be filled only by vote of a majority of the directors then in office. The limitations on the ability of our stockholders to remove directors and fill vacancies could make it more difficult for a third-party to acquire, or discourage a third-party from seeking to acquire, control of us.
Action by Stockholders
Under our certificate of incorporation stockholder action can be taken only at an annual or special meeting of stockholders or by unanimous written consent in lieu of a meeting. This may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.
Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals
Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to the board of directors and the proposal of business to be considered by stockholders may be made only (1) by or at the direction of the board of directors, (2) pursuant to our notice of meeting or (3) by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws. Nominations of persons for election to the board of directors at a special meeting may be made only by or at the direction of the board of directors, and provided that the board of directors has determined that directors will be elected at the meeting, by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.
The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford our board of directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our board of directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although our bylaws do not give our board of directors any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.
Stockholder Meetings
Our bylaws provide that any action required or permitted to be taken by stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting. In addition, in lieu of such a meeting, any such action may be taken by the unanimous written consent of our stockholders. Our certificate of incorporation and bylaws also provide that, except as otherwise required by law, special meetings of the stockholders can only be called by the chairman of the board, the chief executive officer or the board of directors. In addition, our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to the board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors, or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to the secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities.
Calling of Special Meetings of Stockholders
Our certificate of incorporation and bylaws provide that special meetings of stockholders may be called by our board of directors, the chairman of the board and our chief executive officer.
Conflict with 1940 Act
Our bylaws provide that, if and to the extent that any provision of the DGCL or any provision of our certificate of incorporation or bylaws conflicts with any provision of the 1940 Act, the applicable provision of the 1940 Act will control.

DESCRIPTION OF OUR PREFERRED STOCK
In addition to shares of common stock, our certificate of incorporation authorizes the issuance of preferred stock. We may issue preferred stock from time to time in one or more classes or series without stockholder approval. Prior to issuance of shares of each class or series, our board of directors is required by Delaware law and by our certificate of incorporation to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, the board of directors could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest. You should note, however, that any such an issuance must adhere to the requirements of the 1940 Act, Delaware law and any other limitations imposed by law.
The 1940 Act currently requires that (i) immediately after issuance and before any dividend or other distribution is made with respect to our common stock and before any purchase of common stock is made, such preferred stock together with all other senior securities must not exceed an amount equal to 66 2∕3% of our total assets after deducting the amount of such dividend, distribution or purchase price, as the case may be, (ii) the holders of shares of preferred stock, if any are issued, must be entitled as a class to elect two directors at all times and to elect a majority of the directors if dividends or other distribution on the preferred stock are in arrears by two years or more. Some matters under the 1940 Act require the separate vote of the holders of any issued and outstanding preferred stock. For example, holders of preferred stock would vote separately from the holders of common stock on a proposal to cease operations as a business development company. We believe that the availability for issuance of preferred stock will provide us with increased flexibility in structuring future financings and acquisitions.
For any series of preferred stock that we may issue, our board of directors will determine and the articles supplementary and the prospectus supplement relating to such series will describe:
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the designation and number of shares of such series;

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the rate and time at which, and the preferences and conditions under which, any dividends or

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other distributions will be paid on shares of such series, as well as whether such dividends or other distributions are participating or non-participating;

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any provisions relating to convertibility or exchangeability of the shares of such series, including adjustments to the conversion price of such series;

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the rights and preferences, if any, of holders of shares of such series upon our liquidation, dissolution or winding up of our affairs;

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the voting powers, if any, of the holders of shares of such series;

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any provisions relating to the redemption of the shares of such series;

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any limitations on our ability to pay dividends or make distributions on, or acquire or redeem, other securities while shares of such series are outstanding;

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any conditions or restrictions on our ability to issue additional shares of such series or other securities;

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if applicable, a discussion of certain U.S. federal income tax considerations; and

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any other relative powers, preferences and participating, optional or special rights of shares of such series, and the qualifications, limitations or restrictions thereof.

All shares of preferred stock that we may issue will be identical and of equal rank except as to the particular terms thereof that may be fixed by our board of directors, and all shares of each series of preferred stock will be identical and of equal rank except as to the dates from which dividends or other distributions, if any, thereon will be cumulative.

DESCRIPTION OF OUR SUBSCRIPTION RIGHTS
The following is a general description of the terms of the subscription rights we may issue from time to time. Particular terms of any subscription rights we offer will be described in the prospectus supplement relating to such subscription rights. We will not offer transferable subscription rights to our stockholders at a price equivalent to less than the then current net asset value per share of common stock, taking into account underwriting commissions, unless we first file a post-effective amendment that is declared effective by the SEC with respect to such issuance and the common stock to be purchased in connection with the rights represents no more than one-third of our outstanding common stock at the time such rights are issued.
We may issue subscription rights to our stockholders to purchase common stock. Subscription rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the subscription rights. In connection with any subscription rights offering to our stockholders, we may enter into a standby underwriting, backstop or other arrangement with one or more persons pursuant to which such persons would purchase any offered securities remaining unsubscribed for after such subscription rights offering. In connection with a subscription rights offering to our stockholders, we would distribute certificates evidencing the subscription rights and a prospectus supplement to our stockholders on the record date that we set for receiving subscription rights in such subscription rights offering. Our common stockholders will indirectly bear all of the expenses incurred by us in connection with any subscription rights offerings, regardless of whether any common stockholder exercises any subscription rights.
A prospectus supplement will describe the particular terms of any subscription rights we may issue, including the following:
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the period of time the offering would remain open (which shall be open a minimum number of days such that all record holders would be eligible to participate in the offering and shall not be open longer than 120 days);

•
the title and aggregate number of such subscription rights;

•
the exercise price for such subscription rights (or method of calculation thereof);

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the currency or currencies, including composite currencies, in which the price of such subscription rights may be payable;

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if applicable, the designation and terms of the securities with which the subscription rights are issued and the number of subscription rights issued with each such security or each principal amount of such security;

•
the ratio of the offering (which, in the case of transferable rights, will require a minimum of three shares to be held of record before a person is entitled to purchase an additional share);

•
the number of such subscription rights issued to each stockholder;

•
the extent to which such subscription rights are transferable and the market on which they may be traded if they are transferable;

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the date on which the right to exercise such subscription rights shall commence, and the date on which such right shall expire (subject to any extension);

•
if applicable, the minimum or maximum number of subscription rights that may be exercised at one time;

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the extent to which such subscription rights include an over-subscription privilege with respect to unsubscribed securities and the terms of such over-subscription privilege;

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any termination right we may have in connection with such subscription rights offering;

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the terms of any rights to redeem, or call such subscription rights;

•
information with respect to book-entry procedures, if any;

•
the terms of the securities issuable upon exercise of the subscription rights;

•
the material terms of any standby underwriting, backstop or other purchase arrangement that we may enter into in connection with the subscription rights offering;

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if applicable, a discussion of certain U.S. federal income tax considerations applicable to the issuance or exercise of such subscription rights; and

•
any other terms of such subscription rights, including exercise, settlement and other procedures and limitations relating to the transfer and exercise of such subscription rights.

Each subscription right will entitle the holder of the subscription right to purchase for cash or other consideration such amount of shares of common stock at such subscription price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the subscription rights offered thereby. Subscription rights may be exercised as set forth in the prospectus supplement beginning on the date specified therein and continuing until the close of business on the expiration date for such subscription rights set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights will become void.
Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement we will forward, as soon as practicable, the shares of common stock purchasable upon such exercise. If less than all of the rights represented by such subscription rights certificate are exercised, a new subscription certificate will be issued for the remaining rights. Prior to exercising their subscription rights, holders of subscription rights will not have any of the rights of holders of the securities purchasable upon such exercise. To the extent permissible under applicable law, we may determine to offer any unsubscribed offered securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, as set forth in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS
The following is a general description of the terms of the warrants we may issue from time to time. Particular terms of any warrants we offer will be described in the prospectus supplement relating to such warrants.
We may issue warrants to purchase shares of our common stock, preferred stock or debt securities. Such warrants may be issued independently or together with shares of common stock, preferred stock or debt securities and may be attached or separate from such securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.
A prospectus supplement will describe the particular terms of any series of warrants we may issue, including the following:
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the title and aggregate number of such warrants;

•
the price or prices at which such warrants will be issued;

•
the currency or currencies, including composite currencies, in which the price of such warrants may be payable;

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if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

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in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at which and the currency or currencies, including composite currencies, in which this principal amount of debt securities may be purchased upon such exercise;

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in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon exercise of one warrant and the price at which and the currency or currencies, including composite currencies, in which these shares may be purchased upon such exercise;

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the date on which the right to exercise such warrants shall commence and the date on which such right will expire (subject to any extension);

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whether such warrants will be issued in registered form or bearer form;

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if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

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if applicable, the date on and after which such warrants and the related securities will be separately transferable;

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the terms of any rights to redeem, or call such warrants;

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information with respect to book-entry procedures, if any;

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the terms of the securities issuable upon exercise of the warrants;

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if applicable, a discussion of certain U.S. federal income tax considerations; and

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any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.
Each warrant will entitle the holder to purchase for cash such common stock or preferred stock at the exercise price or such principal amount of debt securities as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the warrants offered thereby. Warrants may be exercised as set forth in the prospectus supplement beginning on the date specified therein and continuing until the close of business on the expiration date set forth in the prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.
Upon receipt of payment and a warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.
Prior to exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including, in the case of warrants to purchase debt securities, the right to receive principal, premium, if any, or interest payments, on the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture or, in the case of warrants to purchase common stock or preferred stock, the right to receive dividends or other distributions, if any, or payments upon our liquidation, dissolution or winding up or to exercise any voting rights.
Under the 1940 Act, we may generally only offer warrants provided that (a) the warrants expire by their terms within ten years, (b) the exercise or conversion price is not less than the current market value at the date of issuance, (c) our stockholders authorize the proposal to issue such warrants, and our board of directors approves such issuance on the basis that the issuance is in the best interests of Golub Capital BDC, Inc. and its stockholders and (d) if the warrants are accompanied by other securities, the warrants are not separately transferable unless no class of such warrants and the securities accompanying them has been publicly distributed. The 1940 Act also provides that the amount of our voting securities that would result from the exercise of all outstanding warrants, as well as options and rights, at the time of issuance may not exceed 25% of our outstanding voting securities.

DESCRIPTION OF OUR DEBT SECURITIES
We may issue debt securities in one or more series. The specific terms of each series of debt securities will be described in the particular prospectus supplement relating to that series. The prospectus supplement may or may not modify the general terms found in this prospectus and will be filed with the SEC. For a complete description of the terms of a particular series of debt securities, you should read both this prospectus, the prospectus supplement relating to that particular series and any related free writing prospectus.
As required by federal law for all bonds and notes of companies that are publicly offered, the debt securities are governed by a document called an “indenture.” An indenture is a contract between us and U.S. Bank National Association, a financial institution acting as trustee on your behalf, and is subject to and governed by the Trust Indenture Act of 1939, as amended. The trustee has two main roles.
First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described in the second paragraph under “— Events of Default — Remedies if an Event of Default Occurs.” Second, the trustee performs certain administrative duties for us.
Because this section is a summary, it does not describe every aspect of the debt securities and the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of debt securities. For example, in this section, we use capitalized words to signify terms that are specifically defined in the indenture. We have filed the form of the indenture with the SEC. See “Available Information” for information on how to obtain a copy of the indenture.
A prospectus supplement, which will accompany this prospectus, will describe the particular terms of any series of debt securities being offered, including the following:
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the designation or title of the series of debt securities;

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the total principal amount of the series of debt securities;

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the percentage of the principal amount at which the series of debt securities will be offered;

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the date or dates on which principal will be payable;

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the rate or rates (which may be either fixed or variable) and/or the method of determining such rate or rates of interest, if any;

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the date or dates from which any interest will accrue, or the method of determining such date or dates, and the date or dates on which any interest will be payable;

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the terms for redemption, extension or early repayment, if any;

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the currencies in which the series of debt securities are issued and payable;

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whether the amount of payments of principal, premium or interest, if any, on a series of debt securities will be determined with reference to an index, formula or other method (which could be based on one or more currencies, commodities, equity indices or other indices) and how these amounts will be determined;

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the place or places, if any, other than or in addition to the City of New York, of payment, transfer, conversion and/or exchange of the debt securities;

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the denominations in which the offered debt securities will be issued;

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the provision for any sinking fund;

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any restrictive covenants;

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any Events of Default;

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whether the series of debt securities are issuable in certificated form;

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any provisions for defeasance or covenant defeasance;

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if applicable, U.S. federal income tax considerations relating to original issue discount;

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whether and under what circumstances we will pay additional amounts in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay the additional amounts (and the terms of this option);

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any provisions for convertibility or exchangeability of the debt securities into or for any other securities;

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whether the debt securities are subject to subordination and the terms of such subordination;

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the listing, if any, on a securities exchange; and

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any other terms.

The debt securities may be secured or unsecured obligations. Unless the prospectus supplement states otherwise, principal (and premium, if any) and interest, if any, will be paid by us in immediately available funds.
We are permitted, under specified conditions, to issue multiple classes of indebtedness if our asset coverage, as defined in the 1940 Act, is at least equal to 150% (subject to certain ongoing disclosure requirements) immediately after each such issuance. In addition, while any indebtedness and other senior securities remain outstanding, we must make provisions to prohibit any distribution to our stockholders or the repurchase of such securities or shares unless we meet the applicable asset coverage ratios at the time of the distribution or repurchase. We may also borrow amounts up to 5% of the value of our total assets for temporary or emergency purposes without regard to asset coverage. For a discussion of the risks associated with leverage, see “Risk Factors — Risks Relating to Our Business and Structure — Regulations governing our operation as a business development company affect our ability to, and the way in which we, raise additional capital. As a business development company, the necessity of raising additional capital exposes us to risks, including the typical risks associated with leverage” in our most recent Annual Report on Form 10-K, as well as any amendments reflected in subsequent filings with the SEC.
General
The indenture provides that any debt securities proposed to be sold under this prospectus and the attached prospectus supplement (“offered debt securities”) and any debt securities issuable upon the exercise of warrants or upon conversion or exchange of other offered securities (“underlying debt securities”), may be issued under the indenture in one or more series.
For purposes of this prospectus, any reference to the payment of principal of or premium or interest, if any, on debt securities will include additional amounts if required by the terms of the debt securities.
The indenture does not limit the amount of debt securities that may be issued thereunder from time to time. Debt securities issued under the indenture, when a single trustee is acting for all debt securities issued under the indenture, are called the “indenture securities.” The indenture also provides that there may be more than one trustee thereunder, each with respect to one or more different series of indenture securities. See “Resignation of Trustee” section below. At a time when two or more trustees are acting under the indenture, each with respect to only certain series, the term “indenture securities” means the one or more series of debt securities with respect to which each respective trustee is acting. In the event that there is more than one trustee under the indenture, the powers and trust obligations of each trustee described in this prospectus will extend only to the one or more series of indenture securities for which it is trustee. If two or more trustees are acting under the indenture, then the indenture securities for which each trustee is acting would be treated as if issued under separate indentures.
We refer you to the prospectus supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or our covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.
We have the ability to issue indenture securities with terms different from those of indenture securities previously issued and, without the consent of the holders thereof, to reopen a previous issue of a series of indenture securities and issue additional indenture securities of that series unless the reopening was restricted when that series was created.

We expect that we will usually issue debt securities in book-entry only form represented by global securities.
Conversion and Exchange
If any debt securities are convertible into or exchangeable for other securities, the prospectus supplement will explain the terms and conditions of the conversion or exchange, including the conversion price or exchange ratio (or the calculation method), the conversion or exchange period (or how the period will be determined), if conversion or exchange will be mandatory or at the option of the holder or us, provisions for adjusting the conversion price or the exchange ratio and provisions affecting conversion or exchange in the event of the redemption of the underlying debt securities. These terms may also include provisions under which the number or amount of other securities to be received by the holders of the debt securities upon conversion or exchange would be calculated according to the market price of the other securities as of a time stated in the prospectus supplement.
Payment and Paying Agents
We will pay interest to the person listed in the applicable trustee’s records as the owner of the debt security at the close of business on a particular day in advance of each due date for interest, even if that person no longer owns the debt security on the interest due date. That day, often approximately two weeks in advance of the interest due date, is called the “record date.” Because we will pay all the interest for an interest period to the holders on the record date, holders buying and selling debt securities must work out between themselves the appropriate purchase price. The most common manner is to adjust the sales price of the debt securities to prorate interest fairly between buyer and seller based on their respective ownership periods within the particular interest period. This prorated interest amount is called “accrued interest.”
Payments on Global Securities
We will make payments on a global security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder’s right to those payments will be governed by the rules and practices of the depositary and its participants.
Payments on Certificated Securities
We will make payments on a certificated debt security as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee’s records as of the close of business on the regular record date. We will make all payments of principal and premium, if any, by check at the office of the applicable trustee in New York, New York and/or at other offices that may be specified in the prospectus supplement or in a notice to holders against surrender of the debt security.
Alternatively, if the holder asks us to do so, we will pay any amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in New York City, on the due date. To request payment by wire, the holder must give the applicable trustee or other paying agent appropriate transfer instructions at least 15 business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person who is the holder on the relevant regular record date. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.
Payment when Offices are Closed
If any payment is due on a debt security on a day that is not a business day, we will make the payment on the next day that is a business day. Payments made on the next business day in this situation will be treated under the indenture as if they were made on the original due date, except as otherwise indicated in the attached prospectus supplement. Such payment will not result in a default under any debt security or the indenture, and no interest will accrue on the payment amount from the original due date to the next day that is a business day.

Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on their debt securities.
Events of Default
You will have rights if an Event of Default occurs in respect of the debt securities of your series and is not cured, as described later in this subsection.
The term “Event of Default” in respect of the debt securities of your series means any of the following (unless the prospectus supplement relating to such debt securities states otherwise):
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we do not pay the principal of, or any premium on, a debt security of the series on its due date, and do not cure this default within five days;

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we do not pay interest on a debt security of the series when due, and such default is not cured within 30 days;

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we do not deposit any sinking fund payment in respect of debt securities of the series on its due date, and do not cure this default within five days;

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we remain in breach of a covenant in respect of debt securities of the series for 60 days after we receive a written notice of default stating we are in breach. The notice must be sent by either the trustee or holders of at least 25% of the principal amount of debt securities of the series;

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we file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur and remain undischarged or unstayed for a period of 60 days;

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on the last business day of each of 24 consecutive calendar months, we have an asset coverage of less than 100%; and

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any other Event of Default in respect of debt securities of the series described in the applicable prospectus supplement occurs.

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the same or any other indenture. The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal, premium or interest or in the payment of any sinking or purchase fund installment, if it considers the withholding of notice to be in the best interests of the holders.
Remedies if an Event of Default Occurs
If an Event of Default has occurred and has not been cured, the trustee or the holders of at least 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. In certain circumstances, a declaration of acceleration of maturity may be canceled by the holders of a majority in principal amount of the debt securities of the affected series.
The trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability (called an “indemnity”). If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.
Before you are allowed to bypass your trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:
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the holder must give your trustee written notice that an Event of Default has occurred and remains uncured;

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the holders of at least 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default and must

•
offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action;

•
the trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity; and

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the holders of a majority in principal amount of the debt securities must not have given the trustee a direction inconsistent with the above notice during that 60 day period.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt securities on or after the due date.
Holders of a majority in principal amount of the debt securities of the affected series may waive any past defaults other than:
•
the payment of principal, any premium or interest; or

•
in respect of a covenant that cannot be modified or amended without the consent of each holder.

Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of maturity.
Each year, we will furnish to each trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the debt securities, or else specifying any default.
Merger or Consolidation
Under the terms of the indenture, we are generally permitted to consolidate or merge with another entity. We may also be permitted to sell all or substantially all of our assets to another entity. However, unless the prospectus supplement relating to certain debt securities states otherwise, we may not take any of these actions unless all the following conditions are met:
•
where we merge out of existence or sell our assets, the resulting entity must agree to be legally responsible for our obligations under the debt securities;

•
immediately after giving effect to such transaction, no Default or Event of Default shall have happened and be continuing;

•
we must deliver certain certificates and documents to the trustee; and

•
we must satisfy any other requirements specified in the prospectus supplement relating to a particular series of debt securities.

Modification or Waiver
There are three types of changes we can make to the indenture and the debt securities issued thereunder.
Changes Requiring Approval
First, there are changes that we cannot make to debt securities without specific approval of all of the holders. The following is a list of those types of changes:
•
change the stated maturity of the principal of or interest on a debt security;

•
reduce any amounts due on a debt security;

•
reduce the amount of principal payable upon acceleration of the maturity of a security following a default;

•
adversely affect any right of repayment at the holder’s option;

•
change the place (except as otherwise described in the prospectus or prospectus supplement) or currency of payment on a debt security;

•
impair your right to sue for payment;

•
adversely affect any right to convert or exchange a debt security in accordance with its terms;

•
modify the subordination provisions in the indenture in a manner that is adverse to holders of the debt securities;

•
reduce the percentage of holders of debt securities whose consent is needed to modify or amend the indenture;

•
reduce the percentage of holders of debt securities whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults;

•
modify any other aspect of the provisions of the indenture dealing with supplemental indentures, modification and waiver of past defaults, changes to the quorum or voting requirements or the waiver of certain covenants; and

•
change any obligation we have to pay additional amounts.

Changes Not Requiring Approval
The second type of change does not require any vote by the holders of the debt securities. This type is limited to clarifications and certain other changes that would not adversely affect holders of the outstanding debt securities in any material respect. We also do not need any approval to make any change that affects only debt securities to be issued under the indenture after the change takes effect.
Changes Requiring Majority Approval
Any other change to the indenture and the debt securities would require the following approval:
•
if the change affects only one series of debt securities, it must be approved by the holders of a majority in principal amount of that series; and

•
if the change affects more than one series of debt securities issued under the same indenture, it must be approved by the holders of a majority in principal amount of all of the series affected by the change, with all affected series voting together as one class for this purpose.

The holders of a majority in principal amount of all of the series of debt securities issued under an indenture, voting together as one class for this purpose, may waive our compliance with some of our covenants in that indenture. However, we cannot obtain a waiver of a payment default or of any of the matters covered by the bullet points included above under “— Changes Requiring Your Approval.”
Further Details Concerning Voting
When taking a vote, we will use the following rules to decide how much principal to attribute to a debt security:
•
for original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of these debt securities were accelerated to that date because of a default;

•
for debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that debt security described in the prospectus supplement; and

•
for debt securities denominated in one or more foreign currencies, we will use the U.S. dollar equivalent.

Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described later under “Defeasance — Full Defeasance.”
We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding indenture securities that are entitled to vote or take other action under the indenture. If we set a record date for a vote or other action to be taken by holders of one or more series, that vote or action may be taken only by persons who are holders of outstanding indenture securities of those series on the record date and must be taken within eleven months following the record date.
Book-entry and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.
Defeasance
The following provisions will be applicable to each series of debt securities unless we state in the applicable prospectus supplement that the provisions of covenant defeasance and full defeasance will not be applicable to that series.
Covenant Defeasance
Under current U.S. federal tax law, we can make the deposit described below and be released from some of the restrictive covenants in the indenture under which the particular series was issued. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay your debt securities. If applicable, you also would be released from the subordination provisions as described under the “Indenture Provisions — Subordination” section below. In order to achieve covenant defeasance, we must do the following:
•
if the debt securities of the particular series are denominated in U.S. dollars, we must deposit in trust for the benefit of all holders of such debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates;

•
we must deliver to the trustee a legal opinion of our counsel confirming that, under current U.S. federal income tax law, we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity; and

•
we must deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the 1940 Act, as amended, and a legal opinion and officers’ certificate stating that all conditions precedent to covenant defeasance have been complied with.

If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit or the trustee is prevented from making payment. For example, if one of the remaining Events of Default occurred (such as our bankruptcy) and the debt securities became immediately due and payable, there might be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.
Full Defeasance
If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from all payment and other obligations on the debt securities of a particular series (called “full defeasance”) if we put in place the following other arrangements for you to be repaid:
•
if the debt securities of the particular series are denominated in U.S. dollars, we must deposit in trust for the benefit of all holders of such debt securities a combination of money and United States government or United States government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•
we must deliver to the trustee a legal opinion confirming that there has been a change in current U.S. federal tax law or an IRS ruling that allows us to make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity. Under current U.S. federal tax law, the deposit and our legal release from the debt securities would be treated as though we paid you your share of the cash and notes or bonds at the time the cash and notes or bonds were deposited in trust in exchange for your debt securities and you would recognize gain or loss on the debt securities at the time of the deposit; and
•
we must deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the 1940 Act, as amended, and a legal opinion and officers’ certificate stating that all conditions precedent to defeasance have been complied with.

If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent. If applicable, you would also be released from the subordination provisions described later under “Indenture Provisions — Subordination.”
Form, Exchange and Transfer of Certificated Registered Securities
Holders may exchange their certificated securities, if any, for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed.
Holders may exchange or transfer their certificated securities, if any, at the office of their trustee. We have appointed the trustee to act as our agent for registering debt securities in the names of holders transferring debt securities. We may appoint another entity to perform these functions or perform them ourselves.
Holders will not be required to pay a service charge to transfer or exchange their certificated securities, if any, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership.
If we have designated additional transfer agents for your debt security, they will be named in your prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.
If any certificated securities of a particular series are redeemable and we redeem less than all the debt securities of that series, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any certificated securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security that will be partially redeemed.
Resignation of Trustee
Each trustee may resign or be removed upon 30 days written notice with respect to one or more series of indenture securities provided that a successor trustee is appointed to act with respect to these series. In the event that two or more persons are acting as trustee with respect to different series of indenture securities under the indenture, each of the trustees will be a trustee of a trust separate and apart from the trust administered by any other trustee.
Indenture Provisions — Subordination
Upon any distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the payment of the principal of (and premium, if any) and interest, if any, on any indenture securities denominated as subordinated debt securities is to be subordinated to the extent provided in the indenture in right of payment to the prior payment in full of all Senior Indebtedness (as defined below), but our obligation to you to make payment of the principal of (and premium, if any) and interest, if any, on such subordinated debt securities will not otherwise be affected. In addition, no payment on account of principal (or premium, if any), sinking fund or interest, if any, may be made on such subordinated debt securities at any time unless full payment of all amounts due in respect of the principal (and premium, if any), sinking fund and interest on Senior Indebtedness has been made or duly provided for in money or money’s worth.

In the event that, notwithstanding the foregoing, any payment by us is received by the trustee in respect of subordinated debt securities or by the holders of any of such subordinated debt securities before all Senior Indebtedness is paid in full, the payment or distribution must be paid over to the holders of the Senior Indebtedness or on their behalf for application to the payment of all the Senior Indebtedness remaining unpaid until all the Senior Indebtedness has been paid in full, after giving effect to any concurrent payment or distribution to the holders of the Senior Indebtedness. Subject to the payment in full of all Senior Indebtedness upon this distribution by us, the holders of such subordinated debt securities will be subrogated to the rights of the holders of the Senior Indebtedness to the extent of payments made to the holders of the Senior Indebtedness out of the distributive share of such subordinated debt securities.
By reason of this subordination, in the event of a distribution of our assets upon our insolvency, certain of our senior creditors may recover more, ratably, than holders of any subordinated debt securities. The indenture provides that these subordination provisions will not apply to money and securities held in trust under the defeasance provisions of the indenture.
Senior Indebtedness is defined in the indenture as the principal of (and premium, if any) and unpaid interest on:
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our indebtedness (including indebtedness of others guaranteed by us), whenever created, incurred, assumed or guaranteed, for money borrowed (other than indenture securities issued under the indenture and denominated as subordinated debt securities), unless in the instrument creating or evidencing the same or under which the same is outstanding it is provided that this indebtedness is not senior or prior in right of payment to the subordinated debt securities; and

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renewals, extensions, modifications and refinancings of any of this indebtedness.

If this prospectus is being delivered in connection with the offering of a series of indenture securities denominated as subordinated debt securities, the accompanying prospectus supplement will set forth the approximate amount of our Senior Indebtedness outstanding as of a recent date.
The Trustee under the Indenture
U.S. Bank National Association will serve as the trustee under the indenture.
Certain Considerations Relating to Foreign Currencies
Debt securities denominated or payable in foreign currencies may entail significant risks. These risks include the possibility of significant fluctuations in the foreign currency markets, the imposition or modification of foreign exchange controls and potential illiquidity in the secondary market. These risks will vary depending upon the currency or currencies involved and will be more fully described in the applicable prospectus supplement.
Book-Entry Debt Securities
The Depository Trust Company, or DTC, will act as securities depository for the debt securities. The debt securities will be issued as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered certificate will be issued for the debt securities, in the aggregate principal amount of such issue, and will be deposited with DTC.
DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity, corporate and municipal debt issues, and money market instruments from over 100 countries that DTC’s participants, or Direct Participants, deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC.
DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly, or Indirect Participants. DTC has a Standard & Poor’s rating of AA+. The DTC Rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.
Purchases of debt securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser of each security, or the Beneficial Owner, is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.
To facilitate subsequent transfers, all debt securities deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of debt securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the debt securities; DTC’s records reflect only the identity of the Direct Participants to whose accounts such debt securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.
Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.
Redemption notices shall be sent to DTC. If less than all of the debt securities within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.
Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the debt securities unless authorized by a Direct Participant in accordance with DTC’s Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the debt securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).
Redemption proceeds, distributions, and dividend payments on the debt securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the trustee on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC nor its nominee, the trustee, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or the trustee, but disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.
DTC may discontinue providing its services as securities depository with respect to the debt securities at any time by giving reasonable notice to us or to the trustee. Under such circumstances, in the event that a successor securities depository is not obtained, certificates are required to be printed and delivered. We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, certificates will be printed and delivered to DTC.
The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

CUSTODIAN, TRANSFER AND DIVIDEND PAYING AGENT AND REGISTRAR
Our securities are held by U.S. Bank National Association pursuant to a custody agreement. The principal business address of U.S. Bank National Association Corporate Trust Services is One Federal Street, 3rd Floor, Boston, Massachusetts 02110, telephone: (617) 603-6538. American Stock Transfer & Trust Company, LLC serves as our transfer agent, distribution paying agent and registrar. The principal business address of American Stock Transfer & Trust Company, LLC is 6201 15th Avenue, Brooklyn, New York 11219, telephone: (800) 937-5449.

BROKERAGE ALLOCATION AND OTHER PRACTICES
Since we will acquire and dispose of many of our investments in privately negotiated transactions, many of the transactions that we engage in will not require the use of brokers or the payment of brokerage commissions. Subject to policies established by our board of directors, GC Advisors will be primarily responsible for selecting brokers and dealers to execute transactions with respect to the publicly traded securities portion of our portfolio transactions and the allocation of brokerage commissions. GC Advisors does not expect to execute transactions through any particular broker or dealer but will seek to obtain the best net results for us under the circumstances, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities. GC Advisors generally will seek reasonably competitive trade execution costs but will not necessarily pay the lowest spread or commission available. Subject to applicable legal requirements and consistent with Section 28(e) of the Exchange Act, GC Advisors may select a broker based upon brokerage or research services provided to GC Advisors and us and any other clients. In return for such services, we may pay a higher commission than other brokers would charge if GC Advisors determines in good faith that such commission is reasonable in relation to the services provided.
We have not paid any brokerage commissions during the three most recent fiscal years.

PLAN OF DISTRIBUTION
We may offer, from time to time, in one or more offerings or series, up to $800,000,000 of our common stock, preferred stock, debt securities, subscription rights to purchase shares of our common stock or warrants representing rights to purchase shares of our common stock, preferred stock or debt securities in one or more underwritten public offerings, at-the-market offerings, negotiated transactions, block trades, best efforts or a combination of these methods. We may sell the securities through underwriters or dealers, directly to one or more purchasers, including existing stockholders in a rights offering, through agents or through a combination of any such methods of sale. Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement. A prospectus supplement or supplements will also describe the terms of the offering of the securities, including: the purchase price of the securities and the proceeds, if any, we will receive from the sale; any over-allotment options under which underwriters may purchase additional securities from us; any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation; the public offering price; any discounts or concessions allowed or re-allowed or paid to dealers; and any securities exchange or market on which the securities may be listed. Only underwriters named in the prospectus supplement will be underwriters of the securities offered by the prospectus supplement.
The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at prevailing market prices at the time of sale, at prices related to such prevailing market prices, or at negotiated prices, provided, however, that the offering price per share of our common stock, less any underwriting commissions or discounts, must equal or exceed the net asset value per share of our common stock at the time of the offering except (1) in connection with a rights offering to our existing stockholders, (2) offerings completed within one year of the receipt of consent of the majority of our common stockholders or (3) under such circumstances as the SEC may permit. The price at which securities may be distributed may represent a discount from prevailing market prices.
In connection with the sale of the securities, underwriters or agents may receive compensation from us or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Our common stockholders will indirectly bear such fees and expenses as well as any other fees and expenses incurred by us in connection with any sale of securities. Underwriters may sell the securities to or through dealers and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters under the Securities Act, and any discounts and commissions they receive from us and any profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified and any such compensation received from us will be described in the applicable prospectus supplement. We may also reimburse the underwriter or agent for certain fees and legal expenses incurred by it.
Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the securities, either through exercise of the over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.
Any underwriters that are qualified market makers on The Nasdaq Global Select Market may engage in passive market making transactions in our common stock on The Nasdaq Global Select Market in accordance with Regulation M under the Exchange Act, during the business day prior to the pricing of the offering, before the commencement of offers or sales of our common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.
We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.
Unless otherwise specified in the applicable prospectus supplement or free writing prospectus, each class or series of securities will be a new issue with no trading market, other than our common stock, which is traded on The Nasdaq Global Select Market. We may elect to list any other class or series of securities on any exchanges, but we are not obligated to do so. We cannot guarantee the liquidity of the trading markets for any securities.
Under agreements that we may enter, underwriters, dealers and agents who participate in the distribution of shares of our securities may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of business.
If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase our securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by us. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of our securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts. Such contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such contracts.
We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement.
In order to comply with the securities laws of certain states, if applicable, our securities offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers.

LEGAL MATTERS
Certain legal matters regarding the securities offered by this prospectus will be passed upon for us by Dechert LLP, Boston, MA. Dechert LLP has from time to time represented GC Advisors on unrelated matters.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The consolidated financial statements of Golub Capital BDC, Inc. and its consolidated subsidiaries at September 30, 2018 and 2017 and for each of the three years in the period ended September 30, 2018 and the effectiveness of Golub Capital BDC, Inc. and its consolidated subsidiaries’ internal control over financial reporting as of September 30, 2018 included in our most recent Annual Report on Form 10-K have been audited by Ernst & Young LLP, an independent registered public accounting firm located at 155 North Wacker Drive, Chicago, IL 60606, as set forth in their respective reports thereon in our Annual Report on Form 10-K, and are incorporated by reference in reliance upon such reports given on the authority of Ernst & Young LLP as experts in accounting and auditing.
AVAILABLE INFORMATION
This prospectus is part of a registration statement we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or other document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.
We file with or submit to the SEC annual, quarterly and current reports, proxy statements and other information meeting the informational requirements of the Exchange Act. The SEC maintains a website that provides access, free of charge, to reports, proxy and information statements and other information we file with the SEC at www.sec.gov. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549-0102. We maintain a website at www.golubcapitalbdc.com and make all of our annual, quarterly and current reports, proxy statements and other publicly filed information available, free of charge, on or through our website. Information contained on our website is not incorporated into this prospectus or any prospectus supplement, and you should not consider information on our website to be part of this prospectus or any prospectus supplement. You may also obtain such information by contacting us in writing at 666 Fifth Avenue, 18th Floor, New York, New York 10103, Attention: Investor Relations.

INCORPORATION BY REFERENCE
This prospectus is part of a registration statement that we have filed with the SEC. Pursuant to the Small Business Credit Availability Act, we are allowed to “incorporate by reference” the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information.
We incorporate by reference the documents listed below and any future filings (including those made after the date of the filing of the registration statement of which this prospectus is a part) we will make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until the termination of the offering of the securities covered by this prospectus; provided, however, that information “furnished” under Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC, which is not deemed filed, is not incorporated by reference:
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our Annual Report on Form 10-K for the fiscal year ended September 30, 2018, filed with the SEC on November 28, 2018;

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our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2018, filed with the SEC on February 6, 2019;

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our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2019, filed with the SEC on May 8, 2019;

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our Definitive Proxy Statement on Schedule 14A, filed with the SEC on December 18, 2018;

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our Current Reports on Form 8-K (other than information furnished rather than filed in accordance with SEC rules) filed with the SEC on November 2, 2018, November 21, 2018, November 28, 2018, February 6, 2019, February 7, 2019 and June 25, 2019; and

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the description of our Common Stock referenced in our Registration Statement on Form 8-A (No. 001-34690), as filed with the SEC on April 13, 2010, including any amendment or report filed for the purpose of updating such description prior to the termination of the offering of the common stock registered hereby.

To obtain copies of these filings, see “Available Information.”

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GOLUB CAPITAL BDC, INC.
    % Notes due

PRELIMINARY PROSPECTUS SUPPLEMENT

Joint Book-Running Managers
J.P. Morgan	SMBC Nikko
Morgan Stanley	MUFG
                 , 2020